Exhibit 10.2

Independence Contract Drilling, Inc.
as the Company and issuer,

THE GUARANTORS PARTY HERETO,

as Guarantors,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee and Collateral Agent

INDENTURE

Dated as of March 18, 2022

Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026

TABLE OF CONTENTS

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Section 10.06. Release of Guarantees	114

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INDENTURE, dated as of March 18, 2022, between Independence Contract Drilling, Inc., a Delaware corporation, as issuer (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 (the “Notes”).

Article 1.    Definitions; Rules of Construction

Section 1.01.     Definitions.

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under any of the ABL Documents, or any successor or replacement administrative agent thereunder.

“ABL Credit Agreement” means the Credit Agreement, dated as of October 1, 2018, by and among the ABL Agent, the ABL Lenders, the Company as a borrower, certain of its affiliates party thereto, and the additional borrowers from time to time party thereto, as amended, supplemented or otherwise modified from time to time prior to the date hereof, as amended on the date hereof and as the same may be hereafter be amended, restated, modified, supplemented, refinanced, replaced, extended, renewed or restructured in accordance with the provisions hereof and the terms of the Intercreditor Agreement.

“ABL Documents” has the meaning provided in the Intercreditor Agreement.

“ABL Indebtedness” means Indebtedness under the ABL Documents.

“ABL Lenders” means the financial institutions party to the ABL Credit Agreement, as lenders, and each of their successors and permitted assigns.

“ABL Priority Collateral” has the meaning provided in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the UCC).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a General Intangible.

“Acquisition” means (a) the purchase or other acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Interest” has the meaning ascribed to it in the Registration Rights Annex.

“Administrative Questionnaire” means an administrative questionnaire in a form approved by the Trustee.

“Affiliate” has the meaning set forth in Rule 144 (as may be amended from time to time).

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) the Prime Rate and (c) 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Note Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Note Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Premium” means an amount equal to the amount of interest which would have accrued on the outstanding Notes from the date of any acceleration of the Notes through the Maturity Date (calculated assuming such interest were Cash Interest). The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Authentication Order” means an authentication order substantially in the form set forth in Exhibit G.

“Authorized Denomination” means, with respect to a Note, an original principal amount minimum denomination equal to $1,000 or any integral multiple of $1,000 original principal amount in excess thereof, and after the payment of PIK Interest, a principal amount minimum denomination equal to $1.00 or any integral multiple of $1.00 in excess thereof.

“Available Amount” means, at any date, an amount determined on a cumulative basis (including, for the avoidance of doubt, by deducting any negative amounts from such amount) equal to, without duplication, (a) 50% of Consolidated Net Income for each fiscal year of Company commencing with the fiscal year ending December 31, 2019 and ending prior to such date; minus (b) all amounts of the Available Amount used to make Investments pursuant to clause (19) of the definition of “Permitted Investments” after the Issue Date and prior to such date; minus (c) the amount of all Investments made pursuant to clause (20) of the definition of “Permitted Investments” after the Issue Date and prior to such date; minus (d) all amounts of the Available Amount used to make Restricted Payments pursuant to Section 3.27(C) after the Issue Date and prior to such date; minus (f) all amounts of the Available Amount used to make payments or distributions in respect of Indebtedness pursuant to Section 3.26(A) after the Issue Date and prior to such date; provided that the aggregate amount of the Available Amount shall not exceed $5,000,000 during any Measurement Period and $15,000,000 during the term of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Indenture as of such date.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Benchmark” means, initially, sum of (a) Term SOFR plus (b) 0.10% (10 basis points); provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement. Notwithstanding the foregoing, in no event may the Benchmark be less than 1.00%; provided, further, that during any Covenant Suspension, the Benchmark shall be deemed to be the Benchmark as of the date of the Covenant Suspension.

“Benchmark Determination Date” means, with respect to any Interest Period, (i) if the Benchmark is Term SOFR, the Term SOFR Determination Date and (ii) if the Benchmark is Daily Simple SOFR, the Daily Simple SOFR Determination Date.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Required Holders for the applicable Benchmark Replacement Date:

(1) the sum of (a) Daily Simple SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the applicable Benchmark Replacement Adjustment; and

(3) the sum of (a) the alternate rate of interest that has been agreed by the Required Holders and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark at such time in the United States and (y) any recommendations by the Relevant Governmental Body, and (b) the related Benchmark Replacement Adjustment;

provided that if none of the foregoing Benchmark Replacements can be determined by the Required Holders prior to the Benchmark Determination Date, such Benchmark shall be replaced with the Alternate Base Rate.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the first alternative set forth below that the Required Holders in its reasonable discretion: (a) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Required Holders as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and (b) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been agreed by the Required Holders and the Company giving due consideration to (x) any evolving or then-prevailing spread adjustment, or method for calculating or determining such spread adjustment, for the replacement for the then-current Benchmark with the applicable Unadjusted Benchmark Replacement at such time in the United States and (y) any applicable recommendations made by the Relevant Governmental Body.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Required Holders in its reasonable discretion decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice; provided that the Required Holders shall use commercially reasonable efforts to take into account the Company’s input in order to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of Benchmark Replacement shall not result in a deemed exchange under Section 1001 of the Code.

“Benchmark Replacement Date” means:

(1) for purposes of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or

(2) for purposes of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced therein.

“Benchmark Transition Event” means with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark announcing that the administrator has ceased or will cease to provide all Available Tenors of such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide all Available Tenors of such Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide all Available Tenors of such Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that all Available Tenors of such Benchmark are no longer, or as of a specified future date will no longer be, representative.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Borrowing Base” has the meaning provided in the ABL Credit Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Calculation Agent” mean, initially, the Company, subject to replacement in accordance with Section 14.12(C). Neither the Trustee nor the Collateral Agent shall be obligated to serve as the Calculation Agent.

“CapEx Adjustment” means, with respect to any fiscal year, an amount equal to (a) an additional amount of $500,000 for each Rig above an aggregate of 17 Rigs that the Company operates during such fiscal year, plus (b) an amount equal to costs incurred to reactivate any Rig, so long as (i) the Company has a signed contract with a customer with respect to each such Rig of at least one (1) year duration providing for early termination payments consistent with past practice equal to at least the expected margin on the contract, (ii) the expected margin on such Rig contract will be equal to or exceed the reactivation Capital Expenditures subject to this CapEx Adjustment in clause (b), and (iii) the reactivation Capital Expenditures, Rig contract and the expected margin calculation are approved by the Board of Directors.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment a Note Party or any of its Subsidiaries which equity investment is made substantially contemporaneously with the making of the expenditure, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Company or any of its Affiliates) within one hundred eighty (180) days of the date such expenditures are made.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Casualty Event” means any event that gives rise to the receipt by the Company or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any assets or property thereof.

“CFC” means a controlled foreign corporation (as that term is defined in the Code) in which any Note Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Change of Control” means:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than a majority of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right)(for purposes of clarification, “on a fully-diluted basis” shall exclude any equity securities issuable pursuant to rights to acquire such equity securities that do not entitle such holders to acquire such equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company within 60 days, including the Notes and Pre-Funded Warrants),

(2)	the passage of thirty (30) days from the date upon which any Person or two or more Persons acting in concert, other than the Permitted Holders, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing more than a majority of the combined voting power of such securities (for purposes of clarification, “on a fully-diluted basis” shall exclude any equity securities issuable pursuant to rights to acquire such equity securities that do not entitle such holders to acquire such equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company within 60 days, including the Notes and Pre-Funded Warrants),

(3)	during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body,

(4)	the Company fails to own and control, directly or indirectly, 100% of the Equity Interests of any Guarantor, other than pursuant to transactions permitted under Section 3.23, or

(5)	the occurrence of any “Change of Control” or equivalent term under the ABL Credit Agreement, or any other agreement governing any Indebtedness of the Company in excess of $10,000,000 aggregate principal amount

“Close of Business” means 5:00 p.m., New York City time.

“Code” means Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed to such term in the Security Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Note Party’s or its Subsidiaries’ books and records or Equipment, in each case, in form and substance reasonably satisfactory to the Controlling Agent (if not the Collateral Agent) or Required Holders.

“Collateral Agent” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Common Stock” means the common stock of Company, par value $0.01 per share, at the date of this Indenture, subject to Section 5.09.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Consulting Bank” means an independent investment bank with nationally recognized expertise in convertible debt and other hybrid securities, engaged by the Company, at the Company’s expense, to assist the Company with making any calculations when acting as Calculation Agent.

“Company Conversion Rate” means, in respect of any Qualified Merger, the greater of (a) the relevant Conversion Rate, (b) $1,000 divided by the Company Conversion VWAP, and (c) the lowest rate that would cause the MOIC Condition to be satisfied with respect to the related Qualified Merger Conversion.

“Company Conversion VWAP” means, in respect of any Qualified Merger, the average of daily VWAP over the five (5) VWAP Trading Days prior to the earlier of signing or public announcement (by any party, and whether formal or informal, including for the avoidance of doubt any media reports thereof) of a definitive agreement in respect of such Qualified Merger as calculated by the Calculation Agent.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Company Persons” means any future, current or former officer, director, manager, member, member of management employee, consultant or independent contractor of the Company or any of its Subsidiary.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries; provided, that when the term “Consolidated” is used herein in reference to the Company and its Subsidiaries, the term “Consolidated” shall mean the Company and its Subsidiaries on a consolidated basis, with such consolidated numbers then determined on a combined basis, all in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements or agreements governing hedging obligations, but excluding any non-cash or deferred interest plus (b) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Company and its Subsidiaries, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the net income (or loss) of the Company and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or non-cash losses shall be excluded;

(2)	the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(5)	the net income (or loss) for such period of any Person that is not a Note Party or a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period;

(6)	(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(7)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(8)	the income (or loss) of any non-consolidated entity during such period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Company or any of its Subsidiaries during such period; and

(9)	the income (or loss) of a Subsidiary (or any asset given pro forma treatment) during such period and accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Company and its Subsidiaries for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of the Company and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a Consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Issue Date), but excluding (a) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (b) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Company and its Subsidiaries on a Consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Collateral Agent and Required Holders (it being agreed that any agreement requiring the Collateral Agent to indemnify or reimburse a bank or securities intermediary in Collateral Agent’s own capacity shall not be satisfactory to the Collateral Agent), executed and delivered among a Note Party, Controlling Agent, the Collateral Agent (if not the Controlling Agent) and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlling Agent” means (a) until the Discharge of ABL Priority Obligations, the ABL Agent and (b) from the Discharge of ABL Priority Obligations, the Collateral Agent.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to convert such Note are satisfied, subject to Section 5.03(C).

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” means (x) initially, 197.23866 shares of Common Stock per $1,000 principal amount of Notes and (y) upon the Company obtaining the Shareholder Approval, 221.72949 shares of Common Stock per $1,000 principal amount of Notes; in each case, subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Corporate Trust Office” means the office of the Trustee at which at any particular time this Indenture shall be principally administered, which office at the date hereof is located at 8 Greenway Plaza, Suite 1100, Houston, Texas 77046, Attn: A. Hoyos (ICD) , or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and the Company).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor, provided that if the Benchmark is Term SOFR, such Benchmark should be for a Corresponding Tenor of six month’s duration.

“Daily Simple SOFR” means, for any day (a “Daily SOFR Rate Day”), a rate per annum equal to SOFR for the day (a “Daily Simple SOFR Determination Date”) at approximately 5:00 a.m., Chicago time, that is five U.S. Government Securities Business Days prior to (i) if such Daily SOFR Rate Day is a U.S. Government Securities Business Day, such Daily SOFR Rate Day or (ii) if such Daily SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily SOFR Rate Day; provided that if Daily Simple SOFR as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Indenture. If by 5:00 p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such applicable Daily Simple SOFR Determination Date has not been published and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then “Daily Simple SOFR” for such Daily Simple SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive Daily SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Daily Simple SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ICD <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined by the Calculation Agent, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means (a) any deposit account (as that term is defined in the UCC), and (b) with respect to any Deposit Account located outside of the United States, any bank account with a deposit function.

“Discharge of ABL Priority Obligations” has the meaning provided in the Intercreditor Agreement.

“Disposition” or “Dispose” means the sale (including any sale and leaseback transaction), transfer, assignment, exclusive license, lease or other disposition or conveyance (including by way of merger, consolidation, division, liquidation or distribution) (whether in one transaction or in a series of transactions) of any property by any Person, including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Domestic Subsidiary” means any Subsidiary of any Note Party that is not a Foreign Subsidiary.

“Earn-Outs” means unsecured liabilities of a Note Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any fiscal period and with respect to the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP:

(1)	Consolidated Net Income, plus

(2)	without duplication and to the extent deducted in determining such Consolidated Net Income for such period (other than with respect to clause (ix) below), each of the following items:

(i)                 income tax expense, net of tax refunds,

(ii)              Consolidated Interest Charges,

(iii)            Consolidated Non-cash Charges,

(iv)             the amount of costs, expenses and fees paid to third parties during such period in connection with the transactions contemplated hereby to occur on the Issue Date and post-closing matters related thereto in an aggregate amount, during the term of this Agreement, not to exceed $10,000,000,

(v)               any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance or sale of Equity Interests, Investment, Acquisition, Disposition or recapitalization permitted to be made hereunder (whether consummated or not),

(vi)             any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(vii)          the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority Equity Interests of third parties in any non-Wholly Owned Subsidiary, net of any cash distributions made to such third parties in such period,

(viii)        any net after-tax extraordinary, nonrecurring or unusual losses (including cash severance costs); provided that, solely with respect to cash losses added back pursuant to this clause (viii), and if and to the extent requested by the Required Holders, the Company shall deliver to the Holders supporting documentation reasonably satisfactory to the Required Holders in respect of such cash losses,

(ix)             proceeds of business interruption insurance received in cash during such period, to the extent not already included in Consolidated Net Income, and

(x)               charges, losses or expenses to the extent indemnified, insured or reimbursed by a third party not an Affiliate of a Note Party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period, minus

(3)	without duplication, (i) any net after-tax extraordinary, non-recurring or unusual gains and any non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Issue Date), any Note Party or any of its Subsidiaries shall have made a Permitted Acquisition or a Disposition permitted hereunder, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition or Disposition (and any increase or decrease in the component financial definitions used in the calculation of EBITDA attributable to any Permitted Acquisition or Disposition) occurred on the first day of such Reference Period.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Note Party or ERISA Affiliate or (b) to which any Note Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Note Party or any Subsidiary thereof, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Note Party or any of their respective Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Note Party or any Subsidiary thereof, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the UCC).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), convertible debt, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Note Party or its Subsidiaries under Section 414(b) of the Code, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Note Party or its Subsidiaries under Section 414(c) of the Code, (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which any Note Party or any of its Subsidiaries is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with any Note Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Note Party or its Subsidiaries under Section 414(o) of the Code.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Excess Availability” has the meaning provided in the ABL Credit Agreement. as of the date of this Indenture, without giving effect to any amendments, modifications or waivers thereof after the date hereof, including with respect to the defined terms used therein.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any CFC or FSHCO, (b) any direct or indirect Subsidiary of a Subsidiary that is a CFC or a FSHCO or (c) any Subsidiary with respect to which, in the reasonable judgment of the Required Holders and the Company, the burden or cost (including any adverse tax consequences) of providing the guaranty shall outweigh the benefits to be obtained by the Holders therefrom; provided that, notwithstanding the foregoing, no Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the ABL Credit Agreement shall be an Excluded Subsidiary.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date as listed on Schedule 1.01 hereto, until such amounts are repaid.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions from three Federal funds brokers of recognized standing selected by the Required Holders (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for the twelve month period ending on such date, minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during the twelve month period ending on such date, minus Consolidated Taxes (and for purposes of determining compliance with Section 3.27, any Restricted Payment paid during such period) paid in cash during the twelve (12) month period ending on such date, to (b) Fixed Charges for the twelve (12) month period ending on such date.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Issue Date), any Note Party or any of its Subsidiaries shall have made a Permitted Acquisition or Disposition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to the Required Holders as if any such Permitted Acquisition or Disposition (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Permitted Acquisition or Disposition) occurred on the first day of such Reference Period.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Company and its Subsidiaries determined on a Consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Consolidated Interest Charges) during such period, plus (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, plus (c) all amounts paid with respect to Earn-Outs during such period.

“Flow of Funds Agreement” means a pay proceeds letter, dated as of even date with this Indenture, in form and substance reasonably satisfactory to the Required Holders, executed and delivered by the Company and the Required Holders.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Note Party that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary substantially all of the assets, Equity Interests and, if applicable, Indebtedness in one or more Foreign Subsidiaries of the Company that are CFCs or other FSHCOs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“General Intangible” means a general intangible (as that term is defined in the UCC).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture, the Notes and the other Note Documents pursuant to Article 10.

“Guarantor” means each Person that becomes a Guarantor by executing an amended or supplemental indenture pursuant to Section 9.01(B) and Section 10.03 and, subject to Section 10.04, its successors and assigns of the foregoing, in each case other than an Excluded Subsidiary.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Out or similar obligations to the extent required to be recognized as a liability on the balance sheet of such Person under GAAP, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Insolvency Laws” means, collectively, the Bankruptcy Code, and any other applicable state, provincial, territorial or federal bankruptcy or insolvency laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or Insolvency Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, by and among the Collateral Agent, the ABL Agent, the other agents party thereto (if any), and the Note Parties, as may be amended, supplemented, waived or otherwise modified from time to time. in accordance with the terms hereof and thereof

“Interest Payment Date” means, with respect to a Note, each March 31 and September 30 of each year, commencing on September 30, 2022. For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

“Inventory” means inventory (as that term is defined in the UCC).

“Investments” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value, or write-ups, write-downs, or write-offs of such Investment, net of any repayments thereof.

“Issue Date” means March 18, 2022.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed, as determined by the Calculation Agent. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, as determined by the Calculation Agent. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Calculation Agent. Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, as of any date of determination, the sum of (x) Excess Availability and (y) unrestricted cash and Cash Equivalents of the Note Parties that are deposited in a Deposit Account or Securities Account, as applicable, subject to a Control Agreement (to the extent required to be subject to a Control Agreement pursuant to Section 3.18 or Section 3.38) as of such date.

“Major Dilutive Issuance” means an issuance (or series of related issuances) of Equity Interests of the Company (i) in respect of which the total number of shares of Common Stock of the Company outstanding immediately following the issuance of such Equity Interests (assuming full conversion, exercise or settlement of all outstanding convertible shares, options, warrants, interests, participations, or other equivalents (regardless of how designated), including convertible debt, preferred stock, restricted stock units or stock appreciation rights required to be settled into shares of Common Stock, and the Notes, without regard to any ownership blocker or similar limit on exercise or conversion) would exceed 110% of the total number of shares of Common Stock of the Company outstanding immediately prior to such issuance (assuming full conversion, exercise or settlement of all outstanding convertible shares, options, warrants, interests, participations, or other equivalents (regardless of how designated), including convertible debt, preferred stock, restricted stock units or stock appreciation rights required to be settled into shares of Common Stock, and the Notes, without regard to any ownership blocker or similar limit on exercise or conversion, (ii) which issuance is for a purchase price per share of Common Stock less than the then-applicable Conversion Price and (iii) which issuance is for cash. For purposes of clarification, a Major Dilutive Event shall not include the issuance of shares of Common Stock in connection with any acquisition of the stock of any Person, or the assets (other than substantially all cash) of any Person, or the merger, consolidation with any Person, or exchange of Common Stock for the securities of another Person.

“Major Holder” means, at any time, any Holder who holds $25,000,000 or more in aggregate principal amount of Notes at such time.

“Major Issuance Election Notice” has the meaning set forth in Section 3.41.

“Major Issuance Notice” has the meaning set forth in Section 3.41.

“Management Incentive Plan” means the Company’s 2019 Long-Term Incentive Plan, including as such plan may be amended in 2022, subject to stockholder approval, to increase the authorized shares of Common Stock under such plan to 4,300,000 shares of Common Stock.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, results of operations, properties, assets or liabilities of any Note Party and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Trustee, the Collateral Agent or any Holder under the Note Documents (including, without limitation, the Holders’ ability to enforce the Obligations or realize upon the Collateral), or of the ability of the Note Parties, taken as a whole, to perform its obligations under the Note Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Note Parties, taken as a whole, of the Note Documents, or (d) a material adverse change in, or a material adverse effect upon, the enforceability or priority of Collateral Agent’s Liens with respect to all or a material portion of the Collateral.

“Maturity Date” means March 18, 2026.

“Maximum Credit” has the meaning provided in the ABL Credit Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarter period for which financial statements were required to have been delivered pursuant to the terms of this Agreement.

“MOIC” means, with respect to any potential Qualified Merger Conversion, an amount determined by the Calculation Agent equal to the aggregate return on a hypothetical Note with US$1,000 face amount, issued on the Issue Date, from the Issue Date through the potential Qualified Merger Conversion Date, including (x) the aggregate amount of any Cash Interest paid on such hypothetical Note from the Issue Date through the potential Qualified Merger Conversion Date, (y) the aggregate fair market value of any Conversion Consideration that would be received by the Holder of such hypothetical Note on the relevant Qualified Merger Conversion Date and (z) the aggregate fair market value of any Conversion Consideration that would be received on the relevant Qualified Merger Conversion Date by the Holder of any PIK Notes issued in respect of (or the relevant increase in value of) such hypothetical Note.

“MOIC Condition” means, with respect to any potential Qualified Merger Conversion, MOIC is greater than or equal to the MOIC Required Level.

“MOIC Required Level” means (x) prior to the Company obtaining the Shareholder Approval, US$1,450.00 or (y) after the Company obtains Shareholder Approval, US$1,350.00.

“Mortgages” means, collectively, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust encumbering the material Real Property of the Note Parties for the benefit of the Trustee, Collateral Agent, and the Holders as security for Obligations, in each case, in form and substance reasonably satisfactory to the Required Holders.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Note Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means

(1)	with respect to any Disposition by any Note Party or any of its Subsidiaries of assets or any Casualty Event, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Note Party or such Subsidiary, in connection therewith after deducting therefrom only (a) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (i) Indebtedness under the Notes and (ii) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition, (b) reasonable fees, commissions, and expenses related thereto and required to be paid by such Note Party or such Subsidiary in connection with such Disposition or Casualty Event, (c) taxes paid or payable to any taxing authorities by such Note Party or such Subsidiary in connection with such Disposition or Casualty Event, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Note Party or any of its Subsidiaries, and are properly attributable to such transaction, and (d) all amounts that are set aside as a reserve (i) for adjustments in respect of the purchase price of such assets, (ii) for any liabilities associated with such Disposition or Casualty Event, to the extent such reserve is required by GAAP, and (iii) for the payment of unassumed liabilities relating to the assets Disposed of at the time of, or within 30 days after, the date of such Disposition, to the extent that in each case the funds described above in this clause (d) are deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of the Controlling Agent; provided that, the Company and its Subsidiaries shall be entitled to reinvest any part of such proceeds (other than proceeds received in connection with the sale or other Disposition of Rig Fleet Equipment), in assets (other than current assets) useful for its business within 365 days of such receipt, and such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent such proceeds are not so used within 365 days of such receipt; provided, however, that no proceeds (other than proceeds received in connection with the sale or other Disposition of Rig Fleet Equipment) realized in (x) a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $1,000,000 (it being understood and agreed that transactions involving the same types of assets (A) during a defined time period or frequency or (B) with the same transferees shall constitute a series of related transactions), and (y) all such transactions shall constitute Net Cash Proceeds unless such proceeds net of the amounts described in clauses (a) through (d) above shall exceed $5,000,000 in the aggregate, and

(2)	100% of the cash proceeds from the incurrence, issuance or sale by the Company or any of its Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Note Agent” means any Registrar, Paying Agent, Collateral Agent, Conversion Agent, or Calculation Agent, unless the Company is acting as such.

“Note Documents” means, collectively, this Indenture, the Notes, the Guarantees, the Security Documents, the Intercreditor Agreement, and all other documents and instruments executed and delivered in connection herewith, any Mortgage, any copyright security agreement, any patent security agreement, any trademark security agreement, and any other instrument or agreement entered into, now or in the future, by any Note Party or any of its Subsidiaries and Trustee, Collateral Agent or any Holder in connection with this Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Note Party” means the Company and the Guarantors.

“Notes” means the Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 issued by the Company pursuant to this Indenture.

“Notes Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Obligations” means any principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, penalties, fees, expenses, costs, charges, indemnifications or otherwise (including any fees, expenses or other amounts which, but for the commencement of a bankruptcy or other Insolvency Proceeding, would have accrued, whether or not a claim is allowed or allowable for such amounts in the related bankruptcy proceeding or other Insolvency Proceeding), reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances (irrespective of whether contingent)), damages, liabilities and all other amounts owing or due under the documentation governing any Indebtedness, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with or as permitted by the terms hereof payable.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of the Company.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of Section 14.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion in writing signed by legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.03, subject to customary qualifications and exclusions.

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(1)	as of the date of any such transaction or payment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(2)	as of the date of any such transaction or payment, and after giving effect thereto, either:

(i)          the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less twenty five percent (25%) of the Maximum Credit and, after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than such amount; or

(ii)       both (A) if the ABL Credit Agreement is outstanding, the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than twenty percent (20%) of the Maximum Credit and, after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than such amount, and (B) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio of Company and its Subsidiaries for the immediately preceding twelve (12) consecutive fiscal months ending on the last day of the applicable fiscal period prior to the date of such payment or transaction for which the Holders have received financial statements shall be at least 1.00 to 1.00; and

(3)	Trustee and Collateral Agent and each Holder shall have received a certificate of an Officer of the Company certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Note Party or ERISA Affiliate or to which any Note Party or ERISA Affiliate has any liability, contingent or otherwise.

“Permitted Acquisition” means any Acquisition so long as:

(1)	each of the Payment Conditions is satisfied;

(2)	such Acquisition shall have been approved by the Board of Directors of the Person which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law;

(3)	any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(4)	the Company has provided the Holders with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Required Holders; provided that such diligence package shall only be required to be delivered by the Company for Acquisitions with a Purchase Price in excess of $5,000,000;

(5)	the Company has provided the Holders with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to the Required Holders;

(6)	the assets being acquired (other than a de minimis amount of assets in relation to the Company’s total assets), or the Person whose Equity Interests are being acquired, are substantially similar to the business of the Note Parties and their Subsidiaries or a business reasonably related or incidental thereto;

(7)	the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(8)	the subject assets or Equity Interests, as applicable, are being acquired directly by the Company or one of its Subsidiaries that is a Note Party, and, in connection therewith, the applicable Note Party shall have complied with Section 3.18 or Section 3.38 of this Indenture, as applicable, and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Note Party and the applicable Note Party shall have demonstrated to the Holders that the new Note Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Note Parties; and

(9)	the aggregate cash Purchase Price paid by or on behalf of the Company and its Subsidiaries for any such Acquisition (excluding any Acquisition funded solely with the proceeds of equity contributions), when aggregated with the aggregate cash Purchase Price paid by or on behalf of the Company and its Subsidiaries for all other Acquisitions made by the Company and its Subsidiaries in accordance with this definition, shall not exceed $25,000,000.

“Permitted Dispositions” means:

(1)	sales, abandonment, or other Dispositions of Equipment (excluding Rig Fleet Equipment) that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of any Note Party and its Subsidiaries;

(2)	sales of Inventory to buyers in the ordinary course of business;

(3)	the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Indenture or the other Note Documents;

(4)	the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(5)	the granting of Permitted Liens;

(6)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(7)	any involuntary loss, damage or destruction of property;

(8)	any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(9)	the leasing or subleasing of assets of any Note Party or its Subsidiaries in the ordinary course of business;

(10)	the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(11)	(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Note Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Holders;

(12)	the making of Restricted Payments that are expressly permitted to be made pursuant to this Indenture;

(13)	the making of Permitted Investments;

(14)	so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Note Party or any of its Subsidiaries to another Note Party, and (ii) from any Subsidiary of any Note Party that is not a Guarantor to any other Subsidiary of any Note Party;

(15)	dispositions of Equipment (excluding Rig Fleet Equipment) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the Net Cash Proceeds of such disposition are applied within 365 days following applicable Note Party’s or Subsidiary’s receipt of such Net Cash Proceeds to the purchase price of Equipment useful in the Note Parties’ business (or are otherwise applied in accordance with this Indenture); provided, that (A) to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral, (B) the Company or its Subsidiary receives at least the fair market value of the assets so disposed, and (C) if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, an additional Mandatory Offer Date shall occur on the date five (5) Business Days of the last day of such 365-day period, with a Mandatory Offer Amount equal to such remaining portion, in accordance with Section 4.02(F);

(16)	sales or other dispositions of Rig Fleet Equipment not to exceed $25,000,000 in the aggregate in any fiscal year, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, and (ii) each such sale or disposition is in an arm’s-length transaction with a third party and applicable Note Party or its Subsidiary receives at least the fair market value of the assets so disposed;

(17)	sales or other dispositions of assets (excluding Rig Fleet Equipment, other Equipment and, except as permitted by clause (6) above, the sale or discount of accounts receivable) not otherwise permitted in clauses (1) through (16) above so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and applicable Note Party or its Subsidiary receives at least the fair market value of the assets so disposed, and (iii) the consideration received by applicable Note Party or its Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition; and

(18)	sales or other dispositions of assets (excluding Rig Fleet Equipment and, except as permitted by clause (6) above, the sale or discount of accounts receivable) not otherwise permitted in clauses (1) through (17) above not exceeding $5,000,000 during the term of this Indenture.

“Permitted Holder” means each of MSD Partners, L.P., Glendon Capital Management LP and their respective Affiliates.

“Permitted Indebtedness” means:

(1)	Indebtedness in respect of the Obligations;

(2)	Existing Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(3)	Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(4)	Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit;

(5)	Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, and (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions;

(6)	Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services;

(7)	contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Note Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(8)	to the extent constituting Indebtedness, Permitted Investments;

(9)	unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(10)	unsecured Indebtedness of any Note Party or its Subsidiaries, in an aggregate outstanding amount not to exceed $10,000,000, in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Note Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to the Required Holders;

(11)	accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;

(12)	unsecured Indebtedness of any Note Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by the Company of the Equity Interests of the Company that has been issued to such Persons permitted by Section 3.27;

(13)	Indebtedness owed to any Person to finance property, casualty, liability or other insurance to any Note Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(14)	the incurrence by any Note Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Company’s or such Subsidiary’s operations and not for speculative purposes; and

(15)	Indebtedness under the ABL Documents and, to the extent not prohibited by the Intercreditor Agreement, any Refinancing Indebtedness thereof, in each case in an aggregate principal amount not to exceed the ABL Cap (as defined in the Intercreditor Agreement).

“Permitted Intercompany Advances” means loans made by any Subsidiary to any Note Party, so long as the parties thereto are party to an intercompany subordination agreement in form and substance reasonably satisfactory to the Required Holders.

“Permitted Investments” means:

(1)	Investments in cash and Cash Equivalents;

(2)	Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(3)	advances made in connection with purchases and acquisitions of Inventory, supplies, materials, equipment, goods, services, contract rights, or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(4)	Investments received in settlement of amounts due to any Note Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Note Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Note Party or its Subsidiaries;

(5)	Investments owned by any Note Party or any of its Subsidiaries on the Issue Date and set forth on Schedule 1.02 to this Indenture;

(6)	guarantees permitted under the definition of “Permitted Indebtedness”;

(7)	Permitted Intercompany Advances;

(8)	Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Note Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(9)	deposits of cash made in the ordinary course of business to secure performance of operating leases;

(10)	(i) non-cash loans and advances to employees, officers, and directors of the Company or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Company so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Company, and (ii) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time;

(11)	Permitted Acquisitions;

(12)	Investments resulting from entering into Hedge Agreements permitted by clause (14) of the definition of “Permitted Indebtedness”;

(13)	equity Investments by any Note Party in any Subsidiary which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law;

(14)	Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(15)	Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition;

(16)	Investments consisting of the licensing or contribution of intellectual property, in each case, on a non-exclusive basis, pursuant to joint marketing arrangements with other Persons;

(17)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder;

(18)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Note Party or any of its Subsidiaries;

(19)	so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000;

(20)	Investments in the form of capital contributions and the acquisition of Equity Interests made by any Note Party in any other Note Party (other than capital contributions to or the acquisition of Equity Interests of the Company); and

(21)	so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in the form of cash in an aggregate amount not to exceed the portion, if any, of the Available Amount that any Note Party elects to apply to this clause (20), such election to be specified in a written notice of an Officer of the Company calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied.

“Permitted Liens” means:

(1)	Liens granted to, or for the benefit of, Collateral Agent to secure the Obligations;

(2)	Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(3)	judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.01 of this Indenture;

(4)	Liens set forth on Schedule 1.03 to this Indenture; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule 1.03 to this Indenture shall only secure the Indebtedness that it secures on the Issue Date and any Refinancing Indebtedness in respect thereof;

(5)	the interests of lessors under operating leases and non-exclusive licensors under license agreements;

(6)	Liens on fixed or capital assets or the interests of lessors under Capital Leases permitted under clause (3) of the definition of “Permitted Indebtedness” and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(7)	Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

(8)	Liens on amounts deposited to secure the Company’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance;

(9)	Liens on amounts deposited to secure the Company’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(10)	Liens on amounts deposited to secure the Company’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(11)	with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

(12)	non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(13)	Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(14)	rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business;

(15)	Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(16)	Liens in favor of ABL Agent on Collateral securing the Indebtedness permitted under clause (15) of the definition of “Permitted Indebtedness” to the extent such Liens are subject to the Intercreditor Agreement; and

(17)	Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent (i) such financing is permitted under clause (13) of the definition of “Permitted Indebtedness” and (ii) the aggregate amount of Indebtedness secured by such Liens does not exceed $5,000,000.

“Permitted Protest” means the right of any Note Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on the Company’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Company or its Subsidiary, as applicable, in good faith, and (c) the Required Holders are reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Collateral Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding not in excess of $15,000,000 at any one time; provided that not more than $2,500,000 of such amount may be in respect of the acquisition of Rig Fleet Equipment.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Physical Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“PIK Interest” means payment of interest on the Notes through either (i) an increase in the principal amount of the outstanding Notes (including the increase of any Physical Notes on the books and records of the Registrar) or (ii) through the issuance of PIK Notes (to the extent approved by the Trustee in its sole discretion).

“Pre-Approval Conversion Ratio” means 75%.

“Pre-Funded Warrants” means the warrants issued pursuant to a warrant agreement substantially in the form set forth in Exhibit H. For purposes of clarification, Pre-Funded Warrants issued in connection with limitations under the Pre-Approval Conversion Ratio shall have the additional restrictions on conversion as set forth in Exhibit H.

“Prime Rate” means the “U.S. Prime Rate” as quoted by the print edition of The Wall Street Journal.

“Pro Rata Share” means, as of any date of determination, as to a particular Holder, the percentage obtained by dividing (i) the aggregate principal amount of the Notes then outstanding of such Holder, by (ii) principal amount of the Notes then outstanding of all Holders.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the maximum amount of Earn-Outs), paid or delivered by a Note Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Acquirer” means any entity that (i) has its common equity listed on the New York Stock Exchange, the NYSE American, Nasdaq Global Market or Nasdaq Global Select Market, or Toronto Stock Exchange, (ii) has an aggregate equity market capitalization of at least US$350,000,000.00, and (iii) has a ”public float” (as defined in Rule 12b-2 under the Securities Act) of at least US$250,000,000 in each case, as determined by the Calculation Agent based on the Last Reported Sale Price of such common equity on date of the signing of the definitive agreement in respect of the relevant Common Stock Change Event.

“Qualified Common Stock Offering” means an issuance by the Company of shares of Common Stock at a price per share at least equal to the then current Conversion Price.

“Qualified Equity Interests” means and refers to any Equity Interests issued by the Company (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualified Merger” means a Common Stock Change Event consolidation, merger, combination or binding or statutory share exchange of the Company with a Qualified Acquirer; provided that, if such event occurs prior to Shareholder Approval, the issuance of shares of Common Stock upon conversion of Notes in connection with a Qualified Merger Conversion shall be subject to stockholder approval to the extent the conversion of Notes would exceed the number of shares of Common Stock issuable at the then-current Conversion Rate.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Note Party or one of its Subsidiaries and the improvements thereto.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means the date fixed, pursuant to Section 4.03(C), for the settlement of the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Multiplier” means, with respect to any Redemption Date, if such Redemption Date falls:

(1)	on or after Issue Date and on or before the six-month anniversary of the Issue Date, 105.0%; and

(2)	following the six-month anniversary of the Issue Date and on or before the eighteen-month anniversary of the Issue Date, 104.0%.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03(E).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(D).

“Redemption Principal Amount” means the principal amount of a Note payable by the Company to redeem such Note upon its Redemption, calculated pursuant to Section 4.03(A).

“Reference Period” has the meaning set forth in the definition of “EBITDA”.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (other than Indebtedness in respect of the Obligations) so long as:

(1)	such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(2)	such refinancings, renewals, or extensions do not result in a shortening of the final maturity date or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor (except in the case of ABL Indebtedness) are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Holders nor (in the case of ABL Indebtedness) are they on terms and conditions which contravene the Intercreditor Agreement;

(3)	if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Holders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(4)	the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(5)	if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured;

(6)	if the Indebtedness (other than ABL Indebtedness) that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to the Trustee and Collateral Agent or the Holders, and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended; and

(7)	if the Indebtedness that is refinanced, renewed or extended was ABL Indebtedness, the Liens securing such refinancing, renewal or extension shall be subject to the Intercreditor Agreement.

“Registration Rights Annex” means Annex A hereto.

“Registration Statement” has the meaning ascribed to it in the Registration Rights Annex.

“Regular Record Date” with respect to any Interest Payment Date, means the March 15 or September 15 (whether or not such day is a Business Day) immediately preceding the applicable March 31 or September 30 Interest Payment Date, respectively.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York and/or (as administrator of the forward-looking term Secured Overnight Financing Rate) the CME Group Benchmark Administration Limited, as applicable, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or in each case any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Required Holders” means the Holders of 66.67% of the principal amount of Notes then outstanding.

“Responsible Officer” means, (A) when used with respect to the Trustee or the Collateral Agent, as applicable, any officer of the Trustee or the Collateral Agent assigned by the Trustee or the Collateral Agent, as applicable, having direct responsibility for the administration of this Indenture; and (B) with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by the Company or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of Equity Interests issued by the Company or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by the Company or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving the Company or any of its Subsidiaries) any Equity Interests issued by the Company or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of the Company now or hereafter outstanding or (d) any amounts paid by the Company as withholding taxes in connection with net share settlements of such securities under the Management Incentive Plan or any other equity incentive plan of the Company approved by the stockholders of the Company; provided, that any payment in respect of the Notes required or permitted hereunder shall not constitute a “Restricted Payment.”

“Restricted Stock Legend” means, with respect to any Conversion Share, a legend substantially to the effect that the offer and sale of such Conversion Share have not been registered under the Securities Act and that such Conversion Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Rig” means any land-based drilling and workover rig owned by any Note Party, together with all Rig Accessories that are installed on or affixed to such Rig.

“Rig Accessories” means pumps, drilling equipment, machinery, equipment, forklifts, bulldozers and other parts necessary or useful for the drilling operation of any Rig.

“Rig Fleet Equipment” means any Note Party’s Rigs and partial Rigs and any Note Party’s Equipment related to such Rigs and partial Rigs.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any relevant Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Holders or any Note Party or any of their respective Subsidiaries or Affiliates.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Conversion Share.

“Security Agreement” means that certain security agreement, dated as of the Issue Date, by and among the Company, the other grantors from time to time party thereto and the Collateral Agent, as amended, supplemented or modified from time to time.

“Security Documents” means all security agreements (including the Security Agreement), intercreditor agreements, pledge agreements, collateral assignments, collateral agency agreements, mortgages (including the Mortgages), or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral for the benefit of the Holders to secure the obligations under this Indenture, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of this Indenture.

“Shareholder Approval” means, approval from the Company’s shareholders to (a) in accordance with Section 312.03 of The New York Stock Exchange Listed Company Manual, issue shares of Common Stock upon conversion of the Notes based on each of (i) the Conversion Rate increase to 221.72949 shares of the Company’s Common Stock per $1,000 principal amount of the Notes, as adjusted pursuant to Section 5.05, (ii) the issuance by the Company of Additional Notes, if and when issued by the Company, (iii) the conversion of all Notes (including PIK Notes) without any limitation of the Pre-Approval Conversion Ratio and (iv) the issuance of shares of Common Stock upon conversion of Notes in connection with a Qualified Merger Conversion to the extent the number of Shares issuable upon such conversion would exceed the number of shares of Common Stock issuable at the otherwise then-current Conversion Rate; and (2) amend the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock to 250,000,000 shares (or such other amount as necessary to reserve for issuance upon conversion of all Notes at the lower Conversion Price, together with assumed PIK Notes prior to maturity). The Company shall notify the Trustee and the Holders in writing promptly upon receiving Shareholder Approval.

“Short-Term Treasuries” means non-callable marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within twelve (12) months from the date of acquisition thereof.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes, or any group of Subsidiaries of such Person that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“SOFR” means, a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required Holders in their reasonable discretion).

“Stated Interest” means interest at a rate per annum equal to the Benchmark plus (a) twelve and a half percent (12.50%) with respect to interest paid in cash (“Cash Interest”); or (b) fourteen percent (14.00%) with respect to PIK Interest; provided that, for all Interest Periods beginning following the latter of (x) the date the Company obtains Shareholder Approval and (y) September 30, 2022, the Stated Interest for PIK Interest shall be the Benchmark plus nine and a half percent (9.50%).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to Section 9.03, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Issue Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Subscription Agreement” means each Subscription Agreement, dated as of March 18, 2022, among the Company and certain investors of the Initial Notes (the “Subscribers”).

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) to the extent such partnership is included in the consolidated financial statements of such Person.

Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Term Loan Agreement” means the Credit Agreement, dated of October 1, 2018, by and among the Company and certain of its Affiliates, U.S. Bank National Association, as agent, and the lenders party thereto from time to time.

“Term SOFR” means, for the Corresponding Tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Corresponding Tenor comparable to the applicable Interest Period, as such rate is published by the SOFR Administrator.

“Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR Reference Rate”.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Date”), and for the Corresponding Tenor comparable to the applicable Interest Period, the forward-looking per annum term rate based on SOFR for such Corresponding Tenor comparable to the applicable Interest Period, as such rate appears on the SOFR Administrator’s website on such day and time. If by 5:00 pm (New York City time) on such Term SOFR Determination Date, the “Term SOFR Reference Rate” for the Corresponding Tenor has not been published by the SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Date will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Term SOFR Reference Rate was published by the SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Date; provided that if the Required Holders determine in good faith that Term SOFR has not been published within the five (5) Business Days preceding any applicable Term SOFR Determination Date, such Benchmark shall be replaced with the Alternate Base Rate (and the Required Holders shall provide prompt notice of such replacement to the Company; provided that Required Holders’ failure to deliver such notice shall not affect the validity of such replacement) until the earlier of (i) the first succeeding U.S. Government Securities Business Day for which Term SOFR is published by the SOFR Administrator or (ii) the Benchmark Replacement Date.

“Total Net Leverage Ratio” means as of any date of determination, the ratio of (a) (i) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries on a Consolidated basis outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Note Parties that is deposited in a Deposit Account or Securities Account, as applicable, subject to a Control Agreement as of such date, not to exceed $10,000,000, as included on the Consolidated balance sheet of the Company and its Subsidiaries as of such date to (b) EBITDA for the latest Measurement Period ending prior to such date, calculated for the Company on a Consolidated basis.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with this Indenture, the Subscription Agreements and the Security Documents, and the transactions contemplated hereby and thereby, including any amortization of such fees and expenses in any period.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(1)	such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(2)	such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(3)	such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Trigger Period” means a period (a) commencing on the first date that Excess Availability is less than $5,000,000 (the “Availability Trigger”) at any time that the Notes are outstanding and (b) ending on the earlier of the date on which (i) Excess Availability equals or exceeds the Availability Trigger for thirty (30) consecutive days, as certified by the Company to the Trustee in a certificate in form and substance reasonably satisfactory to the Required Holders and (ii) no Notes remain outstanding.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture in its capacity as such until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue or perfection of security interests.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness, the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale, or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Note Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of any specified Person means, (a) any corporation one hundred percent (100%) of whose Capital Stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable legal requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a one hundred percent Equity Interest (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.

Section 1.02.     Other Definitions.

Term	Defined in Section
“Additional Documents”	Section 3.18(A)
“Alternative Report”	Section 14.12(C)(iii)
“Business Combination Event”	Section 6.01(A)
“Calculation Report”	Section 14.12(A)
“Common Stock Change Event”	Section 5.09(A)
“Conversion Agent”	Section 2.06(A)
“Conversion Consideration”	Section 5.03(B)
“Conversion Interest Amount”	Section 5.03(B)
“Covenant Suspension”	Section 7.01
“Default Interest”	Section 2.05(D)
“Defaulted Amount”	Section 2.05(D)
“Dispute Notice”	Section 14.12(C)(i)
“Disputed Calculation”	Section 14.12(C)
“Event of Default”	Section 8.01(A)
“Expiration Date”	Section 5.05(A)(v)
“Expiration Time”	Section 5.05(A)(v)
“Guaranteed Obligations”	Section 10.01(A)(ii)
“Guarantor Business Combination Event”	Section 10.04(A)
“Holder Consulting Bank”	Section 14.12(C)(ii)
“Initial Notes”	Section 2.03(A)
“Notice”	Section 14.01
“Notice of Conversion”	Section 5.02
“Paying Agent”	Section 2.06(A)
“PIK Notes”	Section 2.03(B)
“PIK Payment”	Section 2.03(B)
“Redemption Notice”	Section 4.03(E)
“Reference Property”	Section 5.09(A)
“Reference Property Unit”	Section 5.09(A)
“Register”	Section 2.06(B)
“Registrar”	Section 2.06(A)
“Replacement Calculation Agent”	Section 14.12(C)
“Restricted Ownership Percentage”	Section 5.11
“Section 16 Conversion Blocker”	Section 5.11
“Specified Courts”	Section 14.07
“Spin-Off”	Section 5.05(A)(iii)(2)
“Spin-Off Valuation Period”	Section 5.05(A)(iii)(2)
“Successor Corporation”	Section 6.01(A)(i)
“Successor Person”	Section 5.09(A)
“Suspension Repurchase”	Section 4.04
“Suspension Repurchase Date”	Section 4.04(A)
“Suspension Repurchase Notice”	Section 4.04(A)
“Tender/Exchange Offer Valuation Period”	Section 5.05(A)

Section 1.03.     Rules of Construction.

For purposes of this Indenture:

(A)        “or” is not exclusive;

(B)        “including” means “including without limitation”;

(C)        “will” expresses a command;

(D)        the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)        a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)        words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)        “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H)        references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I)                the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture; and

(J)                the term “interest,” when used with respect to a Note, includes any Additional Interest, unless the context requires otherwise or, in the case of Additional Interest, unless the terms of the Registration Rights Annex provide otherwise.

Article 2.   The Notes

Section 2.01.     Form, Dating and Denominations.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated as of the date of its authentication.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02.     Execution, Authentication and Delivery.

(A)             Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, electronic (e.g., “.pdf”) or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)              Authentication by the Trustee and Delivery.

(i)             No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)            The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)            The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03.     Initial Notes.

(A)              Initial Notes. On the Issue Date, there will be originally issued $157,500,000 aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B)              PIK Notes. If the Company elects to pay PIK Interest in respect of the Notes as set forth in Section 2.05 below, the Trustee shall either (i) increase the outstanding nominal amount (value) of the Notes (if the Notes are held in registered form) or (ii) (if approved by the Trustee in its sole discretion) issue additional Notes and increase the principal amount outstanding (if the Notes are held in certificated form) (the “PIK Notes”) under this Indenture having the same terms as the Notes (in each case, a “PIK Payment”). Any PIK Notes will, be considered to be part of the same series of, and rank equally and ratably with all other, Notes issued under this Indenture

(C)              Additional Notes.

(i)             The Company may, at any time following the Shareholder Approval, but not on more than one occasion, issue up to $7,500,000 aggregate principal amount of additional Notes (the “Additional Notes).

(ii)            Prior to issuing any Additional Notes, the Company shall give the Holders notice of the proposed issuance of Additional Notes. Each Holder shall have five (5) Business Days following delivery of such notice to elect to purchase its Pro Rata Share of any Additional Notes. If any Holder does not elect to purchase its Pro Rata Share of Additional Notes, such unpurchased Additional Notes shall be reoffered to each Holder who elects to purchase Additional Notes, proportionally to each such Holder’s Pro Rata Shares and such Holders shall have one (1) Business Days to elect to purchase such Additional Notes. Following such period, if any Additional Notes remain unsubscribed by the Holders, the Company may sell such unsubscribed Additional Notes within a period of ten (10) Business Days to any other Person on terms and conditions no less favorable to the Company.

(iii)           All Additional Notes shall have terms identical to those of the Initial Notes; provided, that the issue price shall not be a “term” for purposes of this clause (iii).

Section 2.04.     Method of Payment.

(A)              [Reserved.]

(B)               Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or otherwise) of, interest on, and any cash Conversion Consideration due upon conversion of, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least one million dollars ($1,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company (or the Paying Agent) make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.     Accrual of Interest; Defaulted Amounts; When Payment Date is Not a Business Day.

(A)              Accrual of Interest.

(i)             Each Note will accrue Stated Interest, plus Additional Interest, if any, that may accrue pursuant to the Registration Rights Annex. Stated Interest on each Note will (1) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (2) be, subject to Sections 4.02(D), 4.03(D) and 5.02(D) (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Additional Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(ii)            The Company shall elect on each Interest Payment Date, by notice to the Trustee, whether interest for the immediately following Interest Period shall be Cash Interest or PIK Interest (and not a combination thereof); provided that (1) unless the Company receives the Shareholder Approval, the Company may only elect PIK Interest with respect to an interest payment date occurring on or prior to June 30, 2023; and (2) if the Company does not timely elect the form of interest payment, then (x) with respect to any Interest Payment Date occurring on or prior to June 30, 2023 and so long as a Covenant Suspension has not occurred, the Company will be deemed to have selected PIK Interest; and (y) with respect to any Interest Payment Date following a Covenant Suspension or occurring after June 30, 2023, the Company shall be deemed to have elected Cash Interest (and, for the avoidance of doubt, the Company’s failure to timely make any such election described in this clause (2) will not constitute a Default or Event of Default). For the avoidance of doubt, the Company may only elect Cash Interest or PIK Interest, but not a combination thereof.

(B)              Cash Interest.

(i)                All accrued and unpaid Cash Interest on the Notes for the relevant Interest Period shall be paid in cash on the related Interest Payment Date.

(C)              PIK Interest.

(i)                Any PIK Interest on the Notes will be payable to Holders by increasing the balance of such Notes on the books and records of the Registrar (or, in the Trustee’s sole discretion, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period) (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an Authentication Order and PIK Notes from the Company, increase the balance of the certificated Notes on the books and records of the Registrar (or, in the Trustee’s sole discretion, authenticate and deliver such PIK Notes in certificated form for original issuance) to the Holders as of the relevant record date, as shown by the records of the Register. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date.

Notwithstanding anything to the contrary in this Indenture or the Notes, the payment of accrued and unpaid interest in connection with any repurchase of the Notes as described Article 4 of this Indenture and on the Maturity Date shall be made solely in cash.

(D)              Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture or if any Event of Default has occurred and is continuing, then to the extent lawful, interest (“Default Interest”) will accrue on the aggregate outstanding principal amount of the Notes and all other outstanding Obligations under this Indenture and the other Note Documents at a rate per annum equal to the rate per annum at which Stated Interest accrues plus 200 basis points, from, and including, such due date or date that such Event of Default occurred (as applicable) to, but excluding, the date of payment of such Defaulted Amount and the cure or waiver of such Event of Default. The Company may pay the Default Interest to the persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date in a manner not deemed impractical for the Trustee and shall promptly mail to each Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of the Default Interest to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 5-day period set forth in Section 8.01(A)(ii) shall be paid to Holders as of the record date for the Interest Payment Date for which interest has not been paid. Default Interest shall be paid exclusively in cash.

(E)               Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or obligated by law, regulation or executive order to close or be closed will be deemed not to be a “Business Day.”

(F)               On or prior to each Interest Payment Date, the Company shall deliver a written notice to the Holders, the Trustee, the Paying Agent and the Conversion Agent for the succeeding Interest Period. Such notice shall include:

(i)                 whether the Company will pay Cash Interest or PIK Interest and a reasonably detailed calculation thereof; and

(ii)                any other information that may be reasonably requested by the Trustee or a Paying Agent in connection with the foregoing;

provided that if the Company does not timely elect the form of interest payment, then the Company will be deemed to have selected the interest as set forth in Section 2.05(a)(ii)(and, for the avoidance of doubt, the failure to provide such notice will not constitute a Default or Event of Default).

Section 2.06.     Registrar, Paying Agent and Conversion Agent.

(A)              Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “Conversion Agent”). The Company hereby designates the Corporate Trust Office of the Trustee as such offices. If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such and will receive compensation therefor in accordance with this Indenture and other agreement to be agreed between the Trustee and the Company. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent.

(B)               Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)              Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)              Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent. In acting in such capacities under this Indenture and in connection with the Notes, the Trustee in such capacities will act solely as an agent of the Company and will not thereby assume any obligations towards, or relationship of agency or trust for or with, any Holder.

Section 2.07.     Paying Agent and Conversion Agent to Hold Property in Trust.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee in writing of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to clause (ix), (xi) or (xii) of Section 8.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.

Section 2.08.     Holder Lists.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.     Legends.

(A)              [Reserved].

(B)               [Reserved].

(C)               Restricted Note Legend. Subject to Section 2.12,

(i)                 each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and

(ii)                if a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Section 2.10, 2.10(C) 2.11 or 2.13, then such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(D)               Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(E)               Acknowledgment and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgment of, and agreement to comply with, the restrictions set forth in such legend.

(F)               Restricted Stock Legend.

(i)                 Each Conversion Share will bear the Restricted Stock Legend if the Note upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear the Restricted Stock Legend.

(ii)               Notwithstanding anything to the contrary in this Section 2.09(F), a Conversion Share need not bear a Restricted Stock Legend if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10.     Transfers and Exchanges; Certain Transfer Restrictions.

(A)             Provisions Applicable to All Transfers and Exchanges.

(i)                 [Reserved].

(ii)                Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)               The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Guarantors, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Section 2.11, 2.17 or 9.05 not involving any transfer.

(iv)              Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v)               The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vi)              [Reserved].

(vii)             Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(viii)            Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ix)               [Reserved].

(B)              [Reserved].

(C)              Transfers and Exchanges of Physical Notes.

(i)                 Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1)	surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)	deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)              Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)	such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2)	if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)	in the case of a transfer:

(a)               [Reserved];

(b)               to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)	in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D)             Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:

(i)                 cause such Note to be identified by an “unrestricted” CUSIP number;

(ii)                remove such Restricted Note Legend; or

(iii)               register the transfer of such Note to the name of another Person,

then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Guarantors, the Trustee and the Registrar may reasonably require to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws.

(E)              Transfers of Notes Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar may refuse to register the transfer of or exchange any Note that (i) has been surrendered for conversion or (ii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that the Company fails to pay the applicable Redemption Price when due.

Section 2.11.     Exchange and Cancellation of Notes to Be Converted .

(A)             Partial Conversions of Physical Notes and Partial Repurchases of Physical Notes Pursuant to a Redemption. If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion or repurchase, as applicable, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted or repurchased, as applicable, which Physical Note will be converted or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

(B)              Cancellation of Notes that Are Converted and Notes that Are Repurchased Pursuant to a Redemption.

(i)                 Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial conversion or repurchase, as applicable, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, as applicable, taking any payments of PIK Interest into account; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

Section 2.12.     Removal of Transfer Restrictions.

Without limiting the circumstances in which a Restricted Note Legend can be removed, if any Note that bears the Restricted Note Legend is transferred pursuant to the Registration Statement, the Company will cause the Trustee to exchange that Note pursuant to Sections 2.09(C)(ii) and 2.10(D) with a Note that does not bear the Restricted Note Legend.

Section 2.13.     Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is satisfactory to the Company and the Trustee to protect the Company, the Trustee and the Collateral Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge for its and the Trustee’s expenses in replacing a Note.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.14.     [Reserved.]

Section 2.15.     Cancellation.

The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion. The Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures. The Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.16.     Notes Held by the Company.

Without limiting the generality of Section 2.18, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver, amendment or consent, Notes (if any) owned by the Company will be deemed not to be outstanding and any such Notes will be mandatorily retired; provided, however, that, for purposes of determining whether the Trustee or Collateral Agent is protected in relying on any such direction, waiver, amendment or consent, only Notes that a Responsible Officer of the Trustee or Collateral Agent, as applicable, actually knows are so owned will be so disregarded.

Section 2.17.     Temporary Notes.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18.     Outstanding Notes.

(A)             Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Notes by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar), excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) paid in full (including upon conversion) in accordance with this Indenture; or (iii) deemed to cease to be outstanding to the extent provided in, and subject to, Section 2.16 or clause (B), (D), or (E) of this Section 2.18.

(B)              Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)              PIK Notes. The aggregate principal amount of outstanding Notes shall from time to time be increased, as applicable, to reflect PIK Interest (whether pursuant to the issuance of new Notes or an increase in the principal amount of existing Notes).

(D)              Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price or principal amount, respectively, together, in each case, with the aggregate interest in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 4.03(C) or 4.03(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(E)              Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B), upon such conversion) be deemed to cease to be outstanding.

(F)              Cessation of Accrual of Interest. Except as provided in Sections 4.03(C), 4.03(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.19.     Repurchases by the Company.

Without limiting the generality of Section 2.15, the Company or its Subsidiaries may repurchase Notes in open market purchases or in privately negotiated transactions, in aggregate principal amount of up to US$500,000. Before the Company repurchases in excess of US$500,000 in principal amount of Notes in such transactions, the Company shall offer to repurchase such Notes from all Holders in proportion to each Holder’s Pro Rata Share. In connection with any such repurchase, the Company may appoint a tender agent, in which case such tender agent shall be the Paying Agent in connection with such repurchase.

Section 2.20.     CUSIP and ISIN Numbers.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders as applicable; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number; and (iii) the Trustee shall have no liability for any defect in the CUSIP or ISIN numbers as they appear on any Note, notice or elsewhere. The Company will promptly notify the Trustee, in writing, of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3.      Covenants

Section 3.01.     Payment on Notes.

(A)             Generally. The Company will pay or cause to be paid all the principal of, the Redemption Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)              Deposit of Funds. Before 10:00 A.M., New York City time, on each Redemption Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

(C)              PIK Interest. PIK Interest shall be considered paid on the date due if on such date the Trustee has received a written order, to (i) increase the balance of a Physical Note on the books and records of the Registrar to reflect such PIK Interest or (ii) authenticate or increase the balance of additional Notes in respect of such PIK Interest. For the avoidance of doubt, the Trustee shall not be obligated to so increase the balance of a Physical Note or authenticate such additional Notes representing PIK Interest unless approved by the Trustee in its sole discretion.

Section 3.02.     Exchange Act Reports.

(A)             Generally. The Company will send to the Trustee copies of all reports that the Company is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed or furnished via the EDGAR system (or such successor). Upon the request of any Holder, the Company will provide to such Holder a copy of any report that the Company has furnished or filed pursuant to this Article 3, other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence.

(B)              Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor). The sending or filing of reports pursuant to Article 3 to the Trustee will be for informational purposes only, and the Trustee’s receipt of such reports will not be deemed to constitute actual or constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively and conclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the filing, content or timeliness if any report hereunder.

Section 3.03.     Rule 144A Information.

If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Notes or shares of Common Stock issuable upon conversion of the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company (or its successor) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants under this Indenture (as to which the Trustee is entitled to rely exclusively and conclusively on Officer’s Certificates).

Section 3.04.     Additional Interest.

(A)             Accrual of Additional Interest. Additional Interest will accrue on the Notes pursuant to the terms and conditions of the Registration Rights Annex and Section 3.40 hereof. In no event will Additional Interest accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note.

(B)              Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Additional Interest accrues on any Note pursuant to Section 3.03, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note pursuant to Section 3.03 on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Additional Interest is payable or the amount thereof.

Section 3.05.     Compliance and Default Certificates.

(A)             Annual Compliance Certificate. Within ninety (90) days after December 31, 2022 and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred and is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B)              Default Certificate. If a Default or Event of Default occurs, then the Company will, within 30 days after its first occurrence, promptly deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto; provided, however, that the Company will not be required to deliver such notice if such Default or Event of Default, as applicable, has been cured within the applicable grace period, if any, provided herein.

Section 3.06.     Stay, Extension and Usury Laws.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee or the Collateral Agent by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07.     Acquisition of Notes by the Company and its Affiliates.

If the Company or any of its Subsidiaries acquires any Notes, the Company or such Subsidiary shall promptly deliver such Notes to the Trustee for cancellation. Without limiting the generality of Section 2.16 or Section 2.18, Notes that the Company or any of its Subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding (except to the extent provided in Section 2.16) until such time as such Notes are so delivered to the Trustee for cancellation. Within 5 Business Days of the cancellation of any Notes, the Trustee shall send written notice to Holders of such cancellation.

Section 3.08.     Financial Statements, Reports, Certificates.

The Company (a) will deliver to Trustee and the Holders, each of the financial statements, reports, and other items set forth on Schedule 3.08 to this Indenture no later than the times specified therein, (b) agree that no Subsidiary will have a fiscal year different from that of the Company, (c) agree to maintain a system of accounting that enables the Note Parties to produce financial statements in accordance with GAAP, and (d) agree that it will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Issue Date and shall only make material modifications thereto with notice to, and with the consent of, of the Required Holders.

Section 3.09.     Reporting.

The Company (a) will deliver to Trustee and Collateral Agent and each Holder each of the reports set forth on Schedule 3.09 to this Indenture at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with the Holders to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

Section 3.10.     Existence.

Except as otherwise permitted under Section 3.23 or Section 3.24, each Note Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

Section 3.11.     Maintenance of Properties.

Each Note Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

Section 3.12.     Taxes.

Each Note Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than to the extent that the validity of such tax is the subject of a Permitted Protest.

Section 3.13.     Insurance.

Each Note Party will, and will cause each of its Subsidiaries to, at the expense of the Note Party or such Subsidiary, maintain insurance respecting each of each Note Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Holders and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located, including all risk physical loss or damage property insurance (including water damage, domestic transit coverage, collapse coverage, coverage of fire, and rapid means of transportation coverages) with respect to any Rig (other than an individual Rig with a book value less than $5,000,000) in an amount equal to or greater than the forced liquidation value of each Rig with a deductible not greater than $250,000 per occurrence (or, in the case of a Rig with a book value greater than $20,000,000, a deductible not greater than $750,000 per occurrence), and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Holders. All property insurance policies are to be made payable to Collateral Agent for the benefit of Collateral Agent, the Trustee and Holders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Required Holders may reasonably require to fully protect Collateral Agent’s and Holders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Collateral Agent, with the Collateral Agent’s loss payable and additional insured endorsements in favor of Collateral Agent, and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Collateral Agent of the exercise of any right of cancellation. If any Note Party or its Subsidiaries fails to maintain such insurance, the Required Holders may arrange for such insurance, but at the Company’s expense and without any responsibility on Trustee, Collateral Agent’s or any Holder’s part for obtaining or maintaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Company shall give the Holders and Collateral Agent prompt notice of any loss exceeding $1,000,000 covered by the casualty or business interruption insurance of any Note Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent at the direction of the Required Holders shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 3.14.     Inspection.

Each Note Party will, and will cause each of its Subsidiaries to, and upon written request of any Holder of 25% of the aggregate principal amount of Notes (with notice of such written given to each other Holder of 25% of the aggregate principal amount of Notes), such Holders and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of Company or its Subsidiary shall be allowed to be present) at such reasonable times and intervals as any Holder may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Company and during regular business hours, at the Company’s expense in accordance with the provisions of this Indenture; provided, however, that so long as no Default or Event of Default has occurred and is continuing, there shall occur no more than one visit or inspection per twelve (12) month period for all eligible Holders; and provided, further, the rights of eligible Holders hereunder shall cease at any time there are less than $25,000,000 aggregate principal amount of Notes outstanding. In connection with any written request of any Holder of 25% of the aggregate principal amount of Notes permitted above, representatives of other Holders of 25% of the aggregate principal amount of Notes shall be entitled to conduct concurrent inspections with the eligible requesting Holder.

Section 3.15.     Compliance with Laws.

Each Note Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16.     Environmental.

Each Note Party will, and will cause each of its Subsidiaries to,

(A)        Keep any property either owned or operated by any Note Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(B)        Comply with all Environmental Laws other than Environmental Laws the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(C)        Promptly notify Trustee and Collateral Agent and Holders of any release of which any Note Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Note Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, other than releases which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and

(D)        Promptly, but in any event within ten Business Days of its receipt thereof, provide Trustee and Collateral Agent and Holders with written notice of any of the following: to the extent,in the case of clauses (ii) and (iii), any of the following could reasonably be expected to have a Material Adverse Effect: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Note Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Note Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

Section 3.17.     Compliance with ERISA and the Code.

In addition to and without limiting the generality of Section 3.15, except as could not reasonably be expected to result in a Material Adverse Effect, the Company will: (a) comply in all respects with applicable provisions of ERISA and the Code with respect to all Employee Benefit Plans, (b) without the prior written consent of Collateral Agent (at the direction of the Required Holders), not take any action or fail to take action the result of which could result in the Company or ERISA Affiliate incurring any liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in a civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the Code and (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under the Code (including Section 4980B of the Code). The Company shall furnish to the Holders upon the Required Holders’ reasonable written request such additional information about any Employee Benefit Plan for which the Company or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect, the Company and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the Code and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

Section 3.18.    Further Assurances.

(A)             Each Note Party will, and will cause each of the other Note Parties to, at any time upon the reasonable request of Collateral Agent or the Required Holders, execute or deliver to Collateral Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Collateral Agent (at the direction of the Required Holders) may reasonably request in form and substance reasonably satisfactory to the Required Holders, to create, perfect, and continue perfected or to better perfect Collateral Agent’s Liens in all of the assets of each of the Note Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (subject to clause (b), other than any assets expressly excluded from the Collateral (as defined in the Security Agreement) pursuant to Section 3 of the Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Note Documents. To the maximum extent permitted by applicable law, if any Company or any other Note Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed fifteen days following the request to do so, Company and each other Note Party hereby authorizes Collateral Agent (at the direction of the Required Holders) to execute any such Additional Documents in the applicable Note Party’s name and authorizes Collateral Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Note Party shall take such actions as Collateral Agent or the Required Holders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Note Parties, including all of the outstanding capital Equity Interests of each Subsidiary of the Company (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Security Agreement) pursuant to Section 3 of the Security Agreement).

(B)              If ABL Agent or any ABL Lender is granted a Lien on any asset or property that is not Collateral, the Note Parties shall cause the same to be granted to the Agent and Lenders, subject to the terms of the Intercreditor Agreement.

Section 3.19.     Location of Inventory; Chief Executive Office.

The Company will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 3.19 to this Indenture (other than in-transit Inventory, Inventory out for repair, and Inventory temporarily stored at a customer’s location in connection with the providing of services to such customer); provided that the Company may amend Schedule 3.19 to this Indenture so long as such amendment occurs by written notice to Trustee and Collateral Agent and the Holders not more than ten (10) days after the date on which such Inventory is moved to such new location and such new location is within the continental United States, and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Security Agreement. Each Note Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations for which similar agreements or waivers are delivered to the ABL Agent.

Section 3.20.     OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Each Note Party will, and will cause each of its Subsidiaries to, comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Note Party and its Subsidiaries will implement and maintain in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 3.21.     Indebtedness

Each Note Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

Section 3.22.     Liens

Each Note Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

Section 3.23.     Restrictions on Mergers, Dissolution, Etc.

Each Note Party will not, and will not permit any of its Subsidiaries to,

(A)        enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Note Parties; provided, that the Company must be the surviving entity of any such merger to which it is party, (ii) any merger of a Guarantor in compliance with Section 10.04, (iii) any merger between Subsidiaries of any Note Party that are not Note Parties and (iv) a Qualified Merger that complies with Article 6;

(B)        liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of a Note Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Note Party (other than the Company) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Note Party or Subsidiary are transferred to a Note Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Note Party that is not a Note Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Collateral Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Note Party that is not liquidating or dissolving;

(C)        suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (A) or (B) above or in connection with a transaction permitted under Section 3.24; or

(D)        change its classification/status for U.S. federal income tax purposes; or

(E)       file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).

Section 3.24.     Disposal of Assets.

Other than Permitted Dispositions or transactions expressly permitted by Section 3.23 or Section 3.29, each Note Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

Section 3.25.     Nature of Business.

Each Note Party will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its or their business as described in Schedule 3.25 to this Indenture or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Note Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

Section 3.26.     Prepayments and Amendments.

Each Note Party will not, and will not permit any of its Subsidiaries to,

(A)             except in connection with Refinancing Indebtedness permitted by Section 3.21, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Note Party or its Subsidiaries, other than:

(i)                 the Obligations in accordance with this Indenture,

(ii)              payments in respect of the ABL Indebtedness except to the extent prohibited by the terms of the Intercreditor Agreement; and

(iii)            Permitted Intercompany Advances;

provided that the Note Parties may optionally prepay or redeem Indebtedness, in an aggregate amount not to exceed the portion, if any, of the Available Amount that Note Parties elect to use to prepay or redeem such Indebtedness, such election to be specified in a written notice of an Officer of the Company calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment or redemption, (x) the Fixed Charge Coverage Ratio for the latest Measurement Period ending prior to such date shall be at least 1.10 to 1.00, and (y) the Total Net Leverage Ratio for the latest Measurement Period ending prior to such date shall be no greater than 3.00 to 1.00; or

(B)              directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (a) the Obligations in accordance with this Indenture, (b) the ABL Documents to the extent not prohibited by the Intercreditor Agreement, (c) Permitted Intercompany Advances, and (d) Indebtedness permitted under clauses (3), (5) and (6) of the definition of Permitted Indebtedness; or

(ii) the Governing Documents of any Note Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Holders.

Section 3.27.     Restricted Payments; Management Fees.

Each Note Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law:

(A)             each Subsidiary of a Note Party may make Restricted Payments to any Note Party;

(B)              the Note Parties may consummate repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights under the Management Incentive Plan or any other equity incentive plan of the Company approved by the stockholders of the Company, in an aggregate amount not to exceed $5,000,000 during any calendar year and $15,000,000 during the term of this Indenture; provided that such amounts available for such repurchases shall be reduced by the amount of any Restricted Payment made according to clause (D) below; provided, further that, each of the Payment Conditions shall be satisfied prior to the making of such repurchase, redemption, acquisition or retirement;

(C)              the Note Parties may make other Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount that Note Parties elect to use to make a Restricted Payment, such election to be specified in a written notice of an Officer of the Company calculating in reasonable detail the amount of the Available Amount immediately prior to such election and the amount thereof to be so applied; provided, that each of the following conditions is satisfied: (i) no Event of Default has occurred or is continuing of would result therefrom, and (ii) after giving pro forma effect to such payment, (x) the Fixed Charge Coverage Ratio for the latest Measurement Period ending prior to such date shall be at least 1.10 to 1.00, and (y) the Total Net Leverage Ratio for the latest Measurement Period ending prior to such date shall be no greater than 3.00 to 1.00; provided that, for purpose hereof the Available Amount shall be deemed reduced by the amount of any Restricted Payment made according to clause (D) below; and

(D)             any amounts paid by the Company as withholding taxes in connection with net share settlements of such securities under the Management Incentive Plan or any other equity incentive plan of the Company approved by the stockholders of the Company.

Section 3.28.     Accounting Methods.

Each Note Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 3.29.     Investments.

Each Note Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

Section 3.30.     Transactions with Affiliates.

Each Note Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of the Company or any of its Subsidiaries, except for:

(A)             transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Note Party or its Subsidiaries, on the one hand, and any Affiliate of such Note Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Note Party or its Subsidiaries, as applicable, than would be obtained in an arm’s-length transaction with a non-Affiliate;

(B)              any indemnity provided for the benefit of directors (or comparable managers) of a Note Party or one of its Subsidiaries so long as it has been approved by such Note Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law;

(C)              the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Note Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Note Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law;

(D)             transactions solely among Subsidiaries of the Note Parties;

(E)              transactions permitted by Section 3.23, Section 3.27, or Section 3.29;

(F)              transactions required or permitted under the Subscription Agreement, this Indenture (including the Registration Rights Annex) and related documents; and

(G)             agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Note Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Note Party or any of its Subsidiaries to any Note Party.

Section 3.31.     Use of Proceeds.

Each Note Party will not, and will not permit any of its Subsidiaries to, use the proceeds made hereunder for any purpose other than (i) to pay Transaction Expenses and other fees, costs, and expenses as set forth in the Flow of Funds Agreement, including those incurred by the Holders, (ii) after application of the proceeds pursuant to clause (i), to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with existing Indebtedness under the Term Loan Agreement, and (iii) after application of the proceeds pursuant to clauses (i) and (ii), for other permitted purposes under this Indenture (including payment of obligations relating to mechanical rig net proceeds listed as Existing Indebtedness on Schedule I, permitted Capital Expenditures and Permitted Investments); provided that (x) no part of the proceeds will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Notes will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Notes will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 3.32.     Limitation on Issuance of Equity Interests.

Except for the issuance or sale of Qualified Equity Interests by the Company, each Note Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

Section 3.33.     Shareholder Approval.

The Company shall seek the Shareholder Approval, each fiscal quarter if not obtained at the first meeting or a subsequent meeting of stockholders, and the Company shall endorse such approval in the related proxy materials, to the extent such endorsement is permitted under applicable law, including fiduciary duties of directors. In the event a Qualified Merger occurs prior to the receipt of Shareholder Approval, the Company shall seek stockholder approval to the extent the conversion of Notes would exceed the number of shares of Common Stock issuable at the then-current Conversion Rate when it seeks stockholder approval of such Qualified Merger.

Section 3.34.     Employee Benefits.

The Company and each Note Party shall not and shall not permit any Subsidiary to:

(b)               terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Note Party or ERISA Affiliate to the PBGC;

(c)               fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable law, any Note Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect;

(d)               permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Pension Plan that could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect; or

(e)               amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Note Party or ERISA Affiliate is required to provide security to such Plan under the Code.

Section 3.35.     Burdensome Agreements.

Each Note Party will not, and will not permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding this Indenture, the other Note Documents, the ABL Credit Agreement and the other ABL Documents) restricting any Subsidiary of any Note Party to pay or make dividends or distributions in cash or kind to such Note Party, to make loans, advances or other payments of whatsoever nature to such Note Party, or to make transfers or distributions of all or any part of its assets to such Note Party, in each case, other than (a) restrictions existing on the Issue Date identified on Schedule 3.35 (provided this Section 3.35 shall apply to any amendment or modification expanding the scope of any such restriction or condition), (b) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under Section 3.22, (c) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Note Party or such Subsidiary in the ordinary course of its business, (d) any other provision in any agreement relating to Permitted Indebtedness that is no more restrictive or burdensome than the comparable provision in this Indenture and (e) any restriction contained in any agreement of a Person acquired in a Permitted Investment, which restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which restriction is not applicable to any Person or the properties or assets of any Person other than the Person or the property and assets of the Person so acquired.

Section 3.36.     Liquidity.

Note Parties will maintain Liquidity of at least $10,000,000 at all times after September 30, 2022.

Section 3.37.     Fixed Charge Coverage Ratio.

The Company will maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 as of the end of each Measurement Period while a Trigger Period is in effect, commencing with the most recent Measurement Period for which financial statements were, or were required to be, delivered hereunder prior to the commencement of such Trigger Period.

Section 3.38.     Formation of Subsidiaries.

(A)             Each Note Party will, (a) at the time that any Note Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Issue Date, or (b) at any time when any direct or indirect Subsidiary of a Note Party that was previously an Excluded Subsidiary ceases to be an Excluded Subsidiary, within fifteen (15) days of such event (or such later date as permitted by the Required Holders in their sole discretion), (i) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary to execute a Supplemental Indenture in the form of Exhibit E hereto pursuant to Section 8.01(B) of the Indenture to become a Guarantor, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Collateral Agent and the Required Holders (including being sufficient to grant the Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (ii) provide, or cause the applicable Note Party to provide, to Collateral Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Collateral Agent and the Required Holders; and (iii) provide to Collateral Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Collateral Agent and the Required Holders, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 3.38 shall constitute a Note Document. For the avoidance of doubt, for all purposes under this Section 3.38, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division; provided that compliance with the requirements of this Section 3.38 shall not cure any Default or Event of Default as a result of such division.

Section 3.39.     Limitation on Capital Expenditures

The Company will not make or commit to make, or permit any Subsidiary to or commit to make, any Capital Expenditures for any fiscal year of the Company ending with the last day of any fiscal year set forth below to exceed the amount set forth below opposite such fiscal year of the Company without the approval of the Required Holders:

Fiscal Year	Capital Expenditures
2022	the sum of $25,000,000.00 and the relevant CapEx Adjustment
2023	the sum of $15,000,000.00 and the relevant CapEx Adjustment
2024	the sum of $15,000,000.00 and the relevant CapEx Adjustment

Notwithstanding the foregoing, the Company and its Subsidiaries may make additional Capital Expenditures in any Fiscal Year to the extent that such additional Capital Expenditures are funded entirely with the proceeds of a Qualified Common Stock Offering of the Company.

Section 3.40.     Registration Rights

The Company shall comply with its obligations set forth in the Registration Rights Annex. The Company agrees and acknowledges that the Registration Rights Annex constitutes a part of the Indenture and that the terms therein are binding on the Company as if set forth in main body of the Indenture.

Section 3.41.     Preemptive Right in Major Dilutive Issuance

(A)             Subject to the terms and conditions specified in this Section 3.41, the Company hereby grants to each Major Holder the right to purchase a number of Equity Interests which the Company propose to sell and issue after the date of this Agreement in a Major Dilutive Issuance equal to such Major Holder’s Pro rata Share. Each “Major Holder’s Pro Rata Share,” for purposes of this right under Section 3.41, means (i) the total number of Equity Interests being sold and issued in a Major Dilutive Issuance multiplied by (ii) the ratio of (a) the number of shares of Common Stock owned by such Major Holder immediately prior to the issuance of Equity Interests (assuming full conversion, exercise or settlement of all outstanding convertible shares, options, warrants, interests, participations, or other equivalents (regardless of how designated), including convertible debt, preferred stock, restricted stock units or stock appreciation rights required to be settled into shares of Common Stock, and the Notes, without regard to any ownership blocker or similar limit on exercise or conversion) to (b) the total number of shares of Common Stock of the Company then outstanding immediately prior to the issuance of such Equity Interests (assuming full conversion, exercise or settlement of all outstanding convertible shares, options, warrants, interests, participations, or other equivalents (regardless of how designated), including convertible debt, preferred stock, restricted stock units or stock appreciation rights required to be settled into shares of Common Stock, and the Notes, without regard to any ownership blocker or similar limit on exercise or conversion). Any Major Holder may designate as purchaser under this Section 3.41 itself or any of its Affiliates, in such proportions as it deems appropriate in its sole discretion.

(B)              Each time the Company proposes to issue, offer or sell any Equity Interests of the Company in a Major Dilutive Issuance, the Company shall offer such Equity Interests or other securities to each Major Holder in accordance with the following provisions:

(i)                 The Company shall deliver a written notice (the “Major Issuance Notice”) to each Major Holder at least five (5) Business Days prior to the proposed Major Dilutive Issuance stating (i) its intention to issue, offer or sell such Equity Interests, (ii) the total number of such Equity Interests proposed to be issued, offered or sold, and (iii) the price and terms, if any, upon which it proposes to issue, offer or sell such Equity Interests.

(ii)              Within five (5) days after delivery of the Major Issuance Notice, such Major Holder may, by written notice to the Company (a “Major Issuance Election Notice”), indicate its interest to purchase Major Holder’s Pro Rata Share of such Equity Interests to the extent actually offered and sold by the Company for the price and upon the terms sold by the Company. To the extent the Major Holder does not indicate an interest to participate in such purchase in a Major Issuance Election Notice, the Company may proceed with the offering of such Equity Interests on terms no less favorable to the Company than those described in the Major Issuance Election Notice.

(iii)            If a Major Holder elects to purchase or obtain such Major Holder’s Pro Rata Share of such Equity Interests offered by the Company in a Major Dilutive Issuance by delivery of a Major Issuance Election Notice, then the Company shall use its commercially reasonable efforts to include the Major Holder or its designated Affiliate in the offering of such Equity Interests up to the Major Holder’s Pro Rata Share, with such participation to be on the same terms and at the same closing time. To the extent applicable securities laws would prohibit participation by the Major Holder or its designated Affiliate in such offering of Equity Interests and the Major Holder provides a binding commitment to purchase such Equity Securities concurrent with the pricing or prior to the closing of such offering, the Company shall use its commercially reasonable efforts to issue the same Equity Interests (or as substantially similar Equity Interests) in a separate offering up to the Major Holder’s Pro Rata Share as promptly as practicable thereafter.

(iv)             The Company shall not be obligated to consummate a transaction with a Major Holder under this Section 3.41 to the extent a Major Holder is prohibited from acquiring such Equity Interests under applicable law, and subject to the Company’s compliance with Section 3.41(B)(i), the Company shall not otherwise be delayed or prohibited from consummating a Major Dilutive Issuance approved by the Board of Directors. .

(C)              This Section 3.41 shall not apply to (i) any issuance of Equity Interests of the Company other than a Major Dilutive Issuance, (ii) the exercise, conversion or settlement of (x) any options or restricted stock units outstanding as of the date hereof, (y) Notes or (z) Pre-Funded Warrants, (iii) the grant, exercise or settlement of options to purchase Equity Interests, including restricted stock or restricted stock units, stock appreciation rights, or any other equity or equity-linked incentive awarded or granted pursuant to the Management Incentive Plan or any other equity incentive plan approved by the stockholders of the Company, (iv) any stock split, stock dividend or recapitalization by the Company for which an adjustment to the Conversion Rate is made hereunder, (v) the issuance of any securities that are debt securities (other than debt securities convertible into Securities), or (vi) shares of Common Stock in any registered “at-the-market” program that would, as a series of related transactions, and not in an individual transaction, would be deemed to be a Major Dilutive Issuance.

Article 4.    Repurchase and Redemption

Section 4.01.     No Sinking Fund.

No sinking fund is required to be provided for the Notes.

Section 4.02.     Mandatory Offer Requirement

(A)             Mandatory Offer Requirement. On each of the dates set forth below (each a “Mandatory Offer Date”), the Company shall offer (each a “Mandatory Offer”) to repurchase the amount of Notes set forth in the table below (each a “Mandatory Offer Amount”) (such requirement, a “Mandatory Offer Requirement”). Notwithstanding the foregoing, if an event of default exists under the ABL Credit Agreement on any Mandatory Offer Date, the Company may elect not to make the applicable Mandatory Offer until such event of default under the ABL Credit Agreement is cured or otherwise ceases to exist; provided, however, that the Company’s failure to make such Mandatory Offer on such Mandatory Offer Date shall still constitute an Event of Default hereunder. The Mandatory Offer Amounts, in chronological order, shall be reduced (but not below $0) by any principal amount of Notes redeemed pursuant to Section 4.03 (if any). For the avoidance of doubt, if any Mandatory Offer Amount is reduced to $0, there shall not be any Mandatory Offer Requirement with respect to the relevant Mandatory Offer Date.

Mandatory Offer Date	Mandatory Offer Amount
June 30, 2023	$5,000,000
September 30, 2023	$5,000,000
December 31, 2023	$5,000,000
March 31, 2024	$3,500,000
June 30, 2024	$3,500,000
September 30, 2024	$3,500,000
December 31, 2024	$3,500,000
March 31, 2025	$3,500,000

(B)              Mandatory Offer Price. The Mandatory Offer Price for any Note to be repurchased upon a Mandatory Offer is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Mandatory Offer Date for such Mandatory Offer (the “Mandatory Offer Price”); provided, however, that if such Mandatory Offer Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Mandatory Offer Requirement, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Mandatory Offer Date is before such Interest Payment Date); and (ii) the Mandatory Offer Price will not include accrued and unpaid interest on such Note to, but excluding, such Mandatory Offer Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(E) and such Mandatory Offer Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(E), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Mandatory Offer Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date to, but excluding, the Mandatory Offer Date.

(C)              Procedures to Fulfill the Mandatory Offer Requirement.

(i)                 Delivery of Confirmation Request. At least thirty (30) days and not more than sixty (60) days prior to the Mandatory Offer Date, Company shall deliver to the Holders notice of a request for confirmation of their intent of whether to participate in the relevant Mandatory Offer Requirement (the “Confirmation Request”) represented substantially in the form set forth in Exhibit I.

(ii)              Delivery of Waiver or Confirmation and Re-Offer. Within ten (10) Business Days of receiving the Confirmation Request, each Holder shall notify Company in writing (the “Mandatory Offer Response”) with a copy to the Trustee, of (i) whether or not such Holder elects to participate in the relevant Mandatory Offer and (ii) if such Holder elects to participate in the Mandatory Offer, the maximum aggregate principal amount of Notes such Holder would elect to have repurchased, which amount shall (x) be an integral multiple of the Authorized Denomination and (y) not be less than such Holder’s Pro Rata Share of the relevant Mandatory Offer Amount for the respective Mandatory Offer Date (the “Maximum Offer Amount”). Any Holder that does not deliver a Mandatory Offer Response within ten (10) Business Days of receipt of the Confirmation Request will be deemed to have elected to participate in the relevant Mandatory Offer with a Maximum Offer Amount equal to the relevant Mandatory Offer Amount.

(iii)            Confirmation of Notes to be Repurchased. Upon receiving (or being deemed to have received) the relevant Mandatory Offer Response from each Holder, the Company shall calculate the principal amount of Notes to be repurchased from each Holder who has (or been deemed to have) elected to participate in the relevant Mandatory Offer (each an “Offer Electing Holder”). The aggregate principal amount of Notes to be repurchased from the Offer Electing Holder shall equal the lesser of (x) the relevant Mandatory Offer Amount and (y) the sum of the Maximum Offer Amounts for each Offer Electing Holder. That aggregate amount shall be allocated among the Offer Electing Holders (in integral multiples of the Authorized Denomination) as follows:

(1)               first, each Offer Electing Holder shall be allocated its Pro Rata Share of the Mandatory Offer Amount; and

(2)            second, if any Notes remain to be allocated, such excess shall be allocated among the Offer Electing Holders in proportion to each Offer Electing Holder’s Pro Rata Share, provided that the aggregate amount allocated to any Offer Electing Holder shall not exceed such Offer Electing Holder’s Maximum Offer Amount.

Promptly after calculating such amounts, Company shall notify each Holder and the Trustee of the amount of Notes being repurchased from such Holder in connection with the relevant Mandatory Offer.

(iv)             Reduction of Notes to Be Repurchased. On or prior to the relevant Mandatory Offer Date, each Offer Electing Holder must either: (i) deliver to the Registrar any Notes to be repurchased, duly endorsed for transfer, or (ii) in the case of Physical Notes, make a notation of the reduction of the aggregate principal amount of Notes on the form thereof, and delivery evidence to the Company and the Trustee of the same (pursuant to procedures approved by the Trustee in its discretion). For the avoidance of doubt, on the date the Mandatory Offer Price is paid, such the Notes so repurchased will no longer be “outstanding” under the Indenture for all purposes.

(D)             Payment of the Mandatory Offer Price. The Company will cause the Mandatory Offer Price for a Note (or portion thereof) to be repurchased pursuant to a Mandatory Offer to be paid to the Holder thereof on or before the later of (i) the applicable Mandatory Offer Date; and (ii) the date such Note is delivered to the Paying Agent (in the case of a Physical Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(B) on any Note to be repurchased pursuant to a Mandatory Offer must be paid pursuant to such proviso regardless of whether such Note is delivered pursuant to the first sentence of this Section 4.02(D).

(E)              Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply in all material respects with all federal and state securities laws in connection with a Mandatory Offer (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Mandatory Offer in the manner set forth in this Indenture; provided, however, that, to the extent that the Company’s obligations to offer to repurchase and to repurchase Notes pursuant to this Section 4.02 conflict with any federal and/or state securities law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of those obligations.

(F)              Additional Mandatory Offers Following Dispositions. If (x) the Company or any of its Subsidiaries Disposes of any property or assets consisting of Notes Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral (other than any Disposition of any property or assets permitted by clauses (1)-(9) and (11)-(15) (subject to the proviso contained therein), inclusive, of the definition of “Permitted Disposition”), or (y) any Casualty Event occurs with respect to any property or assets consisting of Notes Priority Collateral or, after the Discharge of ABL Priority Obligations, ABL Priority Collateral, which results in the realization or receipt by the Company or any of its Subsidiaries of Net Cash Proceeds, subject to the terms of the Intercreditor Agreement, there shall occur an additional Mandatory Offer Date on the date which is five (5) Business Days after the date of the realization or receipt by such Person of the Net Cash Proceeds therefrom, with a Mandatory Offer Amount equal to 100% of all such Net Cash Proceeds received therefrom.

Section 4.03.     Right of the Company to Redeem the Notes.

(A)             Right to Redeem the Notes. Subject to the terms of this Section 4.03, the Company has the right, at its election, to redeem a portion, in Authorized Denominations, of the Notes not to exceed the following amounts:

(i)                 on one or more Redemption Dates occurring after the Issue Date and on or before the six-month anniversary of the Issue Date, up to $25,000,000 aggregate principal amount of Notes; and

(ii)              on one or more Redemption Dates occurring after the six-month anniversary of the Issue Date and on or before the eighteen-month anniversary of the Issue Date, up to $25,000,000 aggregate principal amount of Notes;

in each case, for a cash purchase price equal to the relevant Redemption Price; provided that the Company may only elect to redeem Notes in accordance with this Section 4.03(A) if the aggregate Redemption Price in respect of such redemption will be paid from, and not in excess of, the aggregate cash proceeds of a Qualified Common Stock Offering. For the avoidance of doubt, the Company shall have no right to redeem the Notes after the eighteen-month anniversary of the Issue Date, except in respect of a Mandatory Offer.

(B)              Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price and any related interest pursuant to the proviso to Section 4.03(D), on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof.

(C)              Redemption Date. The Redemption Date for any Redemption will be the fifth Business Day after the Redemption Notice Date for such Redemption.

(D)             Redemption Price. The Redemption Price for any Notes called for Redemption is an amount equal to (x)(i) the principal amount of the Notes being redeemed, multiplied by (ii) the relevant Redemption Multiplier, if applicable, plus (y) accrued and unpaid interest on such Note, if any, to, but excluding the Redemption Date; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(E) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(E), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date to, but excluding, such Redemption Date. All interest for the purposes of this Section 4.03 shall be calculated as thought the Company has elected Cash Interest

(E)              Redemption Notice. To call any Notes for Redemption, the Company must (x) send to each Holder of such Notes, the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”); and (y) substantially contemporaneously therewith, issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Redemption Notice.

Such Redemption Notice shall be irreovacable and must state:

(i)                 that such Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii)              the Redemption Date for such Redemption;

(iii)            the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(D));

(iv)             the name and address of the Paying Agent and the Conversion Agent;

(v)               that Notes called for Redemption may not be converted before the Redemption Date (unless the Company fails to pay the Redemption Price due on such Redemption Date in full);

(vi)             the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption; and

(vii)          the CUSIP and ISIN numbers, if any, of the Notes called for Redemption.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee, the Paying Agent and the Conversion Agent.

(F)              Selection and Conversion of Notes to Be Redeemed in Part. If less than all Notes then outstanding are called for Redemption, then the Notes to be redeemed will be selected by the Company as follows: the Trustee will select the Notes to be redeemed (in an Authorized Denomination) by lot, on a pro rata basis or in such other manner as it shall deem appropriate and fair.

(G)             Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 3.01, the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Trustee on behalf of the Holder thereof on or before the applicable Redemption Date. For the avoidance of doubt, any interest payable pursuant to the proviso to Section 4.03(D) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

Section 4.04.     Repurchase after Suspension

During any Covenant Suspension, any Holder shall be entitled to request that any or all of such Holders’ Notes be repurchased by the Company from such Holder’s Pro Rata Share of the money and Short-Term Treasuries held in trust by the Trustee pursuant to Section 7.03 (“Suspension Repurchase”) as follows.

(A)             Suspension Repurchase Notice. To receive payoff from the Suspension Repurchase, a Holder must send to the Company (with copy to the Trustee) a written notice requesting such Suspension Repurchase (a “Suspension Repurchase Notice”) five (5) Business Days prior to the date on which such Holder wishes to have such Suspension Repurchase (the “Suspension Repurchase Date”).

Such Suspension Repurchase Notice must state:

(i)                 the amount of Notes to be called for Suspension Repurchase, in an Authorized Denomination;

(ii)              the Suspension Repurchase Date for such Suspension Repurchase.

(B)              Delivery of Notes. Together with the Suspension Repurchase Notice, the Holder must either: (i) deliver to the Paying Agent any Notes subject to Suspension Repurchase, duly endorsed for transfer, or (ii) in the case of Physical Notes, make a notation of the reduction of the aggregate principal amount of Notes on the form thereof, and delivery evidence to the Company and the Trustee of the same (pursuant to procedures approved by the Trustee in its discretion). For the avoidance of doubt, on the date the Suspension Repurchase Price is paid, such the Notes so repurchased will no longer be “outstanding” under the Indenture for all purposes.

(C)              Payment of Suspension Repurchase Price. On or before the applicable Suspension Repurchase Date the Suspension Repurchase Notice, the Company must cause the Paying Agent to pay to such Holder, from the relevant Account, an amount equal to the aggregate principal amount of Notes being repurchased on the relevant Suspension Repurchase Date plus accrued and unpaid interest (as Cash Interest) to but excluding such Suspension Repurchase Date; provided that, if the Suspension Repurchase Date falls after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Suspension Repurchase, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) payment in respect of such Notes will not include accrued and unpaid interest on such Note to, but excluding, such Suspension Repurchase Date .

Article 5.         Conversion

Section 5.01.     Right to Convert.

(A)             Generally. Subject to the provisions of this Article 5, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.

(B)              Conversions in Part. Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(C)              When Notes May Be Converted.

(i)                 Generally. Subject to Section 5.01(C)(ii), a Holder may convert its Notes at any time following the Issue Date until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(ii)              Limitations and Closed Periods. Notwithstanding anything to the contrary in this Indenture or the Notes:

(1)	Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(2)	in no event may any Note be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date; and

(3)	if the Company calls any Note for Redemption pursuant to Section 4.03, then the Holder of such Note may not convert such Note after the Close of Business on the Business Day on which the applicable Redemption Notice is sent in accordance with Section 4.03(E) (unless the Company fails to pay the Redemption Price due on the Redemption Date for such Note in full in accordance with this Indenture); for the avoidance of doubt, any Note not called for redemption may be converted during such period.

(iii)            Notice of the Occurrence of Certain Corporate Events. If the Company elects to (I) distribute, to all or substantially all holders of Common Stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this clause (I) upon their separation from the Common Stock or upon the occurrence of such triggering event) entitling them, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock; or (II) distribute, to all or substantially all holders of Common Stock, assets or securities of the Company or rights to purchase the Company’s securities, then, in either case, (x) the Company will send notice of such distribution to the Holders and the Trustee at least ten (10) Scheduled Trading Days before the Ex-Dividend Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur). If a Change of Control or a Common Stock Change Event occurs (other than a merger or other business combination transaction that is effected solely to change the Company’s jurisdiction of incorporation and that does not constitute a Change of Control), then, in each case, then, no later than the date of the signing of the definitive agreement in respect thereof, the Company will send notice to the Holders, the Trustee and the Conversion Agent of such transaction or event and no later than the effective date thereof, the Company will send notice to the Holders, the Trustee and the Conversion Agent of such effective date.

Section 5.02.     Conversion Procedures.

(A)             Generally.

(i)                 Conversion Period. A Holder may convert the Notes at any time.

(ii)              Physical Notes. To convert all or a portion of a Physical Note, the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the notice of conversion attached to such Physical Note or a facsimile of such notice of conversion; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require (a notice pursuant to the applicable procedures as set forth in (A) or a notice of conversion attached to a Physical Note as set forth in this (A), a “Notice of Conversion”).

(B)              Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B), upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date).

(C)              Holder of Record of Conversion Shares. The Person in whose name any Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(D)             Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty.

(E)              Conversion Agent to Notify Company of Conversions. If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any written notice of conversion with respect to a Note, then the Conversion Agent will promptly (and, in any event, no later than the Business Day following the date the Conversion Agent receives such Note or notice) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note.

Section 5.03.     Settlement upon Conversion.

(A)             [Reserved.]

(B)              Conversion Consideration.

(i)                 Generally. Subject to the following provisions of this Section 5.03(B) and Section 5.11 hereof the type and amount of consideration (the “Conversion Consideration”) due in respect of each US$1,000 principal amount of a Note to be converted will be (x) a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion and (y) at the Company’s election either (A) an amount of cash equal to the accrued and unpaid interest on such Note through the Conversion Date (such amount, the “Conversion Interest Amount”) or (B) a number of a number of shares of Common Stock equal to the product of (i) the quotient of the relevant Conversion Interest Amount divided by US$1,000 and (ii) Conversion Rate in effect on the Conversion Date for such conversion.

(ii)              Cash in Lieu of Fractional Shares. If the number of shares of Common Stock deliverable pursuant to Section 5.03(B) upon conversion of any Note is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) the Last Reported Sale Price per Common stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)            Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(iv)             Pre-Funded Warrants in Lieu of Shares. Without limitation of Section 5.11 hereof:

(1)               if any Holder’s Notes are converted prior to the date the Company obtains the Shareholder Approval, the Company shall deliver to such Holder a number of Pre-Funded Warrants equal to the product of (x) the number of shares of Common Stock that would otherwise constitute the Conversion Consideration and (y) the Pre-Approval Conversion Ratio (rounded up to the nearest whole number), and the number of shares of Common Stock comprising the Conversion Consideration shall be proportionally reduced; and

(2)               in addition, if a Holder so elects in the relevant Notice of Conversion, with respect to all or any portion of the shares of Common Stock that would otherwise constitute the Conversion Consideration, the Company shall deliver to such Holder a number of Pre-Funded Warrants equal to such number of shares, and the number of shares of Common Stock comprising the Conversion Consideration shall be proportionally reduced (it being understood that in respect of any conversion prior to the date the Company obtains the Shareholder Approval, such specified portion may not exceed the Pre-Approval Conversion Ratio).

(C)              Delivery of the Conversion Consideration. Except as set forth in Sections 5.05(C) and 5.09, the Company will deliver the Conversion Consideration due upon the conversion of any Note to the Holder on the second (2nd) Business Day immediately after the Conversion Date for such conversion; provided, however, that if a Note is converted with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, then, solely for purposes of such conversion, (x) the Company will deliver the Conversion Consideration due upon such conversion on the Maturity Date (or, if the Maturity Date is not a Business Day, the next Business Day); and (y) the Conversion Date will instead be deemed to be the second (2nd) Business Day immediately before the Maturity Date.

(D)             Deemed Payment of Principal and Interest. If a Holder converts a Note, the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date (including in the case where a Note is converted following a Regular Record Date and prior to the corresponding Interest Payment Date).

Section 5.04.     Shares to be Fully Paid.

The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion. Each Conversion Share, if any, delivered upon conversion of any Note will be duly and validly issued, fully paid, non-assessable and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05.     Adjustments to the Conversion Rate.

(A)             Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted by the Calculation Agent (and all relevant calculations and determinations shall be made by the Calculation Agent) from time to time as follows:

(i)                 Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)              Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Sections 5.05(A)(iii)(1) and 5.05(F) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 5.05(A)(ii) and Section 5.01(C)(iii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii)            Spin-Offs and Other Distributed Property.

(1)               Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(a)       dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(b)       dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iv);

(c)       rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(F);

(d)       Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iii)(2);

(e)       a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v) will apply; and

(f)       a distribution solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)               Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5.09 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 5.05, if the Conversion Date for a Note to be converted occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Consideration for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type set forth in this Section 5.05 is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)             Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)               Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 5.05(A)(v), if the Conversion Date for a Note to be converted occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)              No Adjustments Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(C)              [Reserved.]

(D)             Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)                 a Note is to be converted;

(ii)             the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 5.05(A) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(iii)            the Conversion Consideration due upon such conversion includes any whole share of Common Stock; and

(iv)            such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(E)           Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)              a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

(ii)             a Note is to be converted;

(iii)            the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)            the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(v)             such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(F)           Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 5.05(A)(iii)(1).

(G)           Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.05(A) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(H)          Equitable Adjustments to Prices. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 5.05(A)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(I)            Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.05(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(J)            Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward). The Company shall not be required to make an adjustment to the Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Conversion Rate. However, the Company shall carry forward any adjustments that are less than one percent (1%) of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), (i) prior to the Close of Business on the Conversion Date for any Note, (ii) on the date on which all such deferred adjustments would result in an aggregate change to the Conversion Rate of at least one percent (1%), and (iii) on the date three-months prior to the Maturity Date.

(K)           Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.05(A), the Company will promptly send written notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Section 5.06.       Voluntary Adjustments.

(A)          Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)           Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 5.06(A), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5.06(A), the Company will send notice to each Holder, the Trustee and the Conversion Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07.       [Reserved]

Section 5.08.       [Reserved.]

Section 5.09.       Effect of Common Stock Change Event.

(A)          Generally. If there occurs any:

(i)              recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)             consolidation, merger, combination or binding or statutory share exchange involving the Company;

(iii)            sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(iv)            other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)             from and after the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) and (III) for purposes of the definitions of “Change of Control,” references to “Common Stock” and the Company’s “common equity” will be deemed to refer to the common equity, if any, forming part of such Reference Property;

(2)             if such Reference Property Unit consists entirely of cash, then the Company will pay the cash due upon any conversions following the relevant Common Stock Change Event no later than the second (2nd) Business Day after the relevant Conversion Date; and

(3)             for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by the Calculation Agent by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Calculation Agent (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 9.01(F), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.05(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A). If the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)           Notice of Common Stock Change Events. The Company will provide notice of each Common Stock Change Event in the manner provided in Section 5.01(C)(iii).

(C)          Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5.09.

Section 5.10.       Responsibility of Trustee and Conversion Agent

The Trustee and Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to (a) determine whether a supplemental indenture needs to be entered into or (b) determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.09 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.09 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 12.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Company will be obligated to deliver to the Trustee and the Conversion Agent prior to the execution of any such supplemental indenture) with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 5.01 has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 5.01 with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely.

Section 5.11.       Certain Limitations on Settlement.

For so long as the Common Stock is registered under the Exchange Act, a Holder shall not be entitled to receive shares of Common Stock upon conversion of any Notes to the extent to which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on such beneficial owner’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, would exceed 9.9% (the “Restricted Ownership Percentage”) of the total issued and outstanding shares of Common Stock (the “Section 16 Conversion Blocker”); provided that any Holder shall have the right to elect for the Restricted Ownership Percentage to be 19.9% with respect to such Holder, (x) at any time, in which case, such election shall become effective sixty-one (61) days following written notice thereof to the Company or (y) in the case of a Holder acquiring Notes on the Issue Date, in the such Holder’s Subscription Agreement.

In lieu of any shares of Common Stock not delivered to a converting Holder by operation of the immediately preceding sentence, the Company shall deliver to such Holder Pre-Funded Warrants in respect of any equal number of shares of Common Stock. Such Pre-Funded Warrants shall contain substantially similar Restricted Ownership Percentage terms.

Under no circumstances shall the Trustee or the Conversion Agent have any obligation to monitor the ownership of Common Stock of any Holder or beneficial owner of the Common Stock or identify any beneficial owner of the Notes, or otherwise make any determination, monitor or otherwise take any action with respect to the restrictions set forth in this Section 5.11.

Section 5.12.      Conversion Upon Qualified Merger

Subject to the requirements and limitations of this Section 5.12, upon a Qualified Merger, the Company may elect to convert all, but not less than all, of the Notes at a Conversion Rate equal to the Company Conversion Rate on the Qualified Merger Conversion Date (a “Qualified Merger Conversion”), so long as the MOIC Condition is satisfied with respect to such potential Qualified Merger Conversion.

(A)          Prohibitions on Qualified Merger Conversions. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Qualified Merger Conversion Date, then (i) the Company may not convert any Notes pursuant to this Section 5.12; and (ii) the Company will cause any Notes theretofore surrendered for such Qualified Merger Conversion to be returned to the Holders thereof.

(B)           Qualified Merger Conversion Date. The Conversion Date for any Qualified Merger Conversion will be date on which the relevant Qualified Merger is consummated (the “Qualified Merger Conversion Date”).

(C)           Qualified Merger Conversion Notice. In order to exercise its Qualified Merger Conversion right, at least ten (10) Business Days prior to a Qualified Merger event (the “Qualified Merger Conversion Notice Date”), the Company must (x) send to each Holder, the Trustee and the Paying Agent a written notice (a “Qualified Merger Conversion Notice”); and (y) substantially contemporaneously therewith, issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Qualified Merger Conversion Notice.

Such Qualified Merger Conversion Notice must state:

(i)              that such Notes have been called for conversion, briefly describing the Company’s right under this Indenture;

(ii)             the relevant Qualified Merger Conversion Date ;

(iii)            the name and address of the Paying Agent and the Conversion Agent; and

(iv)            the Conversion Rate applicable to such Qualified Merger Conversion Date.

(D)           Notice of Qualified Merger Conversion Date. On the second Business Day prior to the Qualified Merger Conversion Date, the Company shall notify the Holders of such Qualified Merger Conversion Date.

(E)           Settlement of Qualified Merger Conversions. The Company shall settle any Qualified Merger Conversions in accordance with Section 5.03.

Article 6.         Successors

Section 6.01.     When the Company May Merge, Etc.

(A)          Generally. Without limitation of Section 3.23 Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, including through licensing, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless:

(i)              the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 9.01(E)) all of the Company’s obligations under this Indenture and the Notes, and the Successor Corporation will take such action (or agree to take such action) and deliver such agreements, instruments, or documents as may be necessary or appropriate to cause any property or assets that constitute Collateral owned by or transferred to the Successor Corporation to be subject to the Liens of the Collateral Agent in the manner and to the extent required under this Indenture;

(ii)             immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing; and

(iii)            the Company or the Successor Corporation, if not the Company, shall have delivered to the Trustee and the Collateral Agent an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) complies with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.

Section 6.02.     Successor Corporation Substituted.

At the effective time of any Business Combination Event that complies with Section 7.01, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Successor Corporation had been named as the Company in this Indenture and the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Indenture and the Notes.

Article 7.         Covenant Suspension

Section 7.01.       Option to Effect Covenant Suspension.

The Company may at any time beginning on the date 18 months prior to the Maturity Date at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have this Section 7.01 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article. Upon such an election, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 7.02 hereof, be released from each of their obligations under the covenants contained in Sections 3.07 through 3.32, 3.34 through 3.39, and 4.02 with respect to the outstanding Notes on and after the date the conditions set forth in Section 7.02 hereof are satisfied (hereinafter, “Covenant Suspension”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Suspension means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 8.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby.

Section 7.02.       Conditions to Covenant Suspension.

In order to exercise Covenant Suspension under Section 7.01 hereof:

(i)               not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to the Trustee, Collateral Agent and Holders specifying a date on which the Release Collateral (defined herein) is to be delivered (the “Suspension Date”); provided, however, that the Company shall have the right to cancel or extend (by no more than thirty (30) days) such notice by providing the Trustee and the Holders with notice of cancellation or extension not less than ten (10) days prior to the scheduled Suspension Date, provided that the Company shall pay all of the Trustee’s reasonable costs and expenses incurred as a result of such cancellation or extension;

(ii)              the Company shall deliver to the Collateral Agent a pledge and security agreement, in form and substance which would be reasonably satisfactory to a prudent lender (as determined by the Required Holders), creating a first priority security interest in favor of the Holders of Notes in the Release Collateral (the “Collateral Release Security Agreement”);

(iii)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Short-Term Treasuries, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be (the “Release Collateral”) (and the Company must specify whether the Notes are being suspended to such stated date for payment or to a particular redemption date), duly endorsed by the holder thereof as directed by the Collateral Agent (at the direction of the Required Holders) or accompanied by a written instrument of transfer in form and substance which would be satisfactory to a prudent lender (as determined by the Required Holders) (including, without limitation, such certificates, documents and instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Collateral Release Security Agreement the first priority security interest therein in favor of the Collateral Agent and Holders of Notes in conformity with all applicable state and federal laws governing granting of such security interests;

(iv)            all sums due under the Note Documents up to the Suspension Date, including, without limitation, all reasonable and customary fees, costs and expenses incurred by the Trustee, the Collateral Agent, the Calculation Agent, any Holder, and their respective agents in connection with such release (including, without limitation, reasonable legal fees and expenses for the review and preparation of the Collateral Release Security Agreement (defined herein) and of the other materials described in this Section 7.02 and any related documentation, and any servicing fees or other costs related to such release), shall be paid in full on or prior to the Suspension Date.

(v)             the Company delivers to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and suspension and shall be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and suspension had not occurred;

(vi)            no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(vii)          such Covenant Suspension will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(viii)          the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(ix)            the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Suspension have been complied with and such other certificates, opinions, documents and instruments as a prudent lender would reasonably require (as determined by the Company and certified in an Officer’s Certificate); and

(x)              the Company shall comply with the requirements of Section 7.07 to appoint a Successor Borrower.

Section 7.03.       Deposited Money and Short-Term Treasuries to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.04 hereof, all money and Short-Term Treasuries (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 7.03, the “Trustee”) pursuant to Section 7.02 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Short-Term Treasuries deposited pursuant to Section 7.02 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 7 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Short-Term Treasuries held by it as provided in Section 7.02 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.02(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Covenant Suspension, including after giving effect to any Suspension Repurchase.

Section 7.04.       Repayment to Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 7.05.       Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Short-Term Treasuries in accordance with Section 7.01 hereof, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 7.01 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.01 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, interest or Additional Interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 7.06.       Collateral Release Upon Covenant Suspension.

At any time during a valid Covenant Suspension, the Company may cause the release of the Collateral from the Lien of the Security Agreement and the other Security Documents. Upon the latter of the Suspension Date and the satisfaction of the requirements of Section 7.02, the Collateral shall be released from the Lien of the Security Agreement and the other Security Documents, and the Release Collateral shall constitute collateral which shall secure the Notes and all other Obligations under the Note Documents. The Trustee shall, at the Company’s expense, execute and deliver any agreements in form and substance reasonably requested by the Company to release the lien of the Security Agreement and the Security Documents from the Collateral, and reasonably cooperate with the Company to avoid the incurrence of any mortgage recording, transfer or other similar taxes in connection with the defeasance.

Section 7.07.       Successor Borrower.

As a condition to any Covenant Suspension, in accordance with this Article 7, the Company shall assign all its obligations and rights under the Note Documents, together with the pledged Release Collateral, to a successor single purpose entity designated by the Company and approved by the Collateral Agent in its sole and absolute discretion (“Successor Borrower”). Successor Borrower shall execute an assignment and assumption agreement in form and substance which would be reasonably satisfactory to a prudent lender (as determined by the Required Holders) pursuant to which it shall assume the Company’s obligations under the Note Documents and the Collateral Release Security Agreement. As conditions to such assignment and assumption, the Company shall (i) deliver to Trustee and Collateral Agent one or more Opinions of Counsel in form and substance and delivered by counsel which would be reasonably satisfactory to a prudent lender (as determined by the Required Holders) stating, among other things, that such assignment and assumption agreement is enforceable against the Company and the Successor Borrower in accordance with its terms and that the Note Documents and the Collateral Release Security Agreement, as so assigned and assumed, are enforceable against the Successor Borrower in accordance with their respective terms, and opining to such other matters relating to Successor Borrower and its organizational structure as the Required Holders may require, including, if required by the Required Holders, a “Non-Consolidation Opinion” from counsel to the Successor Borrower, and (ii) pay all reasonable and customary fees, costs and expenses incurred by Trustee,Collateral Agent or their agents and Successor Borrower in connection with such assignment and assumption (including, without limitation, reasonable legal fees and expenses and for the review of the proposed transferee and the preparation of the assignment and assumption agreement and related certificates, documents and excluding any assumption fee which may otherwise be due pursuant to the other Note Documents). Upon such assignment and assumption, the Company shall be relieved of its obligations under the Note Documents and the Collateral Release Security Agreement first arising from and after the Suspension Date, except as expressly set forth in the assignment and assumption agreement.

Article 8.         Defaults and Remedies

Section 8.01.       Events of Default.

(A)          Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i)              a default in the payment when due (whether at maturity, upon Redemption or otherwise) of the principal of, or the Redemption Price for, any Note;

(ii)              a default for five (5) consecutive days in the payment when due of interest on any Note;

(iii)            the Company’s failure to deliver, when required by this Indenture, a notice pursuant to Section 5.01(C)(iii);

(iv)            a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto, if such default is not cured within three (3) Business Days after its occurrence;

(v)             a default in the Company’s obligations under any of Section 3.08 through Section 3.10 (solely if any Note Party is not in existence or good standing in its jurisdiction of organization), Section 3.12, (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Collateral Agent’s Liens), Section 3.13, Section 3.14, (solely if any Note Party refuses to allow any Collateral Agent or eligible Holder or its representatives or agents to visit any Note Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss the Company’s affairs, finances, and accounts with officers and employees of the Company), Section 3.20, Section 3.21 through Section 3.39 or Section 6.01(A) or in any Guarantor’s obligations under Section 10.04;

(vi)             a default in the Company’s obligations under any of Section 3.10 (other than if any Note Party is not in existence or good standing in its jurisdiction of organization), Section 3.12 (other than with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Collateral Agent’s Liens), Section 3.15, Section 3.18, where such default is not cured or waived within ten (10) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii)           a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements, under this Indenture or the Note Documents (other than a default set forth in clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 8.01(A)) where such default is not cured or waived within thirty (30) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(viii)          If (a) there is a default in one or more agreements to which a Note Party or any of its Subsidiaries is a party with one or more third Persons relative to a Note Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more (other than the ABL Credit Agreement), and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Note Party’s or its Subsidiary’s obligations thereunder, (b) an Event of Default (as defined in the ABL Credit Agreement) shall have occurred, (c) a default in or an involuntary early termination of one or more Hedge Agreements to which a Note Party or any of its Subsidiaries is a party and any ABL Lender is a counterparty, or (d) a default in or an involuntary early termination of one or more Hedge Agreements to which a Note Party or any of its Subsidiaries is a party and a Bank Product Provider (as defined in the ABL Credit Agreement) is not a counterparty and, in either event under this clause (d), the swap termination costs to be paid by such Note Party or Subsidiary to the counterparty in accordance with the terms of such Hedge Agreement are $2,000,000 or more;

(ix)             any Guarantee ceases to be in full force and effect except as otherwise expressly provided in this Indenture or any Guarantor denies or disaffirms its obligations under its Guarantee;

(x)              if one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against the Company or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; and

(xi)             the Company, the Guarantors or any of their Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)	commences a voluntary case or proceeding;

(2)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)	consents to the appointment of a custodian of it or for any substantial part of its property;

(4)	makes a general assignment for the benefit of its creditors;

(5)	takes any comparable action under any foreign Bankruptcy Law; or

(6)	generally is not paying its debts as they become due; or

(xii)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)	is for relief against the Company, the Guarantors or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)	appoints a custodian of the Company, the Guarantors, or any of their Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)	orders the winding up or liquidation of the Company, the Guarantors, or any of their Significant Subsidiaries; or

(4)	grants any similar relief under any foreign Bankruptcy Law,

(5)	and, in each case under this (1), such order or decree remains unstayed and in effect for at least sixty (60) days;

(xiii)          any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create, or should be asserted by a Note Party not to create, a valid and perfected and, except to the extent expressly permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Holders on any Collateral purported to be covered thereby, other than (A) to the extent resulting from the failure of the Trustee or the Collateral Agent or any of their agents or bailees to maintain possession or control of Collateral, or (B) as to Collateral consisting of Real Property to the extent that (1) such losses are covered by a title insurance policy for the benefit of the Collateral Agent or (2) a deficiency arose through no fault of a Note Party, in the case of each of clause (A) and (B), to the extent such deficiencies are (1) corrected with reasonable diligence upon obtaining knowledge thereof and (2) do not materially adversely affect the security interest of the Holders in the Collateral;

(xiv)          (a) the provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any member of the Lender Group (under and as defined in the ABL Credit Agreement) or the ABL Agent, or (b) any Note Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of the Intercreditor Agreement, or (ii) that all payments realized from the liquidation of any property of any Note Party shall be subject to the Intercreditor Agreement; or

(xv)           any Change of Control occurs, other than a Qualified Merger.

(B)           Cause Irrelevant. Each of the events set forth in Section 8.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 8.02.       Acceleration.

(A)           Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 8.01(A)(xii) or Section 8.01(A)(xii) occurs with respect to the Company or any Guarantor (and not solely with respect to a Significant Subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B)           Optional Acceleration. Subject to Section 8.03, if an Event of Default (other than an Event of Default set forth in Section 8.01(A)(xii) or Section 8.01(A)(xii) with respect to the Company or any Guarantor and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least thirty-five percent (35%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

(C)           Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Required Holders, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

(D)             Applicable Premium due after Acceleration. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default (including an Event of Default under clause (A)(xi) or (A)(xii) of Section 8.01 hereof) (each an “Acceleration Event”), the Applicable Premium shall also be due and payable in full at the time of such Acceleration Event and shall constitute part of the Obligations payable to Holders of the Notes in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Applicable Premium) from and after the applicable triggering event, including in connection with an Event of Default under clause (A)(xi) or (A)(xii) of Section 8.01 hereof. Any Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and the Company agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Company giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Applicable Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

If, after any acceleration of the Notes, the Company tenders payment of all or any part of the principal or the Redemption Price on the Notes, or if all or any portion of the principal or the Redemption Price on the outstanding Notes is recovered by the Trustee, Collateral Agent or Holders after such acceleration, such payment or recover shall be deemed an attempt to circumvent the prohibition against prepayment set forth in this Agreement and the Company shall pay to the Holders of the Notes, in addition to the principal or the Redemption Price on the outstanding Notes, the amount of interest which would have accrued on the outstanding Notes through the Maturity Date (calculated assuming such interest were Cash Interest).

Section 8.03.     [Reserved].

Section 8.04.     Other Remedies.

(A)             Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee and the Collateral Agent may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture, the Notes or the Security Documents.

(B)              Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 8.05.     Waiver of Past Defaults.

An Event of Default pursuant to clauses (i), (ii), (iv), (v), (vi) or (vii) of Section 8.01(A) (that, in the case of clauses (vi) or (vii) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. An Event of Default pursuant to clause (xiii) of Section 8.01(A) arising from the release of all or substantially all of the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents), and a Default that could lead to such an Event of Default, can be waived only with the consent of the Required Holders. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Required Holders. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 8.06.     Control by Required Holders.

The Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or Collateral Agent or exercising any trust or power conferred on it. However, the Trustee or Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 12.01, the Trustee or Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any Holders) or may involve the Trustee or Collateral Agent, as applicable, in liability, unless the Trustee or Collateral Agent, as applicable, is offered, and, if requested, provided, security and indemnity satisfactory to the Trustee or Collateral Agent, as applicable, against any loss, liability or expense to the Trustee or Collateral Agent, as applicable, that may result from the Trustee’s or Collateral Agent’s, as applicable, following such direction.

Section 8.07.     Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)             such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B)              Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a written request to the Trustee to pursue such remedy;

(C)              such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D)             the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)              during such sixty (60) calendar day period, the Required Holders do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 8.08.     Absolute Right of Holders to Institute Suit for the Enforcement of the Right to Receive Payment and Conversion Consideration.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 9.01), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the Redemption Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 8.09.     Collection Suit by Trustee.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 8.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal of, or Redemption Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 12.06.

Section 8.10.     Trustee May File Proofs of Claim.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 12.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien (senior to the rights of Holders) on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 8.11.     Priorities.

The Trustee or the Collateral Agent will pay or deliver in the following order any money or other property that it collects pursuant to this Article 8:

First:	to the Trustee, the Collateral Agent and the other Note Agents, in their capacity as such, and their agents and attorneys for amounts due to the Trustee, the Collateral Agent and the other Note Agents under this Indenture and the Security Documents, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and the other Note Agents and the costs and expenses of collection;

Second:	to Holders for unpaid amounts or other property due on the Notes, including the principal of, or the Redemption Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third:	to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 8.11, in which case the Trustee will instruct the Company to, and the Company will deliver in writing, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee or the Collateral Agent a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 8.12.     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee or Collateral Agent for any action taken or omitted by it as Trustee or Collateral Agent, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 8.12 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 8.08 or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.

Article 9.         Amendments, Supplements and Waivers

Section 9.01.     Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent (if applicable) may amend or supplement this Indenture or the Notes or the other Note Documents without the consent of any Holder to:

(A)             cure any ambiguity or correct any omission, defect or inconsistency in this Indenture or the Notes;

(B)              add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C)              secure the Notes or any Guarantee;

(D)             add to the Company’s or any Guarantor’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;

(E)              provide for the assumption of any Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 10;

(F)              enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with a Common Stock Change Event;

(G)             [Reserved];

(H)             evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee;

(I)                increase the Conversion Rate;

(J)                comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

(K)             appoint a Replacement Calculation Agent in accordance with the terms of Section 14.12(C); or

(L)              make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect.

Section 9.02.     With the Consent of Holders.

(A)             Generally. Subject to Sections 9.01, 8.05 and 8.08 and the immediately following sentence, the Company, the Guarantors, the Trustee and the Collateral Agent (if applicable) may, with the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture, the Notes or other Note Documents or waive compliance with any provision of this Indenture or the Notes or other Note Documents.

Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 9.01, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes or any Note Documents, may:

(i)                 reduce the principal, or change the stated maturity, of any Note;

(ii)               reduce the Redemption Price for any Note;

(iii)              reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)           make any change that adversely affects the conversion rights of any Note, or amend or modify the definition of “Qualified Merger” or the other definitions used in such definition;

(v)               impair the absolute rights of any Holder set forth in Section 8.08 (as such section is in effect on the Issue Date);

(vi)             change the ranking of the Notes or the Guarantees

(vii)           other than in accordance with the provisions of this Indenture, modify any Guarantee or release any Guarantee or a Guarantor from its Obligations under this Indenture, in each case, in any manner materially adverse to the Holders;

(viii)          make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(ix)             reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification;

(x)               subordinate (x) the Liens securing any of the Notes to the Liens securing any other Indebtedness or other obligations or (y) the Notes in contractual right of payment to any other Indebtedness or other obligations;

(xi)             make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder;

(xii)           make any direct or indirect change to Section 3.27;

(xiii)          make any direct or indirect change to the definition of Available Amount; or

(xiv)         make any direct or indirect change in Section 8.01(A)(xv) or amend or modify the definition of “Change of Control” or the other definitions used in such definition.

For the avoidance of doubt, (1) pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 9.02(A), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder and (2) no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes shall, or shall have the effect of, releasing all or substantially all of the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents), without the consent of Holders of not less than 75% of the aggregate principal amount of the Notes then outstanding.

(B)              Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 9.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 9.03.     Notice of Amendments, Supplements and Waivers.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Section 9.01 or 9.02 becomes effective, the Company will send to the Holders and the Trustee and Collateral Agent notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 9.04.     Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(A)             Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 9.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)              Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 9. If a record date is fixed, then, notwithstanding anything to the contrary in Section 9.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)              Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D)             Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 9 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 9.05.     Notations and Exchanges.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee (at the direction of the Company) or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 9.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 9.06.     Trustee to Execute Supplemental Indentures.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 9; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that the Trustee concludes adversely affects the Trustee’s rights, duties, liabilities or immunities (including, without limitation, in connection with the adoption of any Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes). In executing any amendment or supplemental indenture, the Trustee will be entitled to receive, and (subject to Sections 12.01 and 12.02) will be fully protected in relying on, in addition to the documents required by Section 14.02, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is the legal, valid and obligation of the Company (and any Guarantor) and binding and enforceable against each in accordance with its terms.

Article 10.       Guarantees

Section 10.01. Guarantees.

(A)             Generally. By its execution of this Indenture (by any amended or supplemental indenture pursuant to Section 9.01(B)), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Collateral Agent and their successors and assigns, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture, the Notes or the Note Documents, that:

(i)                 the principal of, any interest on, and any Conversion Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, upon Redemption or otherwise, and interest on the overdue principal of, any interest on, or any Conversion Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders, the Trustee or Collateral Agent under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii)              in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, upon Redemption or otherwise, (clause (i) and (ii) collectively, the “Guaranteed Obligations”), in each case subject to Section 10.02.

Upon the failure of any payment when due of any amount so guaranteed, and upon the failure of any performance so guaranteed, for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform, as applicable, the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(B)              Guarantee Is Unconditional; Waiver of Diligence, Presentment, Etc. Each Guarantor agrees that its Guarantee of the Guaranteed Obligations is unconditional, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor other than payment or performance in full of Guaranteed Obligations (other than contingent obligations that have yet to accrue). Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete payment or performance of the Guaranteed Obligations (other than contingent obligations that have yet to accrue) in accordance with this Indenture and the Notes.

(C)              Reinstatement of Guarantee Upon Return of Payments. If any Holder or the Trustee is required by any court or otherwise to return, to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any consideration paid or delivered by the Company or the Guarantors to such Holder, the Trustee or Collateral Agent, then each Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(D)             Subrogation. Each Guarantor agrees that any right of subrogation, reimbursement or contribution it may have in relation to the Holders or in respect of any Guaranteed Obligations will be subordinated to, and will not be enforceable until payment in full of, all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 8, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and (ii) if any Guaranteed Obligations are accelerated pursuant to Article 8, then such Guaranteed Obligations will, whether or not due and payable, immediately become due and payable by the Guarantors. Each Guarantor will have the right to seek contribution from any non-paying Guarantor, but only if the exercise of such right does not impair the rights of the Holders under any Guarantee.

Section 10.02. Limitation on Guarantor Liability.

Each Guarantor, and, by its acceptance of any Note, each Holder, confirms that each Guarantor and the Holders intend that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. Each of the Trustee, Collateral Agent, the Holders and each Guarantor irrevocably agrees that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or fraudulent conveyance under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.03. Execution and Delivery of Guarantee.

The execution by each Guarantor of this Indenture (by an amended or supplemental indenture pursuant to Section 9.01(B)) evidences the Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of each Guarantee on behalf of each Guarantor. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at each Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

Section 10.04. When Guarantors May Merge, etc.

(A)             Generally. No Guarantor will consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to another Person (other than the Company or another Guarantor) (a “Guarantor Business Combination Event”), unless (1) the resulting, surviving or transferee Person is such Guarantor or, if not such Guarantor, expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture) all of such Guarantor’s obligations under this Indenture, the Notes and any Security Documents as may be necessary to grant a perfected security interest over the Collateral held by such Guarantor; provided that (a) such surviving Guarantor shall be incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia and (b) no Default or Event of Default shall exist, or would result from such Guarantor Business Combination Event or (2) the transaction is in compliance with Section 3.10.

Notwithstanding the foregoing, any Guarantor may merge, consolidate, amalgamate or wind up with or into or transfer all or part of its properties and assets to the Company without regard to the requirements set forth in this Section 10.04(A).

(B)              Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Guarantor Business Combination Event, the Company will deliver to the Trustee and Collateral Agent an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture and any Security Documents) complies with Section 10.04(A); and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.

(C)              Successor Corporation Substituted. At the effective time of any Guarantor Business Combination Event that complies with Section 10.04(A) and Section 10.04(B), the successor entity (if not the applicable Guarantor) will succeed to, and may exercise every right and power of, such Guarantor under this Indenture and the Notes with the same effect as if such Successor Guarantor Corporation had been named as a Guarantor in this Indenture and the Notes, and, except in the case of a lease, the predecessor Guarantor will be discharged from its obligations under this Indenture and the Notes.

Section 10.05. Application of Certain Provisions of the Guarantors.

(A)             Officer’s Certificates and Opinions of Counsel. Upon any request or application by any Guarantor to the Trustee or Collateral Agent to take any action under this Indenture, the Trustee and Collateral Agent will be entitled to receive an Officer’s Certificate and an Opinion of Counsel pursuant to Section 14.02 with the same effect as if each reference to the Company in Section 14.02 or in the definitions of “Officer,” “Officer’s Certificate” or “Opinion of Counsel” were instead a reference to such Guarantor.

(B)              Company Order. A Company Order may be given by any Guarantor with the same effect as if each reference to the Company in the definitions of “Company Order” or “Officer” were instead a reference to such Guarantor.

(C)              Notices and Demands. Any notice or demand that this Indenture requires or permits to be given by the Trustee, Collateral Agent, or by any Holders, to the Company may instead be given to any Guarantor.

Section 10.06. Release of Guarantees.

Any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee, Collateral Agent is required for the release of such Guarantor’s Guarantee, upon:

(A)             (i) any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, transfer or other disposition is not prohibited by the applicable provisions of this Indenture and, (a) in the case the transferee Person is not the Company or a Subsidiary, such sale, exchange, transfer or other disposition is in compliance with Section 3.10 or (b) unless such sale, exchange, transfer or other disposition is with or to the Company, the surviving or transferee Person expressly assumes such Guarantor’s obligations in accordance with Section 10.04;

(ii)              the merger, consolidation or amalgamation of any Guarantor with and into the Company, or upon the liquidation of a Guarantor following the transfer of all of its assets to the Company; or

(iii)            the merger, consolidation or amalgamation of any Guarantor with and into a Subsidiary of the Company where such Subsidiary is the surviving Person , if such merger, consolidation or amalgamation is not prohibited by the applicable provisions of this Indenture and such Subsidiary expressly assumes such Guarantor’s obligations in accordance with Section 10.04; and

(B)              the Company and such Guarantor delivering to the Trustee and Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and release have been complied with.]

Article 11.       Satisfaction and Discharge

Section 11.01. Termination of Company’s Obligations.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(A)             all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;

(B)              the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C)              the Company has paid all other amounts payable by it under this Indenture; and

(D)             the Company has delivered to the Trustee and Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 12 and Section 14.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request contained in an Officer’s Certificate and at the expense of the Company, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 11.02. Repayment to Company.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 11.03. Reinstatement.

If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to Section 11.01 because of any legal proceeding or any order or judgment of any court or other Governmental Authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 11.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.

Article 12.       Trustee

Section 12.01. Duties of the Trustee.

(A)             [Reserved].

(B)              Regardless of whether an Event of Default has occurred:

(i)                 the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)              in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but shall have no affirmative duty to verify the contents thereof.

(C)              The Trustee may not be relieved from liabilities for its gross negligence or willful misconduct, except that:

(i)                 this paragraph will not limit the effect of Section 12.01(B);

(ii)              the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)            the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 8.06.

(D)             Each provision of this Indenture that in any way relates to the Trustee is subject to this Section 12.01 and Section 12.02, regardless of whether such provision so expressly provides.

(E)              No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of the Required Holders unless such Holders have offered to, and if requested, provided to the Trustee and Collateral Agent, as applicable, indemnity or security satisfactory to each of the Trustee and Collateral Agent, as applicable, (in its or their sole and absolute discretion) against any loss, liability or expense

(F)              The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

(G)             Whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee will be subject to the provisions of this Section 12.01.

(H)             The Trustee will not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent (except in its capacity as Paying Agent pursuant to the terms of this Indenture) or any records maintained by any co-note registrar with respect to the Notes.

(I)                If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event.

Under no circumstances will the Trustee be liable in its individual capacity for the obligations evidenced by the Notes

(J)                Within 14 days of a written request by any Holder, the Trustee shall provide a list of all other Holders to such requesting Holder.

Section 12.02. Rights of the Trustee.

(A)             The Trustee may conclusively rely on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B)              Before the Trustee acts or refrains from acting, it may require and may conclusively rely on an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C)              The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D)             The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E)              Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(F)              The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered, and if requested, provided to, the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder).

(G)             The Trustee will not be responsible or liable for any punitive, special, indirect, incidental or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(H)             The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and will incur no liability of any kind by reason of such inquiry or investigation.

(I)                The Trustee will not be required to give any bond or surety in respect of the execution of the trusts, powers, and duties under this Indenture.

(J)                The permissive rights of the Trustee enumerated herein will not be construed as duties. The Trustee undertakes to perform such duties and only such duties as are specifically and expressly set forth in this Indenture.

(K)             The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(L)              The Trustee will not be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal of, or the Redemption Price for, or interest on, any Note) unless written notice of any event that is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes, the Company and this Indenture and states that it is a notice of Default or Event of Default.

(M)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Note Agent, custodian and other Person employed to act hereunder, including the Collateral Agent.

(N)             The Trustee, the Collateral Agent and the Note Agents are hereby authorized and directed to execute and deliver each Notes document to which it is a party, binding the Holders to the terms thereof.

(O)             Neither the Trustee nor the Collateral Agent shall have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Company’s), and will not be regarded as making and is not required to make, any representation with respect to the Collateral or Liens.

(P)              The Trustee shall be entitled to request and receive written instructions from the Required Holders and to receive indemnification or security satisfactory to it in connection with such direction and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Required Holders. Such instruction may, in the Trustee’s sole discretion, be delivered by e-mail as set forth in the applicable Administrative Questionnaires from the Required Holders or their counsel, and the Trustee shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Trustee to liability or that is contrary to any Note Document or applicable law.

(Q)             If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Indenture, or the Trustee is in doubt as to the action to be taken hereunder, the Trustee may, at its option, after sending written notice of the same to the Note Parties and the Holders, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction addressing the subject matter of the dispute or (b) receives a written instruction and satisfactory indemnity, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Trustee, addressing the subject matter of the dispute. The Trustee will be entitled to act on any such written instruction provided in accordance with the terms hereof or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent.

(R)              None of the Trustee nor the Collateral Agent shall be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of its duties or obligations, nor shall they be under any obligation to oversee or monitor its performance; and each of the Trustee and the Collateral Agent shall be entitled to rely conclusively upon, any determination made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Calculation Agent, without independent verification, investigation or inquiry of any kind by the Trustee or the Collateral Agent.

(S)              Neither the Trustee nor the Collateral Agent shall be under any duty to succeed to, assume or otherwise perform any of the duties of the Calculation Agent, or to appoint a successor or replacement in the event of its resignation or removal, or to remove and replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to its duties and obligations under the terms of the governing documents.

(T)              Neither the Trustee nor the Collateral Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Notes.

(U)             Neither the Trustee, Paying Agent, Collateral Agent nor Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Term SOFR or Daily Simple SOFR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Holders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

None of the Trustee, Paying Agent, or Collateral Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR or Daily Simple SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing

Section 12.03. Individual Rights of the Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. The rights, privileges, protections, immunities and benefits given to the Trustee in this Indenture and the other Note Documents, including its right to be compensated, reimbursed and indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, the Collateral Agent and each Note Agent, custodian and other Person retained to act under this Indenture. For the avoidance of doubt, each reference to the Trustee in the Article 12 shall also be deemed to be a reference to the Collateral Agent and the other Note Agents.

Section 12.04. Trustee’s Disclaimer.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 12.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee (in accordance with Section 12.02(L)), then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes actually known to a Responsible Officer (in accordance with Section 12.02(L)); provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest, if any, on, any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders. The Trustee will not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice thereof has been received by a Responsible Officer, and such notice references the Notes and this Indenture and states on its face that a Default or Event of Default has occurred.

Section 12.06. Compensation and Indemnity.

(A)             The Company will, from time to time, pay the Trustee (acting in any capacity hereunder) reasonable compensation for its acceptance of this Indenture and services under this Indenture as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B)              The Company will indemnify and hold harmless the Trustee (acting in any capacity hereunder) against any and all losses, liabilities or expenses (including, without limitation, attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture (including, without limitation, attorneys’ fees and expenses) against the Company (including this Section 12.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. The Trustee will promptly notify the Company of any claim for which it may seek indemnity (other than any claim brought by the Company), but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 12.06(B), except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense at the expense of the Company. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld. The indemnification provided in this Section 12.06 will extend to the officers, directors, agents and employees of the Trustee and any successor Trustee under this Indenture.

(C)              The obligations of the Company under this Section 12.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D)             To secure the Company’s payment obligations in this Section 12.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E)              When the Trustee or the Collateral Agent is requested to act upon instructions of the Required Holders, the Trustee or the Collateral Agent shall not be required to act in the absence of indemnity against the costs, expenses and liabilities that may be incurred in compliance with such a request. The Trustee and the Collateral Agent shall not be liable for any action taken or omitted to be taken at the direction of the Required Holders.

(F)              If the Trustee incurs expenses or renders services after an Event of Default pursuant to clause (ix) or Section 8.01(A)(xii) of Section 8.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

Section 12.07. Replacement of the Trustee.

(A)             Notwithstanding anything to the contrary in this Section 12.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 12.07.

(B)              The Trustee may resign at any time and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to the Company. The Required Holders may remove the Trustee by providing no less than thirty (30) calendar days’ prior written notice to the Trustee and the Company. The Company may remove the Trustee if:

(i)                 the Trustee fails to comply with Section 12.09;

(ii)              the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)            a custodian or public officer takes charge of the Trustee or its property; or

(iv)             the Trustee becomes incapable of acting.

(C)              If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Required Holders may appoint a successor Trustee to replace such successor Trustee appointed by the Company.

(D)             If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee (at the Company’s expense), the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E)              If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with Section 12.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F)              A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 12.06(D).

Section 12.08. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, then such corporation will become the successor Trustee under this Indenture and will have and succeed to the rights, powers, duties, immunities and privileges of its predecessor without any further act or the execution or filing of any instrument or paper.

Section 12.09. Eligibility; Disqualification.

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Article 13.       Collateral and Security

Section 13.01. Collateral Matters.

(A)        Holders hereby irrevocably authorize Collateral Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Note Parties and their Subsidiaries of all of Obligations thereof under this Indenture and any Note Documents, (ii) constituting property being sold or disposed of (to a person which is not a Note Party) if a release is required or desirable in connection therewith and if the Company delivers to Collateral Agent an Officer’s Certificate that the sale or disposition is permitted under Section 3.24 (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Note Party or any of its Subsidiaries owned any interest at the time Collateral Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to a Note Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Indenture, (v) to the extent the Collateral Agent is required to release its Lien on Collateral pursuant to the Intercreditor Agreement or (vi), if the Company so requests during a Covenant Suspension. The Note Parties and Holders hereby irrevocably authorize Collateral Agent, based upon the instruction of the Required Holders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or other Insolvency Laws, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC or other Insolvency Laws, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Collateral Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, the Obligations under this Indenture owed to Holders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Collateral Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Collateral Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and Holders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (vii) Collateral Agent, based upon the instruction of the Required Holders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Collateral Agent may reduce the Obligations under this Indenture owed to the Holders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Holders, or (z) otherwise, the Required Holders. Upon request by Collateral Agent or the Company at any time, the Required Holders will confirm in writing Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 13.01; provided, that, (1) anything to the contrary contained in any Security Documents notwithstanding, Collateral Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Collateral Agent’s opinion, could expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations under this Indenture or any Liens (other than those expressly being released) upon (or obligations of Company in respect of) all interests retained by Company, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Holder further hereby irrevocably authorizes Collateral Agent, at its option and in its sole discretion (upon receipt of a direction from the Required Holders or an Officer’s Certificate as to the compliance with the Note Documents), to subordinate any Lien granted to or held by Collateral Agent under any Security Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness or, subject to the Intercreditor Agreement, the obligations of Company under the ABL Documents and (b) to the extent Collateral Agent has the authority under this Section 13.01 to release its Lien on such property.

(B)        Collateral Agent shall have no obligation whatsoever to any of Holders to (i) to verify or assure that the Collateral exists or is owned by a Note Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, continued, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that Collateral Agent shall have no other duty or liability whatsoever to any Holder as to any of the foregoing, except as otherwise expressly provided herein. The Company and the Guarantors shall be responsible for the maintenance of the Collateral and for the payment of taxes, charges or assessments upon the Collateral. For the avoidance of doubt, nothing herein shall require the Collateral Agent or the Trustee to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created and described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it under this Indenture or the Security Documents) and such responsibility shall be solely that of the Company. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or to inspect the properties, books, or records of the Company or any of its Affiliates.

(C)        Holders hereby authorize Collateral Agent as Note Agent and as Note Control Agent (as each term is defined in the Intercreditor Agreement) to enter into the Intercreditor Agreement or other subordination or intercreditor agreement or arrangement permitted under this Indenture and Holders acknowledge that any such subordination or intercreditor agreement is binding upon Holders.

Section 13.02. Restrictions on Actions by Holders; Sharing of Payments.

(A)        Each Holder agrees that it shall not, without the express written consent of Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Holder to any Note Party or its Subsidiaries or any Deposit Accounts of any Note Party or its Subsidiaries now or hereafter maintained with such Holder. Each Holder further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent (at the direction of the Required Holders), take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Security Document against any Note Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(B)        If, at any time or times any Holder shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Holder from Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from Collateral Agent in excess of such Holder’s Pro Rata Share of all such distributions by Collateral Agent, such Holder promptly shall (A) turn the same over to Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to Collateral Agent, or in immediately available funds, as applicable, for the account of all of Holders and for application to the Obligations in accordance with the applicable provisions of this Indenture, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Holders so that such excess payment received shall be applied ratably as among Holders in accordance with their Pro Rata Shares; provided, that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 13.03. Agency for Perfection.

Collateral Agent hereby appoints each other Holder as its agent or trustee (and each Holder hereby accepts for the purpose of perfecting Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control). Should any Holder obtain possession or control of any such Collateral, such Holder shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

Section 13.04. Collateral Agent.

(A)             Each of the Holders hereby irrevocably appoints U.S. Bank Trust Company, National Association (or any successor appointed pursuant hereto) to act as the Collateral Agent, and authorizes the Collateral Agent to take such actions, including execution, delivery and administration of the Note Documents to which it is or is intended to be a party, and to exercise such powers as are delegated to the Collateral Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent (including in its capacities as Note Agent and Note Control Agent under the Intercreditor Agreement) shall be entitled to the same rights, protections, immunities and indemnities afforded to the Trustee hereunder, as if such rights, protections, immunities and indemnities were set forth herein with respect to the Collateral Agent.

(B)              Any Person serving as Collateral Agent hereunder shall, if applicable, have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not the Collateral Agent, and the term “Holder” and “Holders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Holder, include each Person serving as Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Note Parties or any subsidiary of a Note Party or other Affiliate thereof as if it were not the Collateral Agent hereunder and without any duty to account therefor to the Holders. The Holders acknowledge that, pursuant to such activities, the Collateral Agent or its Affiliates may receive information regarding any Note Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate), and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to them.

(C)              The Collateral Agent shall not have any duties or obligations except those expressly set forth in the Note Documents to which it is a party, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (1) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Note Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (2) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers that are expressly contemplated by the Note Documents that, subject to the terms hereof, the Collateral Agent is required to exercise as directed in writing by the Required Holders (or such number or percentage of the Holders as shall be necessary, or as the Collateral Agent shall believe in good faith to be necessary, under the circumstances as provided in the Note Documents); provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document or applicable laws, and (3) except as expressly set forth in the Note Documents to which it is a party, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Note Party or any of its Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Holders (or such other number or percentage of the Holders as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Note Documents) or in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default” and describing such Default or Event of Default) is given to a Responsible Officer of the Collateral Agent by the Company or any Holder and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Note Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Note Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition in any Note Document, or (vii) the properties, books or records of any Note Party or any Affiliate thereof. Notwithstanding anything herein to the contrary, the Collateral Agent shall not have any liability to any Secured Party arising from, or be responsible for any loss, cost or expense suffered as a result of, the terms of the Intercreditor Agreement.

(D)             Each Holder agrees that it will not take any enforcement action hereunder or under any other Note Document, accelerate the Obligations under any Note Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at foreclosure sales, UCC sales, any sale under the applicable provision of any Bankruptcy Law (including Section 363 of the Bankruptcy Code) or other similar dispositions of Collateral.

(E)              Notwithstanding anything to the contrary contained herein or in any of the other Note Documents, the Note Parties, the Collateral Agent, the Trustee and the Holders agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of itself, the Trustee and the Holders in accordance with the terms hereof and all powers, rights and remedies under the other Note Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) at the written direction of the Required Holders, the Collateral Agent, as agent for and representative of the Holders, shall be entitled (but not obligated) (either directly or through one or more acquisition vehicles), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any or all of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such Disposition and (B) the Collateral Agent or any Holder may be the purchaser or licensor of any or all of such Collateral at any such Disposition.

(F)              Each of the Holders hereby irrevocably authorizes the Collateral Agent, on behalf of all Holders, to take any of the following actions (but the Collateral Agent shall have no obligation so to do):

(i)       consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any such Disposition or other transfer pursuant to the applicable provisions of any Debtor Relief Law, including Section 363 of the Bankruptcy Code;

(ii)     credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of any Bankruptcy Law, including Section 363 of the Bankruptcy Code;

(iii)   credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; and/or

(iv)   credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise;

it being understood that no Holder shall be required to fund any amounts in connection with any purchase of all or any portion of the Collateral by the Collateral Agent pursuant to the foregoing clauses (ii), (iii) or (iv) without its prior written consent.

(G)             Each Holder and each other Secured Party agrees that the Collateral Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under clause (ii), (iii) or (iv) of the preceding paragraph, the Obligations owed to all of the Holders (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph and obligations owed to the Trustee or Collateral Agent) shall be entitled to be, and shall be, credit bid by the Collateral Agent on a ratable basis.

(H)             With respect to each contingent or unliquidated claim that is an Obligation, the Collateral Agent is hereby authorized, but is not required, to estimate the amount of any such claim for purposes of the credit bid or purchase so long as the fixing or liquidation of such claim would not unduly delay the ability of the Collateral Agent to credit bid the Obligations or purchase the Collateral at such Disposition. In the event that the Collateral Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Collateral Agent to credit bid or purchase in accordance with the second preceding paragraph, then those of the contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(I)                Each Secured Party whose Obligations are credit bid under clauses (ii), (iii) or (iv) of the paragraph (f) above shall be entitled to receive interests in the Collateral or other asset or assets acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or Disposition.

(J)                [Reserved.]

(K)             Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

(L)              The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the signatory, sender or authenticator thereof). The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Note Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(M)            The Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Agent, and the Collateral Agent shall not be liable for the misconduct or negligence of any sub-agent appointed with due care. The Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective officers, employees and agents. The exculpatory provisions of this Article shall apply to any such sub-agent and to the officers, employees and agents of the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent.

(N)             The Collateral Agent may resign in accordance with Section 12.07 as though references to the Trustee were references to the Collateral Agent.

(O)             Each Holder acknowledges that it has, independently and without reliance upon the Trustee, the Collateral Agent or any other Holder or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Indenture. Each Holder also acknowledges that it will, independently and without reliance upon the Trustee, the Collateral Agent or any other Holder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Indenture, any other Note Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Collateral Agent herein, the Collateral Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Note Parties or any of their respective Affiliates which may come into the possession of the Collateral Agent or any of its Related Parties.

(P)              Each Holder, by purchasing Notes and becoming a Holder hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document.

(Q)             [Reserved].

(R)              [Reserved].

(S)              [Reserved].

(T)              To the extent the Collateral Agent (or any sub-agent thereof) or any officer, employee or agent of any of the foregoing is not reimbursed and indemnified by the Company, the Holders severally agree to reimburse and indemnify the Collateral Agent (or any such sub-agent) or such officer, employee or agent, as the case may be, in proportion to their respective “pro rata shares” for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Collateral Agent (or such sub-agent) or such officer, employee or agent in performing its duties hereunder or under any other Note Document or in any way relating to or arising out of this Indenture or any other Note Document; provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s or such officer, employee or agent’s, as applicable, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The provisions of this paragraph shall survive the termination of this Indenture and the resignation or removal of the Collateral Agent.

Whenever the Collateral Agent shall be required to vote or give any consent or direction under the terms of the Intercreditor Agreement, the Collateral Agent shall vote, consent or direct in accordance with the direction of the Required Holders and in an amount equal to the aggregate principal amount of outstanding Notes at the time of such vote, consent or direction.

Article 14.       Miscellaneous

Section 14.01. Notices.

Any notice or communication by the Company or the Trustee (including in its capacity as Collateral Agent or any Note Agent) to the other will be deemed to have been duly given if in writing and delivered in person, or by overnight courier guaranteeing next day delivery, or to the other’s address, or by electronic mail to the relevant address, which initially is as follows:

If to the Company:

To:          Independence Contract Drilling, Inc.

20475 SH 249, Ste. 300

Houston TX 77070

Attn: Philip A. Choyce, Executive Vice President and Chief Financial Officer

Email: pchoyce@icdrilling.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attn: David C. Buck

Email: dbuck@sidley.com

If to the Trustee and/or Collateral Agent:

U.S. Bank Trust Company, National Association

Global Corporate Trust

8 Greenway Plaza, Suite 1100

Houston, TX 77046

Attention: A. Hoyos (Independence Contract Drilling, Inc.)

Telephone:(713) 212-7576

Email: Alejandro.Hoyos@usbank.com

The Company, the Trustee or Collateral Agent, by notice to the other, may designate additional or different addresses (including electronic mail addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) when receipt acknowledged, if transmitted by permitted electronic mail transmission or other similar means of unsecured electronic mail communication; and (C) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature), in English, and signatures of the parties hereto transmitted by PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Indenture as to the other parties hereto and will be deemed to be their original signatures for all purposes; provided, notwithstanding anything to the contrary set forth herein, the Trustee is under no obligation to agree to accept electronic signatures in any form or format unless express agreed to by the Trustee pursuant to procedures approved by the Trustee. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

The Trustee (in any capacity hereunder) shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Section 14.02. Delivery of Officer’s Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or Collateral Agent to take any action under this Indenture (other than the Opinion of Counsel described in (B) with respect to the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee and Collateral Agent:

(A)             an Officer’s Certificate in form reasonably satisfactory to the Trustee that complies with Section 14.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B)              an Opinion of Counsel in form reasonably satisfactory to the Trustee that complies with Section 14.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 14.03. Statements Required in Officer’s Certificate and Opinion of Counsel.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A)             a statement that the signatory thereto has read such covenant or condition;

(B)              a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)              a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)             a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 14.04. Rules by the Trustee, the Registrar and the Paying Agent.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Collateral Agent, Calculation Agent, or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.05. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under this Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 14.06. Governing Law; Waiver of Jury Trial.

THIS INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE OR THE NOTES.

Section 14.07. Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture shall be instituted only in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 14.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Trustee, the Collateral Agent, and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 14.08. No Adverse Interpretation of Other Agreements.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 14.09. Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 14.10. Force Majeure.

The Trustee, the Collateral Agent and each Note Agent will not incur any liability for not performing or for any delay in performing any act or fulfilling any duty, obligation or responsibility under this Indenture or the Notes by reason of any occurrence beyond its control (including, without limitation, any act or provision of any present or future law or regulation or Governmental Authority, act of God, earthquakes, fires, floods, sabotage, epidemics, pandemics, riots, interruptions loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, acts of war, civil or military unrest, labor disputes, acts of civil or military authority or governmental actions, local or national disturbance or disaster, act of terrorism or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 14.11. U.S.A. PATRIOT Act.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees to provide the Trustee with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 14.12. Calculations.

(A)             Calculations. Except as otherwise provided in this Indenture, the Calculation Agent will be responsible for making all calculations, determinations and adjustments called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, Cash Interest, PIK Interest, the Redemption Price and accrued interest on the Notes and the Conversion Rate. The Calculation Agent will make all such calculations, determinations and adjustments in good faith and a commercially reasonable manner. Promptly following any determination, adjustment or calculation by the Calculation Agent hereunder, the Calculation Agent will within five Business Days thereof provide to the Trustee and each Holder (and, if not the Calculation Agent, the Company) (x) a schedule of its calculations in writing and (y) a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail, (without disclosing any proprietary or confidential models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information) the basis for such determination, adjustment or calculation, as the case may be (collectively, the “Calculation Report”). Subject to Section 14.12(C) hereof, each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification.

(B)              Consultation. At all times at which the Company is the Calculation Agent, the Company shall make all calculations, determinations and adjustments in consultation with the Company Consulting Bank.

(C)              Dispute and Replacement of Calculation Agent. At any time at which the Company is acting as the Calculation Agent and makes any calculation, determination or adjustment the Required Holders may dispute such calculation, determination or adjustment (the “Disputed Calculation”) as follows:

(i)                 the Required Holders shall notify the Company within 15 Business Days of receipt of the relevant Calculation Report that the Required Holders dispute the Disputed Calculation (“Dispute Notice”);

(ii)              the Required Holders shall, at the Company’s expense, appoint an independent investment bank with nationally recognized expertise in convertible debt and other hybrid securities to independently calculate the Disputed Calculation (the “Holder Consulting Bank”);

(iii)            a Calculation Report with respect to the Holder Consulting Bank’s alternative calculation of the Disputed Calculation (the “Alternative Report”) shall be delivered to the Trustee and the Company within 15 Business Days of the delivery of the Dispute Notice;

(iv)             within 5 Business Days of receipt of the Alternative Report, the Company as Calculation Agent will determine whether to:

(1)               accept the Alternative Report, in which case the Disputed Calculation will be amendment in accordance with the Alternative Report; or

(2)               reject the Alternative Report, in which case, the Company Consulting Bank and Holder Consulting Bank will jointly appoint a third independent investment bank with nationally recognized expertise in convertible debt and other hybrid securities (the “Replacement Calculation Agent”) to, at the Company’s expense, (I) produce an alternative Calculation Report with respect to the Disputed Calculation and (II) serve as the Calculation Agent hereunder for all subsequent calculations, determinations and adjustments.

In the event a Replacement Calculation Agent is appointed in accordance with the terms of this Section 14.12(C), The Company shall enter into such documentation as reasonably necessary, including any supplemental indentures, to facilitate the Replacement Calculation Agent becoming the Calculation Agent hereunder. If at any time that the Replacement Calculation Agent is the Calculation Agent hereunder, the Replacement Calculation Agent resigns such responsibilities, a successor Replacement Calculation Agent shall be appointed jointly by the Company Consulting Bank and Holder Consulting Bank.

None of the Trustee, the Paying Agent, the Registrar nor the Conversion Agent will have any liability or responsibility for any calculation under this Indenture or in connection with the Notes, any information used in connection with such calculation or any determination made in connection with a conversion. For the avoidance of doubt, the Trustee will not be obligated to make or confirm any calculations called for under this Indenture or the Notes. The Company shall promptly notify the Trustee in writing if a Replacement Calculation Agent is appointed.

Section 14.13. Severability; Entire Agreement.

If a court of competent jurisdiction declares any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby. This Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersede all prior agreements and understandings, written or oral.

Section 14.14. Counterparts.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

Section 14.15. Table of Contents, Headings, Etc.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 14.16. Withholding Taxes.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree, that, if a Holder is deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the Conversion Rate or is otherwise subject to any U.S. federal withholding tax, (A) then the Company or other applicable withholding agent, as applicable, may, at its option, withhold or set off any applicable withholding taxes or backup withholding on behalf of such Holder or beneficial owner against interest and payments upon conversion, repurchase, redemption or maturity of the Notes, and (B) if the Company or other applicable withholding agent pays any such withholding taxes or backup withholding on behalf of such Holder or beneficial owner, then the Company or such withholding agent, as applicable, may, at its option, withhold from or set off such payments against payments of cash or the delivery of other Conversion Consideration on such Note, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Note.

Section 14. 17. Conflicts with Intercreditor Agreement.

In the event of any conflict between the terms of the Intercreditor Agreement and the terms of any other Note Documents, the terms of the Intercreditor Agreement shall control.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

       IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

Independence Contract Drilling, Inc.

By:	/s/ Philip A. Choyce

Name:	Philip A. Choyce
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

U.S. Bank Trust Company, National Association, as Trustee

By:	/s/ Brian T. Jensen

Name:	Brian T. Jensen
Title:	Vice President

[Signature Page to Indenture]

       IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

Sidewinder Drilling, LLC, as Guarantor

By:	/s/ Philip A. Choyce

Name:	Philip A. Choyce
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Indenture]

Schedule 1.01

EXISTING INDEBTEDNESS

1.	Amounts outstanding under the Credit Agreement, dated as of October 1, 2018, by and among Independence Contract Drilling, Inc. and Patriot Saratoga Merger Sub, LLC, as initial Borrowers, and (following the consummation of the Merger) Independence Contract Drilling, Inc. and ICD Operating LLC, each as Borrower, the Lenders party thereto, and U.S. Bank National Association, as Agent., as amended (the “Existing Term Loan”), including without limitation the “Additional Consideration”).

2.	Amounts due and outstanding pursuant to that certain Letter Agreement re Mechanical Rig Net Proceeds, dated as of June 4, 2020, between Independence Contract Drilling, Inc. and MSD Credit Opportunity Master Fund, L.P., as Members’ Representative and Representative. (the “Merger Consideration”).

3.	Amounts outstanding under the Credit Agreement, dated as of October 1, 2018, by and among Wells Fargo Bank, National Association, as Agent, the Lenders party thereto, Independence Contract Drilling, Inc., Patriot Saratoga Merger Sub, LLC, and ICD Operating LLC, as Borrowers, the Lenders party thereto, and U.S. Bank National Association, as Agent. (the “ABL Agreement”).

4.	Capital Lease Obligations:

a.	Vehicles (Pickup Trucks) leased through Enterprise Fleet Management as such may be increased or decreased in the ordinary course of business, and equipment leases through VFI, as such may be decreased from time to time through regular payments thereunder. The following spreadsheets detail the vehicles and items of equipment leased as of 12/31/22, as broken out between short and long term liabilities on our 12/31/21 audited financial statements:.

[Signature Page to Indenture]

Schedule 1.02

PERMITTED INVESTMENTS

None.

Schedule 1.03

PERMITTED LIENS

The Company does not own items leased to it that relate to vehicles and equipment disclosed as capital leases on Schedule 1.01. The Company is aware that VFI has filed UCC statements relating to items subject to those capital lease items.

Schedule 3.08

FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

Deliver to Collateral Agent, with copies to each Holder, each of the financial statements, reports, or other items set forth below at the following times in form and substance reasonably satisfactory to Collateral Agent and the Holders:

as soon as available, but in any event within 45 days after the end of each of the fiscal quarters during ICD’s fiscal year (or such longer period as the Holders may agree in their sole discretion),

(a)     an unaudited Consolidated balance sheet, income statement, statement of cash flow and statement of shareholders’ equity of the Note Parties and their Subsidiaries as at the end of such fiscal period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by the chief financial officer or vice president finance (or similar officer) of ICD as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)      a management discussion and analysis for the fiscal quarter then ended, in form and substance reasonably satisfactory to the Holders;

as soon as available, but in any event within 90 days after the end of ICD’s fiscal year,

(c)      an audited Consolidated balance sheet, income statement, statement of cash flow and statement of shareholders’ equity of the Note Parties and their Subsidiaries as at the end of such fiscal year, setting forth in each case m comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing reasonably acceptable to the Holders, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(d)     a Compliance Certificate from the chief financial officer or vice president-finance (or similar officer) of ICD:

(i)     Covenant Compliance - setting forth the information from such financial statements that is required in order to establish whether the Note Parties were in compliance with the requirements of Section 3.05(A), and reasonably detailed calculations demonstrating compliance with the financial covenants of such Section, as of the date of the financial certificates accompanying such Compliance Certificate; and

(e)     a management discussion and analysis for the fiscal year then ended, in form and substance reasonably satisfactory to the Holders;

as soon as available, but in any event within 30 days (or, in the case of the last fiscal month of any fiscal quarter, 45 days) after the end of each of ICD’s fiscal month (or such longer period as the Holders may agree in their sole discretion),	(f) an unaudited Consolidated balance sheet, income statement, statement of cash flow and statement of shareholders’ equity of the Note Parties and their Subsidiaries as at the end of any month, setting forth in each case in comparative form the figures for the corresponding month in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by the chief financial officer or vice president finance (or similar officer) of ICD as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
annually, within 90 days after the end of each fiscal year,	(g) a detailed calculation of Excess Cash Flow for such fiscal year, together with any necessary supporting documentation, certified by the chief financial officer or vice president-finance (or similar officer) of ICD, in form and substance satisfactory to the Holders;
if and when filed by ICD,

(h)       Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(i)        all registration statements (other than Form S-8 or any similar form) filed by ICD with the SEC; and

(j)       copies of all financial statements, reports and proxy statements furnished to all shareholders of ICD, to the extent not otherwise required to be delivered under this Agreement;

as soon as available, but in any event within 30 days before the start of each of the Note Parties’ fiscal years,	(k) copies of Note Parties’ Projections for the forthcoming fiscal year on a quarterly basis, certified by the chief financial officer or vice president-finance (or similar officer) of ICD as being such officer’s good faith estimate, in light of facts and conditions known at the time, of the financial performance of the Note Parties and their Subsidiaries during the period covered thereby;

promptly, but in any event within 5 days after any Note Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(l)	notice of such event or condition and a statement of the curative action that the Note Parties propose to take with respect thereto;
promptly, but in any event within 5 days after any Note Party has knowledge thereof or the date of the furnishing of by any Note Party,	(m)

notice and copies of notices, certificates, statements or reports sent to or from the Note Parties in connection with the ABL Documents which are not otherwise required to be delivered pursuant to the terms of this Agreement or any amendment, waiver, consent supplement and other modification relating to the ABL Documents or any forbearance agreement relating to the ABL Documents; and

	(n)	notice of the receipt by any Note Party of any written notice under the ABL Documents of a default or event of default thereunder (along with a copy of such notice);
promptly, but in any event within 5 days after any Note Party obtaining knowledge thereof,	(o)	written notice of any actions, suits or proceedings commenced against a Note Party or any of its Subsidiaries that could reasonably be expected to result in liabilities in excess of $1,000,000;
(p)

written notice of any expiration, termination or notice of termination of any Material Contract or any breach of a Material Contract that could reasonably be expected to result in the termination of such Material Contract;

	(q)	written notice of any judgment that, if not cured pursuant to Section 8.01 hereof, would constitute an Event of Default under this Agreement;
(r)

written notice of any Note Party’s receipt from any local, state or federal authority advising such Loan Party of any Environmental Liability (real or potential) arising from such Note Party’s or any of its Subsidiary’s operations, their respective premises, their respective waste disposal practices, or waste disposal sites used by such Note Party or any of its Subsidiaries, which liability could reasonably be expected to result in liabilities in excess of $1,000,000;

	(s)	commencement of any proceeding contesting any tax, fee, assessment, or other governmental charge in excess of $1,000,000;
(t)

other than Rig Fleet Equipment damaged under normal working conditions and as a result, repaired or out for repair in the ordinary course of business, the occurrence of any damage or destruction of any Rig Fleet Equipment with a book value of $1,000,000 or greater;

(u)

any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse, in each case, where Collateral with an aggregate book value in excess of $1,000,000 is located; and

	(v)	any development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
upon the request of Collateral Agent or any Holder,	(w)	any other information reasonably requested by such Holder relating to the financial condition of Note Parties or their Subsidiaries.

Documents or information required to be delivered or provided pursuant to clauses (a), (d), (i), and (j) of this Schedule 3.08 (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Note Party posts the materials containing such documents or information, or provides a link thereto, on such Borrower’s website on the Internet; or (ii) on which such documents are posted on such Note Party’s behalf on an Internet or intranet website, if any, to which each Holder has access (whether a commercial, third-party website or whether sponsored by the Collateral Agent).

Schedule 3.09

COLLATERAL REPORTING

Provide Collateral Agent, with copies to each Holder, with each of the documents set forth below at the following times in form and substance reasonably satisfactory to Collateral Agent and Holders:

together with the quarterly and annual financial statements delivered pursuant to Section 3.08,	(a) (b)	a report regarding the Note Parties’ accrued, but unpaid, ad valorem taxes; a Perfection Certificate or a supplement to the Perfection Certificate;
promptly but in any event within two (2) days after any Note Party acquires any Margin Stock,	(c)

notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Holder) duly executed and delivered by the Note Parties, together with such other documentation as Collateral Agent shall reasonably request, in order to enable Collateral Agent and the Holders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board; and

upon request by Collateral Agent or any Holder,	(d)	a detailed list of Note Parties’ customers, with address and contact information;
	(e)	notice of any claim, offset, or dispute asserted by any customer or supplier in an amount greater than $1,000,000; and
	(f)	such other reports as to the Collateral or the financial condition of Note Parties and their Subsidiaries, as Collateral Agent or any Holder may reasonably request.

Schedule 3.19

LOCATION OF INVENTORY

1.	Inventory is maintained at each individual rig site with the drilling rig while on the Customer’s Location.

2.	Galayda Yard (Contiguous property with various mailing addresses):

a.	11601 North Galayda Street Houston, TX 77086

b.	7444 Getty Rd Houston, TX 77086

c.	11609 N Galayda Street Houston, TX 77086

d.	11611 N Houston Rosslyn Rd Houston, TX 77086

e.	7401 Getty Rd Houston, TX 77086

f.	11617 N Galayda Street Houston, TX 77086

g.	7560 Breen Drive Houston, TX 77086

3.	16774 N. Pecan Gardendale, TX 79758

4.	2601 East Carroll Coushatta, LA 71457

5.	Section 30 , Township 12 North, Range 9 West, Red River Parish, LA

6.	9105 W CR 127, Midland, TX 79706

7.	16680 S Grey Wolf Ave. Odessa, Tx

Schedule 3.25

NATURE OF BUSINESS

Providing land-based contract drilling services, and products and services in conjunction with and ancillary thereto, for oil and natural gas producers targeting unconventional resource plays in the United States, and constructing, owning and operating a premium land rig fleet.

EXHIBIT A

FORM OF NOTE

[Insert Restricted Note Legend, if applicable]

Independence Contract Drilling, Inc.

Floating Rate Convertible Senior Secured PIK Toggle Note due 2026

Certificate No. [___]

Independence Contract Drilling, Inc., a Delaware corporation, for value received, promises to pay to [_____], or its registered assigns, the principal sum of [___] dollars ($[___])(as increased by PIK Interest on the books and records of the Registrar pursuant to the Indenture) on March 18, 2026 and to pay interest thereon, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	March 31 and September 30 of each year, commencing on September 30, 2022.

Regular Record Dates:	March 15 and September 15 (whether or not a Business Day).

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Independence Contract Drilling, Inc. has caused this instrument to be duly executed as of the date set forth below.

Independence Contract Drilling, Inc.

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank Trust Company, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

INDEPENDENCE CONTRACT DRILLING, INC.

Floating Rate Convertible Senior Secured PIK Toggle Note due 2026

This Note is one of a duly authorized issue of notes of Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), designated as its Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of March 18, 2022 (as the same may be amended from time to time, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee and collateral agent. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.              Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, March 18, 2022.

2.              Maturity. This Note will mature on March 18, 2026, unless earlier repurchased, redeemed or converted.

3.             Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture PIK Interest will be paid in the manner set forth in Section 2.05(C) of the Indenture.

4.              Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

5.              Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

6.              Right of the Company to Redeem the Notes. The Company will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

7.              Conversion. The Holder of this Note (or upon a Qualified Merger, the Company) may convert this Note into Conversion Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.

8.              When the Company May Merge, Etc. Section 3.23 and Article 6 of the Indenture places limited restrictions on the Company’s ability to be a party to a merger or similar transaction.

9.              Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 8 of the Indenture.

10.            Registration Rights. The Holder of this Note is entitled to registration rights as set forth in the Registration Rights Annex. Each Holder shall be entitled to receive Additional Interest in certain circumstances, all as set forth in the Registration Rights Annex and Section 3.04 of the Indenture.

11.            Amendments, Supplements and Waivers. The Company and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes in the manner, and subject to the terms, set forth in Section 8.05 and Article 9 of the Indenture.

12.            No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

13.            Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

14.            Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

15.            Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Independence Contract Drilling, Inc.

20475 SH 249, Ste. 300

Houston TX 77070

NOTICE OF CONVERSION

INDEPENDENCE CONTRACT DRILLING, INC.

Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026

Subject to the terms of the Indenture, by executing and delivering this Notice of Conversion, the undersigned Holder of the Note identified below directs the Company to convert (check one):

☐	the entire principal amount of

☐	$ [1] aggregate principal amount of

the Note identified by Certificate No.                      .

Check only if applicable

☐       The undersigned elects to have [all] [_____] of the shares of Common Stock that would otherwise constitute the Conversion Consideration delivered in the form of Pre-Funded Warrants pursuant to Section 5.03(b)(iv) of the Indenture.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

1 Must be an Authorized Denomination.

ASSIGNMENT FORM

INDEPENDENCE CONTRACT DRILLING, INC.

Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026

Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:

the within Note and all rights thereunder irrevocably appoints:

as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

TRANSFEROR ACKNOWLEDGMENT

If the within Note bears a Restricted Note Legend, the undersigned further certifies that (check one):

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

Dated:

(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

(Participant in a Recognized Signature
Guarantee Medallion Program)

By:
Authorized Signatory

EXHIBIT B-1

FORM OF RESTRICTED NOTE LEGEND

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE (IF ANY) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE AND SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR THEREOF OR OF A BENEFICIAL INTEREST HEREIN OR THEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)	AGREES FOR THE BENEFIT OF INDEPENDENCE CONTRACT DRILLING, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE (IF ANY) OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)  PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), ABOVE, THE COMPANY, THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

B1-1

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

FORM OF INTERCREDITOR AGREEMENT

[To be attached].

D-1

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[           ] Supplemental Indenture (this “Supplemental Indenture”), dated as of [     ],     by and among Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), [       _______ ] (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee and Collateral Agent an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of March 18, 2022, providing for the issuance of $157,500,000 in initial aggregate principal amount of Floating Rate Convertible Secured Senior PIK Toggle Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary may execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 8.01(B) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

E-1

Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy, which may be delivered by facsimile or PDF transmission, shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties

Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

The Trustee [and the Collateral Agent]. The Trustee [and the Collateral Agent] shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Representations and Warranties by Guaranteeing Subsidiary. The Guaranteeing Subsidiary hereby represents and warrants to the Trustee [and the Collateral Agent] that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

[Signature pages follow]

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Independence Contract Drilling, Inc.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. Bank Trust Company, National Association, as Trustee [and Collateral Agent]

By:
Name:
Title:

EXHIBIT F

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any Successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 18, 2022 (the “Indenture”) among Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), the Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and U.S. Bank Trust Company, National Association, as collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee or the Collateral Agent all in accordance with the terms of the Indenture, the Notes, the Guarantees and any Security Documents and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders and to the Trustee and the Collateral Agent pursuant to the Indenture, the Notes, the Guarantees and any Security Documents are expressly set forth in Article 9 of the Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[GUARANTORS]

By:
Name:
Title:

F-1

Exhibit G

FORM OF AUTHENTICATION ORDER

AUTHENTICATION ORDER

[Date]

U.S. Bank Trust Company, National Association

Global Corporate Trust

8 Greenway Plaza, Suite 1100

Houston, TX 77046

Attention: A. Hoyos (Independence Contract Drilling, Inc.)

Re:	Authentication Order for Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026

Ladies and Gentlemen:

Pursuant to Section 2.02 of the Indenture, dated as of the date hereof (the “Indenture”), among Independence Contract Drilling, Inc., as Issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee” or “you”) and collateral agent, relating to the Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 (collectively, the “Notes”) of the Issuer, you are hereby authorized and directed by the undersigned, in such person’s capacity as an officer of the Issuer and not as an individual to authenticate on the date hereof, in the manner provided in the Indenture, Physical Notes to the purchasers and in the principal amounts and with the certificate numbers listed in Schedule A hereto, to register such Physical Securities in the names of such purchasers listed in Schedule A hereto and (3) when so authenticated and registered, to deliver such Physical Notes to [_____] for further delivery to such purchasers at the respective addresses listed in Schedule A hereto. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

{Signature page follows}

Very truly yours,
INDEPENDENCE CONTRACT DRILLING, INC.

By:
Name:

Article 1.         Title:

The undersigned, as Trustee under the Indenture referred to above, acknowledges receipt for authentication of the Notes of the Issuer referred to in the foregoing letter.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:

Article 2.

Title:

Schedule A

Physical Notes

Certificate No.	CUSIP No.	Registered Name	U.S. Tax ID Number	Principal Amount	Delivery Address	Notice Address	Payment Instructions

Exhibit H

FORM OF PRE-FUNDED WARRANT AGREEMENT

WARRANT AGREEMENT

between

INDEPENDENCE CONTRACT DRILLING, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Dated [●], 20[__]

THIS WARRANT AGREEMENT (this “Agreement”), dated [●], 20[__], is by and between Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, the Company is engaged in a private placement of senior secured convertible notes (the “Convertible Notes”) in the aggregate amount of up to $157,500,000 pursuant to that certain Indenture, dated as of March 18, 2022 (such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, the Guarantors party thereto, and U.S. Bank Trust Company, National Association;

WHEREAS, in certain circumstances the Company will deliver pre-funded warrants (the “Warrants”) upon conversion of Convertible Notes; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.         Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.         Warrants.

2.1.          Form of Warrant. All Warrants shall be issued in book-entry form.

2.2           Registration.

2.2.1.       Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. With respect to any Warrant issued pursuant to Section 5.03(b)(iv)(1) of the Indenture, the Warrant Agent shall include in its book-entry a notation to that effect, and such Warrant shall be subject to the restrictions set forth in Section 3.3.6 hereunder prior to Shareholder Approval regarding the exercise of such Warrant.

2.2.2.       Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.2.          Fractional Warrants. The Company shall not issue fractional Warrants.

3.          Terms and Exercise of Warrants.

3.1.          Warrant Price. The aggregate exercise price of the Warrants was pre-funded to the Company on the date hereof and, consequently, no additional consideration shall be required to be paid by the Registered Holder to any Person to effect any exercise of the Warrant. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of the Company common stock, $0.01 par value per share (“Common Stock”) stated therein, at the price of $0.00 per share, subject to the adjustments provided in Section 4 hereof. The term “Warrant Price” as used in this Agreement shall mean the price per share described in the prior sentence at which shares of Common Stock may be purchased at the time a Warrant is exercised.

3.2.          Duration of Warrants. A Warrant may be exercised at any time, commencing on the date of issuance.

3.3.          Exercise of Warrants.

3.3.1.      Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department an election to purchase in the form attached as Exhibit A (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder in the form attached;

3.3.2.      Issuance of Shares of Common Stock on Exercise. As soon as practicable (but in no event longer than three (3) Business Days) after the exercise of any Warrant, the Company shall issue to the Registered Holder of such Warrant a book-entry positionfor the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the books and records of American Stock Transfer & Trust Company, as transfer agent (in such capacity, and any successor appointed in such capacity, the “Transfer Agent”), and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Subject to Section 4.5 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock.

3.3.3.      Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement and the Company’s Amended and Restated Certificate of Incorporation, and upon registration in the books and records of the Transfer Agent, shall be validly issued, fully paid and nonassessable.

3.3.4.      Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price, if any, was made, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5.      Maximum Percentage. The Warrant Agent shall not effect the exercise of any holder’s Warrant, and no holder shall have the right to exercise any Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to any limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent, setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to another percentage specified in such notice; provided, however, that (x) such percentage shall not exceed 19.99% and (y) unless such election is made in the relevant Subscription Agreement (as defined in the Indenture) any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company. In the case of any merger or consolidation of the Company with or into another entity, the first sentence of this Section 3.3.5 shall not apply following the consummation of such merger or consolidation.

3.3.6.      Exercise of Warrants Prior to Shareholder Approval. Prior to the date the Company receives the Shareholder Approval (as defined in the Indenture), the Warrant Agent shall not effect the exercise of any holder’s Warrant, and no holder shall have the right to exercise any Warrant, to the extent that either (x) the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy such exercise or (y) such Warrant was issued pursuant to Section 5.03(b)(iv)(1) of the Indenture.

3.3.1.      HSR Limitations. Additionally, the holder shall not be entitled to exercise this Warrant for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would result any required filing and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) if one has not been made and pre-approval obtained. If a filing and clearance under the HSR Act would be required in connection with the exercise of this Warrant, the holder and the Company shall make such filings promptly and seek early termination, and only exercise such Warrants after applicable approvals are obtained..

4.          Adjustments.

4.1.          Share Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.4 below, the number of issued and outstanding shares of Common Stock is increased by any dividend of shares of Common Stock, or by a sub-division of shares of Common Stock or other similar event, then, on the effective date of such share dividend, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock.

4.2.          Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.4 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3.          Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4.

4.4.           Notices of Changes in Warrant. Upon every adjustment of the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the increase or decrease in the number of shares issuable upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2 or 4.3, the Company shall give written notice of the occurrence of such event to each Registered Holder of a Warrant, at the last address set forth for such Registered Holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.5.          No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.6.            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.7.           Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.8.       Other Notices. In the event:

(a)               that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or:

(i)               of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(ii)              of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Registered Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrants and the shares of Common Stock or other securities to be received upon exercise of the Warrants.

5.             Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the shares of Common Stock a dividend or makes a distribution in cash, securities or other assets on account of such shares of Common Stock (or other shares into which the Warrants are convertible) including any rights offering made to all or substantially all of the holders of shares of Common Stock, then the Company shall, on the same date, pay and/or deliver to each holder of a Warrant as of the relevant record date for such the amount of cash, securities or other assets that such holder would have been entitled to receive if such holder had held the number of shares of Common Stock that such holders Warrants would be exercisable for (without regard to any limitation on exercise set forth in Section 3.3.5) immediately before the date on which a record is taken for such dividend or distribution, or if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such dividend or distribution.

6.             Transfer and Exchange of Warrants.

6.1.            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent.

6.2.            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Warrant Agent or to another nominee of the Warrant Agent; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

6.3.            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in a book-entry position for a fraction of a warrant.

6.4.            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

6.5.            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 6, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

7.                  Other Provisions Relating to Rights of Holders of Warrants.

7.1.            No Rights as Shareholder. Except to the extent expressly set forth herein, a Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2.            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3.            Shareholder Approval; Reservation of Shares of Common Stock. The Company shall at all times after it obtains the Shareholder Approval, reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement. The Company shall seek the Shareholder Approval, each fiscal quarter if not obtained at the first meeting or a subsequent meeting of stockholders, and the Company shall endorse such approval in the related proxy materials, to the extent such endorsement is permitted under applicable law, including fiduciary duties of directors.

7.4.            Registration of Shares of Common Stock. The holder of the Warrant is entitled to and the Company agrees to comply with, as soon as practicable, the registration rights set forth in Annex A (the “Registration Rights Annex”). Any holder of Common Stock issued upon exercise of any Warrant is an intended third party beneficiary of the Registration Rights Annex and shall have the right to enforce the terms thereof.

7.5              No Dilution or Impairment. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the holder of the Warrant against dilution.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable on the exercise of the Warrant above the amount payable therefor on such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrant from time to time outstanding, and (iii) will not transfer all or substantially all of its properties and assets to any other entity (corporate or otherwise), or consolidate with or merge into any other entity or permit any such entity to consolidate with or merge with the Company (if the Company is not the surviving entity), unless such other entity shall expressly assume in writing and will be bound by all the terms of the Warrant and this Agreement.

8.                  Concerning the Warrant Agent and Other Matters.

8.1.            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.            Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.      Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.      Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3.      Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.            Fees and Expenses of Warrant Agent.

8.3.1.      Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2.      Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.            Liability of Warrant Agent.

8.4.1.      Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman or Co-Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.      Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3.      Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant and the Amended and Restated Certificate of Incorporation of the Company, and upon registration in the Register of Members of the Company, or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

8.5.            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

9.                  Miscellaneous Provisions.

9.1.            Remedies. The Company stipulates that the remedies at law of the holders of any Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of the Warrants are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

9.2.            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.3.            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

Attn: Philip A. Choyce, Chief Financial Officer

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana, Suite 5900

Houston, TX 77002

Attention: David C. Buck

Email: dbuck@sidley.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue Ste 3K

Brooklyn, NY 11219

Attention: Reorg Department – Warrants

9.4.            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.4. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.5.            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.6.            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.7.            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.8.            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9.            Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of (x) curing any ambiguity or to correct any mistake or (y) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.3. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or alter the Exercise Period, shall require the vote or written consent of all Registered Holders of then-outstanding Warrants.

9.10.        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INDEPENDENCE CONTRACT DRILLING, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Warrant Agent

By:
Name:
Title:

Exhibit A

Election to Purchase

The undersigned Registered Holder hereby irrevocably elects to exercise the right, to receive [___] Shares of Common Stock of Independence Contract Drilling, Inc. (the “Company”) in accordance with the terms hereof.

The undersigned requests that a certificate for such Shares of Common Stock be registered in the name of [___], whose address is [___] and that such Shares of Common Stock be delivered to [___] whose address is [___]. If said number of Shares of Common Stock is less than all of the Shares of Common Stock purchasable under the Warrant registered in the name of the undersigned, the undersigned requests that the records of the Warrant Agent be updated to reflect the remaining balance of such Shares of Common Stock be registered in the name of [___], whose address is [___].

By its delivery of this Election to Purchase, the undersigned represents and warrants to the Company that the relevant Warrants may be exercised in accordance with the limitations of the Warrant Agreement, including the Maximum Percentage in Section 3.3.5.

[Signature Page Follows]

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Annex A to Warrant Agreement

Registration Rights Annex

This Registration Rights Annex, together with the Registration Rights Annexes attached to the Indenture and the Fee Letter shall be collectively referred to as the “Registration Rights Annexes”. It is agreed and acknowledged that the same Registration Statement will be filed in satisfaction of the Company’s obligations under each of the Registration Rights Annexes. Section references used in this Registration Rights Annex shall refer to this Registration Rights Annex unless otherwise expressly stated.

(a)             The Company agrees that, within thirty (30) business days following the Issue Date (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, registering the resale of the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants) which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 180th calendar day following the Issue Date of the Notes (such date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include any Registrable Shares in the Registration Statement are contingent upon the relevant eligible holder of Registrable Shares (or the Notes or Pre-Funded Warrants relating thereto) (the “Holder”) furnishing in writing to the Company such information regarding such Holder, the securities of the Company held by such Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Company to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the Registration Statement, and such Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that no Holder shall in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Common Stock pursuant to this Registration Rights Annex by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares of Common Stock as is permitted to be registered by the SEC; provided that, if such Registration Statement is on a Form S-3, and the full number of Registrable Shares to be included on such Registration Statement could be included on a Form S-1, the Company shall file a Form S-1 instead. In the event of such a reduction, the number of shares of Common Stock to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. For as long as (i) any Notes or (ii) any Registrable Shares remain outstanding, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Holder). Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Registration Rights Annex.

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(b)             Shelf Takedown and Piggyback Registration

(i)       At any time and from time to time when an effective shelf registration of the Company is on file with the SEC, a Holder (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Shares in a firm commitment underwritten offering (an “Underwritten Offering”) that is registered pursuant to the such shelf registration (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if the Registrable Shares being sold in such Underwritten Shelf Takedown (together with any other “Registrable Securities” being sold in an “Underwritten Shelf Takedown” under the other Registration Rights Annexes) have an aggregate value of at least $20,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Shares proposed to be sold in the Underwritten Shelf Takedown. The Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the Company, subject to approval by holders of the majority of the Registrable Shares being sold in such Underwritten Shelf Takedown (which shall not be unreasonably withheld, conditioned or delayed). Demanding Holders may not demand more than one (1) Underwritten Shelf Takedown pursuant to this section during any 90-day period (the “Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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(ii)       If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section (b)(i)), in each case solely for cash and other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a block trade, or (vii) sales under any “at-the-market” equity distribution program, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Shares as soon as practicable but not less than ten (10) days (or, with respect to any overnight or bought offering, three (3) days) before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Shares the opportunity to include in such registered offering such number of Registrable Shares as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Shares to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Shares requested by the Holders pursuant to this Section (b)(ii) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Shares in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For the avoidance of doubt, no exercise of such rights shall be counted against the Takedown Limit.

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(iii)       If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Piggyback Registration in their reasonable opinion advise the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown or Piggyback Registration (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Shares that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the marketability of such offering (including the proposed offering price, the timing, the distribution method, and the probability of success of such offering) (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Shares of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Shares Demanding Holder and Requesting Holder (if any), together with their respective Affiliates, holds (inclusive, without duplication, of any “Registrable Shares” under each of the Registration Rights Annexes and treating any Notes or Pre-Funded Warrants on an as converted or as exercised basis, without respect to any conversion or exercise blocker contained therein) that can be sold without exceeding the Maximum Number of Securities; provided that, if the Underwritten Offering is initiated by the Company, the shares of Common Stock sold by the Company shall be sold before the sale of shares of Common Stock held by any holder of Registrable Shares. For purposes of the preceding sentence, each of the terms Registrable Shares, Demanding Holder and Registrable Holder shall be interpreted to include the “Registrable Shares”, “Demanding Holder” and “Registrable Holder”, respectively, under all of the Registration Rights Annexes.

(iv)       Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown or Piggyback Registration, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown or Piggyback Registration for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown or Piggyback Registration; provided that a Demanding Holder, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Shares proposed to be sold in the Underwritten Shelf Takedown or Piggyback Registration by the Company, the Holders or any of their respective transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section (b)(i), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Shares that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Company or Holder, as applicable, elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Company or such Holder, as applicable, for purposes of Section (b)(i). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section (b)(iv), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section (b)(iv).

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(v)                With respect to any Underwritten Offering by the Company or by a Demanding Holder in an Underwritten Shelf Takedown pursuant to Section (b), (i) the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the sixty (60) days following the date of execution of the underwriting agreement with respect to such Underwritten Offering or Underwritten Shelf Takedown (or such longer period not to exceed ninety (90) days as may be requested by the managing underwriter and as shall be applicable to Holders participating in such Underwritten Offering or Underwritten Shelf Takedown) and (ii) the Company agrees to cause each of its directors and senior executive officers to execute and deliver customary lock-up agreements not to exceed the lock-up period as requested from the Company and the Holders participating in such offering. Notwithstanding anything else to the contrary in this Registration Rights Annex, with respect to any Underwritten Offering by the Company in which any Holders participate in accordance with Section (b)(ii) or any Underwritten Shelf Takedown initiated by a Demanding Holder in which any Holders participate in accordance with Section (b)(i), each participating Holder agrees to execute and deliver customary lock-up agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter; provided that such Holder shall not be required to execute and deliver any lock-up agreement different in form or substance as any lock-up executed by the Company’s directors and senior executive officers. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans. The foregoing requirements may be waived in writing by a consent of the Company and Holders of a majority of the Registrable Securities (including all Registrable Securities under the Registration Rights Annexes).

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(c)             At its expense the Company shall:

(i)                  except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Holders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (a) the date all Registrable Shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (b) there are no longer outstanding (x) any Notes, (y) any Pre-Funded Warrants or (z) any Registrable Shares (the period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

(ii)                during the Registration Period, notify the Trustee (which notice shall be forwarded to the Holders), as expeditiously as practicable:

(1)                 when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)                 after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)                 of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)                 subject to the provisions in this Registration Rights Annex, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Trustee and Holders of such events, provide the Trustee or any Holder with any material, nonpublic information regarding the Company, other than to the extent that providing notice to Trustee and Holders of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding the Company;

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(iii)              during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)               during the Registration Period, upon the occurrence of any event contemplated in Section (c)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)                 during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of Common Stock issued by the Company have been listed;

(vi)               during the Registration Period, use its commercially reasonable efforts to allow any Holder of 10% or more of the principal amount of outstanding Notes to review disclosure regarding such Holder in the Registration Statement; and

(vii)             during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Required Holders, consistent with the terms of this Registration Rights Annex, in connection with the registration of the Registrable Shares;

(viii)           with respect to an Underwritten Offering pursuant to Section (b)(i), use its commercially reasonable efforts to make available at reasonable times and for reasonable periods senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(ix)               to the extent not previously included in the registration, within 10 Business Days of any increase to the Conversion Rate (including upon the Company’s receipt of the Shareholder Approval) or any payment of PIK Interest, the Company shall file a post-effective amendment to the Registration Statement to increase the number of shares of Common Stock under such Registration Statement to equal the then-current number of Registrable Shares;

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(x)                 as permitted by law, file a prospectus supplement or post-effective amendment to the applicable Registration Statement to name any additional selling stockholders (x) promptly upon request of any Holder of $25,000,000 aggregate principal amount of Notes or an equivalent amount of Registrable Shares or (y) if a post-effective amendment is required and the requesting Holder holds less than $25,000,000 aggregate principal amount of Notes or an equivalent amount of Registrable Shares, once within 90 days following such request (or concurrent with the filing of any other request); provided that, in each case, that the Company’s obligations to add any Holder as a selling stockholder is contingent upon such Holder furnishing in writing to the Company such information regarding such Holder, the securities of the Company held by such Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Company to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the post-effective amendment or prospectus supplement, as the case may be, and such Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder;

(d)             Notwithstanding anything to the contrary in Registration Rights Annex, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Trustee and each Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, any Holder will deliver to the Company or, in Holder’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent any Holder is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

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(e)             Indemnification.

(i)               The Company agrees to indemnify, to the extent permitted by law, each Holder (to the extent a seller under the Registration Statement), its directors and officers and each person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of any Holder expressly for use therein.

(ii)             In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expense alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Holder expressly for use therein; provided, however, that the liability of such Holder shall be several and not joint with any other Holder and shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Shares giving rise to such indemnification obligation.

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(iii)           Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)           The indemnification provided for under this Registration Rights Annex shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

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(v)             If the indemnification provided under Section (d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Holder shall be limited to the net proceeds received by any Holder from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections (d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section (d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(f)	Registration Defaults. If any of the following events shall occur (each, a “Registration Default”), then the Company will pay, as liquidated damages and not a penalty, additional interest (“Additional Interest”) on the Notes and liquidated damages (“Liquidated Damages”) on any Registrable Shares then outstanding as follows:

(i)                  if the Registration Statement has not been filed with the Commission and become effective on or before the Effectiveness Deadline, then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first 90 days beginning on, and including, the 1st day after the Effectiveness Deadline, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including, the 1st day after the Effectiveness Deadline;

(ii)                if the Registration Statement has become effective but ceases to be effective or usable for the offer and sale of the full number (including as a result of an increase in the Conversion Rate or payment of PIK Interest) of Registrable Shares (other than in connection with (i) a Suspension Event; or (ii) as a result filing a post-effective amendment solely to add additional selling securityholders) at any time during the Registration Period and the Company does not cure the lapse of effectiveness or usability within ten (10) Business Days (or, if a Suspension Event is then in effect, within ten (10) Business Days after the expiration of such Suspension Event) (or, in the case of filing a post-effective amendment solely to add additional selling securityholders, within ten (10) Business Days after the expiration of the ten (10) day period referred to in Section 2(c), subject to the proviso therein), then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, the day following such tenth (10th) Business Day and 0.50% per annum thereafter and (y) and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including, the day following such tenth (10th) Business Day;

12

(iii)              if the Company, through its omission, fails to name as a selling securityholder any Holder that had complied timely with its obligations hereunder in a manner to entitle such Holder to be so named in (i) the Registration Statement at the time it first became effective; or (ii) any Prospectus at the time it is filed with the Commission (or, if later, the effective date of the Registration Statement), then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes held by such Holder at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, the day following the effective date of such Registration Statement or the filing of such Prospectus, as applicable, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including the day following the effective date of such Registration Statement or the filing of such Prospectus, as applicable; and

(iv)               if the aggregate duration of Suspension Events in any period exceeds the number of days permitted in respect thereof, then, commencing on the day the aggregate duration of Suspension Events in such period exceeds the number of days permitted in respect of such period, (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, such date, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including; provided, however, that (1) upon the filing and effectiveness of the Registration Statement (in the case of paragraph (i) above), (2) upon such time as the applicable Registration Statement becomes effective and usable for resales (in the case of paragraph (ii) above), (3) upon such time as such Holder is permitted to sell its Registrable Shares pursuant to any Registration Statement and Prospectus in accordance with applicable law (in the case of paragraph (iii) above), (4) upon the termination of the applicable Suspension Event (in the case of paragraph (iv) above), or (5) in any case, upon the expiration of the Registration Period, Additional Interest and Liquidated Damages will cease to accrue on account of the applicable Registration Default (it being understood that nothing in this sentence will prevent Additional Interest from accruing as a result of any other Registration Default during the Registration Period).

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As used herein:

“Fair Market Value” means, with respect to any date, the volume-weighted average price of the Common Stock on the Principal Trading Market during the ten (10) trading days immediately prior to the date on which the Shelf Registration Statement should have been effective.

“Liquidated Damages Schedule” means, with respect to any date, 0.25% of the aggregate Fair Market Value of the Registrable Shares held by such Holder for the first 60-day period immediately following such date, with such rate increasing to .50% of the Fair Market Value of the Registrable Shares, per 30-day period, accruing daily, for each subsequent 60-day period, up to a maximum of 1.00% of the Fair Market Value of the Registrable Shares per 30-day period or pro rata for any portion thereof following such date.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

Any Additional Interest on the Notes due pursuant to this Section (f) will be payable in cash and on the same dates as the stated interest payable on the Notes. If any Note ceases to be outstanding during any period for which Additional Interest is accruing, the Company will prorate the Additional Interest payable with respect to such Note.

Any Liquidated Damages due pursuant to this Section (f) shall be paid by the Company within ten (10) Business Days of the end of the relevant 60-day period.

For the avoidance of doubt, no Registration Default or other default under or failure to comply with any provision of this Registration Rights Annex will result in a default or Event of Default under the Indenture, nor will a Holder be able to recover damages other than the Additional Interest. Such payments of Additional Interest and/or Liquidated Damages shall constitute the Holders’ exclusive monetary remedy for such Registration Default unless the circumstances above are a result of a willful breach by the Company, but shall not affect the right of the Holders to seek injunctive relief.

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(g)	Furnishing Information.

(i)        No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Shares without the prior written consent of the Company.

(ii)        It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section (b) that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Shares held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Shares.

(h)	Survival; Third-Party Beneficiaries.

(i)        Any holder of Registrable Securities shall be an intended third-party beneficiary of the provisions of this Registration Rights Annex and shall have the right to enforce the provisions of this Registration Rights Annex.

(ii)       The Company’s obligations under this Registration Rights Annex shall survive the termination of the Warrant Agreement, and remain in full force and effect until such time as no Notes or Registrable Shares remain outstanding.

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Exhibit I

FORM OF CONFIRMATION REQUEST

I-1

MANDATORY OFFER CONFIRMATION REQUEST

Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026

From:	Independence Contract Drilling, Inc.
To:	[·]
With a copy to:
U.S. Bank Trust Company, National Association, as Trustee
Dated:	[·]

RE:	Indenture between, among others, the Issuer, the Guarantors, the Trustee and Collateral Agent, dated March 18, 2022 (the “Indenture”).

This is a Confirmation Request of participation in the Mandatory Offer. Terms defined in the Indenture have the same meaning in this Confirmation Request unless given a different meaning in this Confirmation Request.

Any Holder that does not deliver a Mandatory Offer Response within ten (10) Business Days of receipt of this Confirmation Request will be deemed to have elected to participate in the Mandatory Offer on [●] (the “Mandatory Offer Date”) with a Maximum Offer Amount equal to the relevant Mandatory Offer Amount.

Subject to the terms of the Indenture, by executing and delivering the below, the undersigned Holder below is delivering its Mandatory Offer Response (check one):

☐	the undersigned Holder elects NOT to participate in the Mandatory Offer.

☐	the undersigned Holder elects to participate in the Mandatory Offer with a maximum aggregate principal amount of $ [1] to be repurchased.

The undersigned acknowledges that on or prior to the Mandatory Offer Date, the Notes to be repurchased must be delivered to the Paying Agent, duly endorsed for transfer, before the Mandatory Offer Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

[1]	The maximum aggregate principal amount of Notes such Holder would elect to have repurchased, which amount shall (x) be an integral multiple of the Authorized Denomination and (y) not be less than such Holder’s Pro Rata Share of the relevant Mandatory Offer Amount for the respective Mandatory Offer Date Must be an Authorized Denomination.

I-2

Annex A

REGISTRATION RIGHTS AGREEMENT

For purposes of this Registration Rights Annex, the “Company” shall mean the Issuer, and “Holder” shall have the meaning ascribed thereto in this Registration Rights Annex. This Registration Rights Annex, together with the Registration Rights Annexes attached to the Fee Letter and the Warrant Agreement shall be collectively referred to as the “Registration Rights Annexes”. It is agreed and acknowledged that the same Registration Statement will be filed in satisfaction of the Company’s obligations under each of the Registration Rights Annexes. Section references used in this Registration Rights Annex shall refer to this Registration Rights Annex unless otherwise expressly stated.

(i)               The Company agrees that, within thirty (30) business days following the Issue Date (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, registering the resale of the shares of Common Stock issuable upon conversion of the Notes (including any shares of Common Stock issuable upon exercise of any Pre-Funded Warrants delivered upon conversion of any Note) which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 180th calendar day following the Issue Date of the Notes (such date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include any Registrable Shares in the Registration Statement are contingent upon the relevant eligible holder of Registrable Shares (or the Notes or Pre-Funded Warrants relating thereto) (the “Holder”) furnishing in writing to the Company such information regarding such Holder, the securities of the Company held by such Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Company to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the Registration Statement, and such Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that no Holder shall in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Common Stock pursuant to this Registration Rights Annex by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares of Common Stock as is permitted to be registered by the SEC; provided that, if such Registration Statement is on a Form S-3, and the full number of Registrable Shares to be included on such Registration Statement could be included on a Form S-1, the Company shall file a Form S-1 instead. In the event of such a reduction, the number of shares of Common Stock to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. For as long as (i) any Notes or (ii) any Registrable Shares remain outstanding, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Holder). Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Registration Rights Annex.

(j)               Shelf Takedown and Piggyback Registration

(i)       At any time and from time to time when an effective shelf registration of the Company is on file with the SEC, a Holder (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Shares in a firm commitment underwritten offering (an “Underwritten Offering”) that is registered pursuant to the such shelf registration (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if the Registrable Shares being sold in such Underwritten Shelf Takedown (together with any other “Registrable Securities” being sold in an “Underwritten Shelf Takedown” under the other Registration Rights Annexes) have an aggregate value of at least $20,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Shares proposed to be sold in the Underwritten Shelf Takedown. The Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the Company, subject to approval by holders of the majority of the Registrable Shares being sold in such Underwritten Shelf Takedown (which shall not be unreasonably withheld, conditioned or delayed). Demanding Holders may not demand more than one (1) Underwritten Shelf Takedown pursuant to this section during any 90-day period (the “Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(ii)       If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section (b)(i)), in each case solely for cash and other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a block trade, or (vii) sales under any “at-the-market” equity distribution program, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Shares as soon as practicable but not less than ten (10) days (or, with respect to any overnight or bought offering, three (3) days) before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Shares the opportunity to include in such registered offering such number of Registrable Shares as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Shares to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Shares requested by the Holders pursuant to this Section (b)(ii) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Shares in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For the avoidance of doubt, no exercise of such rights shall be counted against the Takedown Limit.

(iii)       If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Piggyback Registration in their reasonable opinion advise the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown or Piggyback Registration (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Shares that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the marketability of such offering (including the proposed offering price, the timing, the distribution method, and the probability of success of such offering) (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Shares of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Shares Demanding Holder and Requesting Holder (if any), together with their respective Affiliates, holds (inclusive, without duplication, of any “Registrable Shares” under each of the Registration Rights Annexes and treating any Notes or Pre-Funded Warrants on an as converted or as exercised basis, without respect to any conversion or exercise blocker contained therein) that can be sold without exceeding the Maximum Number of Securities; provided that, if the Underwritten Offering is initiated by the Company, the shares of Common Stock sold by the Company shall be sold before the sale of shares of Common Stock held by any holder of Registrable Shares. For purposes of the preceding sentence, each of the terms Registrable Shares, Demanding Holder and Registrable Holder shall be interpreted to include the “Registrable Shares”, “Demanding Holder” and “Registrable Holder”, respectively, under all of the Registration Rights Annexes.

(iv)       Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown or Piggyback Registration, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown or Piggyback Registration for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown or Piggyback Registration; provided that a Demanding Holder, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Shares proposed to be sold in the Underwritten Shelf Takedown or Piggyback Registration by the Company, the Holders or any of their respective transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section (b)(i), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Shares that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Company or Holder, as applicable, elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Company or such Holder, as applicable, for purposes of Section (b)(i). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section (b)(iv), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section (b)(iv).

(v)       With respect to any Underwritten Offering by the Company or by a Demanding Holder in an Underwritten Shelf Takedown pursuant to Section (b), (i) the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the sixty (60) days following the date of execution of the underwriting agreement with respect to such Underwritten Offering or Underwritten Shelf Takedown (or such longer period not to exceed ninety (90) days as may be requested by the managing underwriter and as shall be applicable to Holders participating in such Underwritten Offering or Underwritten Shelf Takedown) and (ii) the Company agrees to cause each of its directors and senior executive officers to execute and deliver customary lock-up agreements not to exceed the lock-up period as requested from the Company and the Holders participating in such offering. Notwithstanding anything else to the contrary in this Registration Rights Annex, with respect to any Underwritten Offering by the Company in which any Holders participate in accordance with Section (b)(ii) or any Underwritten Shelf Takedown initiated by a Demanding Holder in which any Holders participate in accordance with Section (b)(i), each participating Holder agrees to execute and deliver customary lock-up agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter; provided that such Holder shall not be required to execute and deliver any lock-up agreement different in form or substance as any lock-up executed by the Company’s directors and senior executive officers. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management,employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans. The foregoing requirements may be waived in writing by a consent of the Company and Holders of a majority of the Registrable Securities (including all Registrable Securities under the Registration Rights Annexes).

(k)             At its expense the Company shall:

(xi)               except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to the Holders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (a) the date all Registrable Shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (b) there are no longer outstanding (x) any Notes, (y) any Pre-Funded Warrants or (z) any Registrable Shares (the period of time during which the Company is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

(xii)             during the Registration Period, notify the Trustee (which notice shall be forwarded to the Holders), as expeditiously as practicable:

(1)                 when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)                 after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)                 of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)                 subject to the provisions in this Registration Rights Annex, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Trustee and Holders of such events, provide the Trustee or any Holder with any material, nonpublic information regarding the Company, other than to the extent that providing notice to Trustee and Holders of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding the Company;

(xiii)           during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(xiv)           during the Registration Period, upon the occurrence of any event contemplated in Section (c)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xv)             during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of Common Stock issued by the Company have been listed;

(xvi)           during the Registration Period, use its commercially reasonable efforts to allow any Holder of 10% or more of the principal amount of outstanding Notes to review disclosure regarding such Holder in the Registration Statement; and

(xvii)          during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Required Holders, consistent with the terms of this Registration Rights Annex, in connection with the registration of the Registrable Shares;

(xviii)        with respect to an Underwritten Offering pursuant to Section (b)(i), use its commercially reasonable efforts to make available at reasonable times and for reasonable periods senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(xix)           to the extent not previously included in the registration, within 10 Business Days of any increase to the Conversion Rate (including upon the Company’s receipt of the Shareholder Approval) or any payment of PIK Interest, the Company shall file a post-effective amendment to the Registration Statement to increase the number of shares of Common Stock under such Registration Statement to equal the then-current number of Registrable Shares;

(xx)             as permitted by law, file a prospectus supplement or post-effective amendment to the applicable Registration Statement to name any additional selling stockholders (x) promptly upon request of any Holder of $25,000,000 aggregate principal amount of Notes or an equivalent amount of Registrable Shares or (y) if a post-effective amendment is required and the requesting Holder holds less than $25,000,000 aggregate principal amount of Notes or an equivalent amount of Registrable Shares, once within 90 days following such request (or concurrent with the filing of any other request); provided that, in each case, that the Company’s obligations to add any Holder as a selling stockholder is contingent upon such Holder furnishing in writing to the Company such information regarding such Holder, the securities of the Company held by such Holder and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Company to effect the registration of the Registrable Shares at least five (5) business days in advance of the expected filing date of the post-effective amendment or prospectus supplement, as the case may be, and such Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder;

(l)               Notwithstanding anything to the contrary in Registration Rights Annex, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the members of the Company’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Trustee and each Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, any Holder will deliver to the Company or, in Holder’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent any Holder is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(m)           Indemnification.

(vi)           The Company agrees to indemnify, to the extent permitted by law, each Holder (to the extent a seller under the Registration Statement), its directors and officers and each person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of any Holder expressly for use therein.

(vii)         In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expense alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Holder expressly for use therein; provided, however, that the liability of such Holder shall be several and not joint with any other Holder and shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Shares giving rise to such indemnification obligation.

(viii)        Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(ix)           The indemnification provided for under this Registration Rights Annex shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(x)             If the indemnification provided under Section (d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Holder shall be limited to the net proceeds received by any Holder from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections (d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section (d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(n)	Registration Defaults. If any of the following events shall occur (each, a “Registration Default”), then the Company will pay, as liquidated damages and not a penalty, additional interest (“Additional Interest”) on the Notes and liquidated damages (“Liquidated Damages”) on any Registrable Shares then outstanding as follows:

(v)                 if the Registration Statement has not been filed with the Commission and become effective on or before the Effectiveness Deadline, then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first 90 days beginning on, and including, the 1st day after the Effectiveness Deadline, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including, the 1st day after the Effectiveness Deadline;

(vi)               if the Registration Statement has become effective but ceases to be effective or usable for the offer and sale of the full number (including as a result of an increase in the Conversion Rate or payment of PIK Interest) of Registrable Shares (other than in connection with (i) a Suspension Event; or (ii) as a result filing a post-effective amendment solely to add additional selling securityholders) at any time during the Registration Period and the Company does not cure the lapse of effectiveness or usability within ten (10) Business Days (or, if a Suspension Event is then in effect, within ten (10) Business Days after the expiration of such Suspension Event) (or, in the case of filing a post-effective amendment solely to add additional selling securityholders, within ten (10) Business Days after the expiration of the ten (10) day period referred to in Section 2(c), subject to the proviso therein), then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, the day following such tenth (10th) Business Day and 0.50% per annum thereafter and (y) and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including, the day following such tenth (10th) Business Day;

(vii)             if the Company, through its omission, fails to name as a selling securityholder any Holder that had complied timely with its obligations hereunder in a manner to entitle such Holder to be so named in (i) the Registration Statement at the time it first became effective; or (ii) any Prospectus at the time it is filed with the Commission (or, if later, the effective date of the Registration Statement), then (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes held by such Holder at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, the day following the effective date of such Registration Statement or the filing of such Prospectus, as applicable, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including the day following the effective date of such Registration Statement or the filing of such Prospectus, as applicable; and

(viii)           if the aggregate duration of Suspension Events in any period exceeds the number of days permitted in respect thereof, then, commencing on the day the aggregate duration of Suspension Events in such period exceeds the number of days permitted in respect of such period, (x) Additional Interest will accrue on the aggregate outstanding principal amount of the Notes at a rate of 0.25% per annum for the first ninety (90) days beginning on, and including, such date, and 0.50% per annum thereafter and (y) Liquidated Damages will accrue on the Fair Market Value of any then outstanding Registrable Securities according to the Liquidated Damages Schedule beginning on, and including; provided, however, that (1) upon the filing and effectiveness of the Registration Statement (in the case of paragraph (i) above), (2) upon such time as the applicable Registration Statement becomes effective and usable for resales (in the case of paragraph (ii) above), (3) upon such time as such Holder is permitted to sell its Registrable Shares pursuant to any Registration Statement and Prospectus in accordance with applicable law (in the case of paragraph (iii) above), (4) upon the termination of the applicable Suspension Event (in the case of paragraph (iv) above), or (5) in any case, upon the expiration of the Registration Period, Additional Interest and Liquidated Damages will cease to accrue on account of the applicable Registration Default (it being understood that nothing in this sentence will prevent Additional Interest from accruing as a result of any other Registration Default during the Registration Period).

As used herein:

“Fair Market Value” means, with respect to any date, the volume-weighted average price of the Common Stock on the Principal Trading Market during the ten (10) trading days immediately prior to the date on which the Shelf Registration Statement should have been effective.

“Liquidated Damages Schedule” means, with respect to any date, 0.25% of the aggregate Fair Market Value of the Registrable Shares held by such Holder for the first 60-day period immediately following such date, with such rate increasing to .50% of the Fair Market Value of the Registrable Shares, per 30-day period, accruing daily, for each subsequent 60-day period, up to a maximum of 1.00% of the Fair Market Value of the Registrable Shares per 30-day period or pro rata for any portion thereof following such date.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

Any Additional Interest on the Notes due pursuant to this Section (f) will be payable in cash and on the same dates as the stated interest payable on the Notes. If any Note ceases to be outstanding during any period for which Additional Interest is accruing, the Company will prorate the Additional Interest payable with respect to such Note.

Any Liquidated Damages due pursuant to this Section (f) shall be paid by the Company within ten (10) Business Days of the end of the relevant 60-day period.

For the avoidance of doubt, no Registration Default or other default under or failure to comply with any provision of this Registration Rights Annex will result in a default or Event of Default under the Indenture, nor will a Holder be able to recover damages other than the Additional Interest. Such payments of Additional Interest and/or Liquidated Damages shall constitute the Holders’ exclusive monetary remedy for such Registration Default unless the circumstances above are a result of a willful breach by the Company, but shall not affect the right of the Holders to seek injunctive relief.

(o)	Furnishing Information.

(i)        No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Shares without the prior written consent of the Company.

(ii)        It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section (b) that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Shares held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Shares.

(p)	Survival; Third-Party Beneficiaries.

(i)        Any holder of Registrable Securities shall be an intended third-party beneficiary of the provisions of this Registration Rights Annex and shall have the right to enforce the provisions of this Registration Rights Annex.

(ii)       The Company’s obligations under this Registration Rights Annex shall survive the termination of the Indenture, and remain in full force and effect until such time as no Notes or Registrable Shares remain outstanding.